EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CLP TOWNE INC.,
FORWARD AIR, INC,
FAC SUBSIDIARY, INC.,
ZM PRIVATE EQUITY FUND I, L.P., AS THE EQUITY HOLDERS’ REPRESENTATIVE,
AND
THE INDEMNIFYING EQUITY HOLDERS

February 4, 2015

TABLE OF CONTENTS
Page
ARTICLE I - THE MERGER 2

Section 1.1.	The Merger 2

Section 1.2.	Effective Time 2

Section 1.3.	Certificate of Incorporation and Bylaws; Directors and Officers 2

Section 1.4.	Closing 2
ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; PAYMENT WITH RESPECT TO SHARES OF COMPANY STOCK AND OTHER CLOSING PAYMENTS; APPRAISAL RIGHTS; POST-CLOSING ADJUSTMENTS; HOLDBACK AMOUNT 3

Section 2.1.	Effect on Capital Stock and Securities 3

Section 2.2.	Payment with respect to Shares of Company Stock 4

Section 2.3.	Appraisal Rights. 5

Section 2.4.	Delivery of Escrow Amount 6

Section 2.5.	Payments at Closing for Indebtedness 6

Section 2.6.	Payment at Closing for Expenses 6

Section 2.7.	Estimated Working Capital Adjustment 6

Section 2.8.	Post-Closing Adjustments 7

Section 2.9.	Holdback Amount 9

ARTICLE III - CERTAIN REPRESENTATIONS AND WARRANTIES OF THE
COMPANY 10

Section 3.1.	Existence; Good Standing; Authority 10

Section 3.2.	Capitalization 11

Section 3.3.	Subsidiaries 12

Section 3.4.	No Conflict; Consents 12

Section 3.5.	Financial Statements; Off-Financial Statement Transactions; Interested Party Transactions; Undisclosed Liabilities 13

Section 3.6.	Absence of Certain Changes 14

Section 3.7.	Litigation 14

Section 3.8.	Employee Benefit Matters 15

Section 3.9.	Property 17

Section 3.10.	Title to Assets 18

Section 3.11.	Labor and Employment Matters 18

Section 3.12.	Contracts and Commitments 20

Section 3.13.	Intellectual Property 22

Section 3.14.	Environmental Matters 23

Section 3.15.	Insurance 24

Section 3.16.	No Brokers 25

Section 3.17.	Compliance with Laws 25

Section 3.18.	Company Licenses 27

Section 3.19.	Banks 28

Section 3.20.	Customers 28

i

Section 3.21.	Conduct of Business in the Ordinary Course 28

Section 3.22.	Letters of Credit, Bonds, Etc. 29

Section 3.23.	Accounts Receivable 29

Section 3.24.	Assets of Company 30

Section 3.25.	Tractors and Trailers 30

Section 3.26.	Owner-Operators 31

Section 3.27.	Exclusive Dealing 32

Section 3.28.	Limitations on Warranties 32

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGERCO 32

Section 4.1.	Organization 32

Section 4.2.	Authorization; Validity of Agreement; Necessary Action 33

Section 4.3.	No Conflict; Consents 33

Section 4.4.	Brokers 33

Section 4.5.	Litigation 34

Section 4.6.	Financing 34

Section 4.7.	Due Diligence Investigation 34
ARTICLE V - CONDUCT OF BUSINESS PENDING THE CLOSING 34

Section 5.1.	Conduct of Business Prior to Closing 34
ARTICLE VI - ADDITIONAL AGREEMENTS 36

Section 6.1.	Written Consent of the Common Stockholders 36

Section 6.2.	Access to Information and Systems 37

Section 6.3.	Confidentiality 37

Section 6.4.	Consents 38

Section 6.5.	Employment Matters 39

Section 6.6.	Exclusivity 40

Section 6.7.	Further Assurances 40

Section 6.8.	Publicity 40

Section 6.9.	Equity Holders’ Representative 41

Section 6.10.	Officers’ and Directors’ Indemnification 42

Section 6.11.	WARN Act 43

Section 6.12.	Financing Cooperation 44

Section 6.13.	Acknowledgement by Parent and MergerCo 44

Section 6.14.	Books and Records 44
ARTICLE VII - CONDITIONS TO THE MERGER 44

Section 7.1.	Conditions to Obligations of Parent to Effect the Merger 44

Section 7.2.	Conditions to Obligations of the Company to Effect the Merger 48

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION 49

Section 8.1.	Survival of Representations, Warranties and Covenants 49

Section 8.2.	Indemnification 50

Section 8.3.	Limitations on Liability 52

Section 8.4.	Defense of Claims 54

ARTICLE IX - TAX MATTERS 56

Section 9.1.	Representations and Obligations Regarding Taxes 56

Section 9.2.	Indemnification for Taxes 59

Section 9.3.	Additional Agreements 60
ARTICLE X - TERMINATION, AMENDMENT AND WAIVER 62

Section 10.1.	Termination 62

Section 10.2.	Effect of Termination 63

Section 10.3.	Amendment 63

Section 10.4.	Extension; Waiver 63
ARTICLE XI - GENERAL PROVISIONS 64

Section 11.1.	Notices 64

Section 11.2.	Schedules 65

Section 11.3.	Successors and Assigns; Assignment 66

Section 11.4.	Severability 66

Section 11.5.	No Agreement Until Executed 66

Section 11.6.	Certain Definitions 66

Section 11.7.	Interpretation 77

Section 11.8.	Fees and Expenses 78

Section 11.9.	Choice of Law/Consent to Jurisdiction 78

Section 11.10.	Specific Performance 78

Section 11.11.	Mutual Drafting 78

Section 11.12.	Entire Agreement 78

Section 11.13.	Counterparts; Signatures 79

Section 11.14.	Acknowledgement 79

EXHIBITS
Exhibit A        Certificate of Merger
Exhibit B        Form of Escrow Agreement
Exhibit C        Form of Letter of Transmittal, Release, Waiver and Joinder
Exhibit D        Form of Equity Holders’ Representative Agreement
Exhibit E        Form of Restrictive Covenants Agreement

SCHEDULES

Schedule 2.5        Indebtedness
Schedule 2.6        Management Payment Amounts
Schedule 3.1(a)        Existence; Good Standing; Authority
Schedule 3.2(a)        Capitalization
Schedule 3.2(b)        Exceptions to Capitalization
Schedule 3.2(e)        Debt Instruments
Schedule 3.3(a)        Subsidiaries
Schedule 3.4        No Conflicts; Consents (with respect to the Company)
Schedule 3.5(a)        Financial Statements
Schedule 3.5(b)        Non-Audit Services and Financial Reporting
Schedule 3.5(d)        Transactions with Affiliates
Schedule 3.5(e)        No Undisclosed Liabilities
Schedule 3.6        Absence of Certain Changes
Schedule 3.7         Litigation
Schedule 3.8(a)        Plans and Benefit Programs
Schedule 3.8(c)        Exceptions to Plans and Benefit Programs
Schedule 3.9(a)        Leased Real Property
Schedule 3.9(b)(i)    Exceptions to Conditions/Leased Real Properties
Schedule 3.9(b)(ii)    Exceptions to Exclusive Possession and Occupation
Schedule 3.9(b)(iii)    Brokerage Commissions
Schedule 3.9(c)        Permitted Encumbrances
Schedule 3.10        Title to Assets
Schedule 3.11(b)    Labor Organizational Matters
Schedule 3.11(d)    Complaints, Charges or Claims Against the Company
Schedule 3.11(e)(i)    Employees
Schedule 3.11(e)(ii)    Independent Contractors
Schedule 3.11(f)    Employment Not At Will
Schedule 3.11(g)    EEOC Matters
Schedule 3.12        Contracts and Commitments; Exceptions
Schedule 3.13(a)    Intellectual Property
Schedule 3.13(b)    Intellectual Property Infringement
Schedule 3.13(c)    Licenses, Sublicenses and other Agreements
Schedule 3.13(d)    Publicly Available Materials
Schedule 3.14(b)    Hazardous Materials
Schedule 3.14(c)    Environmental Claims
Schedule 3.14(d)    Environmental Licenses
Schedule 3.14(e)    Storage Tanks
Schedule 3.14(h)    Environmental Liabilities
Schedule 3.14(i)    Environmental Reporting

Schedule 3.15        Insurance
Schedule 3.17        Compliance with Laws
Schedule 3.17(f)    Freight Forwarder Authority
Schedule 3.18        Company Licenses
Schedule 3.19        Banks
Schedule 3.20        Customers
Schedule 3.21        Conduct of Business in the Ordinary Course
Schedule 3.22        Letters of Credit, Bonds, Etc.
Schedule 3.23        Accounts Receivable Exceptions
Schedule 3.25(a)    Damage to Tractors and Trailers and Straight Trucks
Schedule 3.25(b)    Safety Scores
Schedule 3.25(c)(i)    Leases for Tractors, Trailers and Straight Trucks
Schedule 3.25(c)(ii)    Owned Tractors, Trailers and Straight Trucks
Schedule 3.25(d)    Tractors, Trailers and Straight Trucks Out of Service
Schedule 3.26(a)    Relationships with Owner-Operators
Schedule 3.26(b)    Form of Owner – Operator Agreement
Schedule 3.26(d)    Owner-Operator Funds
Schedule 3.26(e)    Financing for Owner-Operators
Schedule 3.27        Exclusive Dealing
Schedule 4.3        No Conflicts; Consents (with respect to Parent and Merger Co)
Schedule 5.1        Conduct of Business
Schedule 6.10(c)    Description of Tail Policy
Schedule 7.1(g)        Required Consents
Schedule 7.1(t)        Terminated and Amended Agreements and Additional Closing Actions
Schedule 8.2(a)(x)    Other Indemnification Matters
Schedule 9.1        Representations and Obligations regarding Taxes
Schedule 11.6(a)    Example of Net Working Capital

v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 4, 2015, by and among CLP TOWNE INC., a Delaware corporation (the “Company”), FORWARD AIR, INC., a Tennessee corporation (“Parent”), FAC SUBSIDIARY, INC., a Delaware corporation (“MergerCo”), ZM PRIVATE EQUITY FUND I, L.P., a Delaware limited partnership, solely in the capacity of the representative of the holders of the Common Stock (the “Equity Holders’ Representative”), and the parties set forth on the signature pages hereto as stockholders of the Company solely for the purposes of agreeing to the provisions of Sections 2.8, 6.3(a), 6.8, 6.9 and 9.2 and Article VIII hereof (the “Indemnifying Equity Holders”). Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 11.6.
WHEREAS, Parent, MergerCo and the Company wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, Parent’s and Merger Sub’s obligations to consummate the Merger are, among other things, explicitly conditioned on, and this Agreement was entered into by them in reliance on, their receipt prior to the Closing of executed Letters of Transmittal in the form attached to this Agreement (and which include, as a necessary and essential part thereof, certain releases, waivers and joinders) from stockholders of the Company, and Parent and Merger Sub would not have entered into this Agreement except for such condition, and if Parent and Merger Sub consummate the Merger, they will do so in reliance upon the validity and enforceability of each and every Letter of Transmittal (including the releases, waivers and joinders set forth therein) received by Parent and Merger Sub prior to Closing; and
WHEREAS, Parent and Merger Sub have entered into this Agreement in reliance on the agreements of the Indemnifying Equity Holders set forth herein, and Parent and Merger Sub would not have entered into this Agreement absent such agreements of the Indemnifying Equity Holders;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interest of its stockholders;
WHEREAS, the boards of directors of Parent and MergerCo have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and have determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interest of their respective stockholders, and Parent has agreed to approve and adopt this Agreement as the sole stockholder of MergerCo; and
WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I - THE MERGER
Section 1.1.    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.
Section 1.2.    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, MergerCo and the Company shall duly execute a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware (the “Effective Time”).
Section 1.3.    Certificate of Incorporation and Bylaws; Directors and Officers. As of the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or any other Person being required, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of MergerCo as in effect immediately prior to the Effective Time (except that Article I thereof shall read “The name of the corporation is FASBI, Inc.” and except that Article VI shall be deleted and the subsequent articles therein shall be renumbered accordingly) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and the terms of such certificate of incorporation. As of the Effective Time, the bylaws of the Surviving Corporation shall have been amended and restated as contemplated by Section 7.1(u). From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of MergerCo at the Effective Time shall be the directors of the Surviving Corporation, and the officers of MergerCo at the Effective Time shall be the officers of the Surviving Corporation, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation as in effect from and after the Effective Time.
Section 1.4.    Closing. Unless this Agreement is terminated earlier in accordance with its terms, the closing of the Merger (the “Closing”) shall occur at the offices of Carlton Fields Jorden Burt, P.C., 1201 West Peachtree Street, Suite 3000, Atlanta, Georgia 30309 as of 10:00 a.m. EST on the third (3rd) Business Day after the conditions set forth in Article VII have been satisfied or waived (other than conditions required to be satisfied at the Closing); provided that, the foregoing notwithstanding, the Closing may occur on any other date and/or at any other time agreed upon in writing by the Company and Parent. The date on which the Closing occurs pursuant to the foregoing sentence shall be the “Closing Date.” The Closing shall take place via the electronic exchange of signature pages between the parties or in such other manner as agreed to in writing by the Company and Parent. “Business Day” means any day other than a Saturday or Sunday or a day on which the office of the Secretary of State of the State of Delaware is closed.

ARTICLE II -EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; PAYMENT WITH RESPECT TO SHARES OF COMPANY STOCK AND OTHER CLOSING PAYMENTS; APPRAISAL RIGHTS; POST-CLOSING ADJUSTMENTS; HOLDBACK AMOUNT
Section 2.1.    Effect on Capital Stock and Securities.
(a)    As of the Effective Time, by virtue of the Merger and without any further action being required on the part of the holders of any of the capital stock of MergerCo or the holders of any of the Company Stock (each such holder of the Company Stock being an “Equity Holder,” and all such holders collectively being the “Equity Holders”):
(i)    Each share of common stock of MergerCo that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger.
(ii)    Each share of Company Stock held in the treasury of the Company and each share of Company Stock that is owned by the Company or by any Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
(iii)    Except as set forth in Section 2.1(a)(ii) above and other than the Dissenting Shares, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Common Stock Total Merger Consideration Per Share payable at such times and in such amounts as set forth in this Agreement.
(iv)    Except as set forth in Section 2.1(a)(ii) above and other than the Dissenting Shares, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Series A Preferred Stock Merger Consideration Per Share payable as set forth in this Agreement.
(b)    All shares of Common Stock, when converted as provided in Section 2.1(a)(iii) above, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (“Certificate”) previously evidencing such shares shall thereafter represent only the right to receive that portion of the Common Stock Total Merger Consideration applicable to the shares formerly evidenced by such Certificate. The holders of Certificates previously evidencing shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Common Stock except as otherwise provided herein or by Law.
(c)    All shares of Series A Preferred Stock, when converted as provided in Section 2.1(a)(iv) above, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive that portion of the Series A Preferred Stock Merger Consideration applicable to the shares formerly evidenced by such Certificate. The holders of Certificates previously evidencing shares of Series A Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Series A Preferred Stock except as otherwise provided herein or by Law.
(d)    At the Effective Time, each Option outstanding immediately prior to the Effective Time shall have been canceled and terminated in its entirety as contemplated by Section 7.1(k), and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(e)    At the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall have been canceled and terminated in its entirety as contemplated by Section 7.1(k), and no cash or other consideration shall be delivered or deliverable in exchange therefor.
Section 2.2.    Payment with respect to Shares of Company Stock.
(a)    Prior to the Closing Date, Parent shall deliver or mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time will represent outstanding shares of Company Stock: (i) a letter of transmittal, release, waiver and joinder in the form attached hereto as Exhibit C (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent and which include, as an essential and indispensible part thereof, the releases, waivers and joinders set forth therein; and (ii) instructions for use in surrendering the Certificates to Parent at or after Closing in exchange for the Merger Consideration applicable to the shares of Company Stock represented by the Certificates.
(b)    At or following the Effective Time, and upon surrender of a Certificate representing Company Stock to Parent for cancellation, together with a Letter of Transmittal or similar instrument approved in writing by Parent properly completed and duly executed, and such other documents as may be required pursuant to such instructions, Parent shall pay to (i) each Common Stockholder, the Common Stock Closing Cash Merger Consideration Per Share (and shall thereafter pay to such holder any remaining Common Stock Total Merger Consideration Per Share at such times and in such amounts, if any, as set forth in this Agreement) for each share of Common Stock represented by such Certificate, and (ii) each Preferred Stockholder, the Series A Preferred Stock Merger Consideration Per Share for each share of Series A Preferred Stock represented by such Certificate. Any Certificate duly surrendered under this Section 2.2(b) shall forthwith be canceled. No interest will be paid or accrued on any of the Merger Consideration payable to holders of the Certificates.
(c)    Until surrendered in accordance with this Section 2.2, each Certificate (other than Certificates representing shares of Company Stock to be canceled in accordance with Section 2.1(a)(ii) and Dissenting Shares) shall represent solely the right to receive the Merger Consideration relating thereto (subject to applicable abandoned property, escheat and similar Laws). If the Merger Consideration relating thereto (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration relating thereto that (i) the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person surrendering such Certificate shall pay to Parent any transfer or other Taxes required by reason of the payment of any portion of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable.
(d)    At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter, there shall be no further registration or transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation of any shares of Company Stock that were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Stock presented to the Surviving Corporation or Parent shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article II.
(e)    None of Parent, the Surviving Corporation or the Equity Holders’ Representative or any of their respective Subsidiaries or Affiliates shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    If any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact and an indemnity in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its discretion from any holder of more than one percent (1%) of the Company Stock, a bond in form and substance reasonably satisfactory to Parent, Parent will pay the applicable Merger Consideration as provided by this Agreement in exchange for such lost, stolen or destroyed Certificate in accordance with this Article II.
(g)    If Parent is required to make a payment pursuant to Section 2.8(d), Parent shall promptly distribute all such amounts to the Common Stockholders based on each such Common Stockholder’s Pro Rata Portion of such amount.
(h)    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any Equity Holder such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local Tax Laws, and shall instead pay such amount to the applicable Governmental Authority. To the extent that amounts are so withheld by Parent or the Surviving Corporation and properly paid over to the applicable Governmental Authority, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Equity Holder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation. Reasonably in advance of making any such withholding, Parent or the Surviving Corporation, as applicable, shall notify the relevant Equity Holder of its intention to withhold and whether withholding may be avoided by the Equity Holder’s delivery of any forms or certifications.
Section 2.3.    Appraisal Rights.
(a)    Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock (collectively, the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by Equity Holders who have not executed the Written Consent and who have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) will not be converted as described in Section 2.1, but will thereafter constitute only the right to receive payment of the fair value of such shares of Company Stock in accordance with the Appraisal Rights Provisions; provided, however, that all shares of Company Stock held by Equity Holders who shall have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares of Company Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the applicable portion of the Merger Consideration, without interest, in the manner provided in Sections 2.1 and 2.2. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid as provided in Sections 2.1 and 2.2 of this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. The Company shall give Parent and MergerCo prompt notice of, and shall promptly respond to all inquiries of Parent and MergerCo with respect to, any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent.
(b)    Each dissenting Equity Holder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving

Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such Dissenting Shares shall be canceled. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned for any reason, then the right of a dissenting Equity Holder to be paid the fair value of their Dissenting Shares pursuant to Section 262 of the DGCL shall cease.
Section 2.4.    Delivery of Escrow Amount. On the Closing Date, Parent shall cause to be delivered to Regions Bank, an Alabama banking corporation (the “Escrow Agent”), an amount in cash equal to $16,500,000 (the “Escrow Amount”), such deposit to constitute an escrow fund (the “Escrow Fund”). $2,000,000 of the Escrow Fund shall be the “Working Capital Portion,” and $14,500,000 of the Escrow Amount shall be the “Indemnification Portion.” The Escrow Fund shall be governed by the terms hereof and the terms of an escrow agreement to be entered into by and among Parent, the Equity Holders’ Representative and the Escrow Agent, such escrow agreement to be in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Fund shall be held in escrow and shall be available to settle certain contingencies as provided in Sections 2.8 and 9.2 and Article VIII of this Agreement and will be distributable to the Common Stockholders and/or Parent in accordance with the Escrow Agreement.
Section 2.5.    Payments at Closing for Indebtedness. On the Closing Date, Parent and MergerCo shall pay, by wire transfer of immediately available funds, all indebtedness then outstanding under those certain agreements, instruments and facilities entered into by and among the Company and various lending institutions, all of such agreements, instruments and facilities being as described on Schedule 2.5 attached hereto (collectively, the “Indebtedness”); provided that contemporaneously therewith the Company must provide Parent with executed payoff letters from the lenders of such Indebtedness in form and substance reasonably satisfactory to Parent (the “Payoff Letters”). Parent and MergerCo, on the one hand, and the Company, on the other hand, will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any mortgages, pledges, liens, security interests, encumbrances, claims, charges, conditional sale agreements and restrictions of any kind or character (collectively, “Encumbrances”) securing such Indebtedness and to facilitate the delivery of Payoff Letters to Parent or Parent’s lenders.
Section 2.6.    Payment at Closing for Expenses. On the Closing Date, Parent and MergerCo shall pay, by wire transfer of immediately available funds, (a) all outstanding fees and expenses of the Company and each of its Subsidiaries in connection with the negotiation and the consummation of the Merger and the other transactions contemplated by this Agreement that have not been paid on or prior to the Effective Time (the “Company Expenses”) and (b) to the members of management of the Company the amounts set forth on Schedule 2.6 opposite each such individual’s name in respect of their profit participation agreements disclosed on Schedule 3.8(a) (the aggregate amount of these payments being the “Management Payment Amounts”).
Section 2.7.    Estimated Working Capital Adjustment.
(a)    At least four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent and MergerCo a good faith estimate of what the Company’s Net Working Capital will be as of the close of business on the Closing Date (the “Company’s Estimated Working Capital”), together with supporting documentation for such estimate and any additional information relating thereto reasonably requested by Parent or MergerCo. Parent and its accountants and advisors shall be given full access to all of the Company’s and its Subsidiaries’ books and records for purposes of evaluating the accuracy and completeness of the Company’s Estimated Working Capital. If Parent believes, in good faith, that the Company’s Estimated Working Capital is in error, Parent may challenge the amount of the Company’s Estimated Working Capital within the three (3) Business Days that immediately follow the date of Parent’s receipt of the Company’s Estimated Working Capital by delivering a written notice of disagreement to the Company. If Parent does not timely deliver a notice of disagreement to the Company, the amount of the Common Stock Closing Cash Merger Consideration to be paid at the Effective Time shall be based on the Company’s Estimated Working Capital as delivered to Parent. If Parent timely delivers a written notice of disagreement to the Company, Parent and the Company shall use their good faith efforts to resolve any disputes with respect to the Company’s Estimated Working Capital prior to the Closing Date, and the amount of Common Stock Closing Cash Merger Consideration to be paid at the Effective Time shall be based on the Estimated Working Capital (as defined below) as mutually agreed to in writing by Parent and the Company. If Parent timely delivers a notice of disagreement to the Company, but Parent and the Company are unable to resolve their dispute regarding the Company’s Estimated Working Capital on or prior to the first Business Day following the date of delivery by Parent to the Company of such notice of disagreement, then the amount of Common Stock Closing Cash Merger Consideration to be paid at the Effective Time shall be based on the average of (i) the Company’s Estimated Working Capital and (ii) the amount of working capital set forth in such notice of disagreement. “Estimated Working Capital” shall mean the estimate of the amount of the Company’s Net Working Capital as of the close of business on the Closing Date, as determined pursuant to this Section 2.7(a). All notices and deliveries to be made by the parties pursuant to this Section 2.7(a) shall be made via email to the addresses set forth in Section 11.1.
(b)    The “Target Working Capital” will be $6,460,000. The “Estimated Working Capital Adjustment” shall be a dollar amount calculated as follows:
(i)    If Estimated Working Capital is equal to the Target Working Capital, then the Estimated Working Capital Adjustment shall be zero; or
(ii)    If Estimated Working Capital is greater or less than the Target Working Capital, then the Estimated Working Capital Adjustment shall be equal to the amount of Estimated Working Capital determined in accordance with Section 2.7(a) minus the Target Working Capital.
Section 2.8.    Post-Closing Adjustments.
(a)    Within one hundred five (105) days following the Closing Date, Parent shall prepare and deliver to the Equity Holders’ Representative a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will include Parent’s good faith calculation of: (i) the Company’s actual Net Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”); and (ii) the Closing Working Capital Adjustment (as defined below). The Closing Balance Sheet and the Closing Working Capital Adjustment, collectively, are referred to herein as the “Closing Statement.” The Closing Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), as applied on a consistent basis, and consistent with the past practice and the practices, policies and procedures used in preparation of the Base Balance Sheet (as defined below), and the Closing Balance Sheet shall be certified by an authorized officer of Parent. The preparation of the Closing Statement shall be for the sole purpose of determining the Closing Working Capital Adjustment in accordance with Section 2.8(b). The Equity Holders’ Representative shall have thirty (30) Business Days following its receipt of the Closing Statement (the “Review Period”) to review the same. On or before the expiration of the Review Period, the Equity Holders’ Representative shall deliver to Parent a written statement accepting or objecting to the Closing Statement. If the Equity Holders’ Representative objects to the Closing Statement, such statement (a “Statement of Objections”) shall include an itemization of the Equity Holders’ Representative’s objections and the reasons therefor. The

Equity Holders’ Representative shall be deemed to have accepted each item on the Closing Statement to which the Equity Holders’ Representative has not properly objected during the Review Period.
(b)    The “Closing Working Capital Adjustment” shall be an amount calculated as follows:
(i)    If the Estimated Working Capital Adjustment was zero, then an amount equal to the Target Working Capital minus the Closing Working Capital; or
(ii)    If the Estimated Working Capital Adjustment was positive, then an amount equal to the Target Working Capital plus the Estimated Working Capital Adjustment minus the Closing Working Capital; or
(iii)    If the Estimated Working Capital Adjustment was negative, then an amount equal to the Target Working Capital minus the absolute value of the Estimated Working Capital Adjustment minus the Closing Working Capital.
The Closing Working Capital Adjustment set forth on the Closing Statement, as accepted or deemed accepted under Section 2.8(a) or, if applicable, as determined in accordance with Section 2.8(c) below, shall constitute the “Final Closing Adjustment” for purposes of determining any adjustment to the Merger Consideration.
(c)    If the Equity Holders’ Representative delivers a Statement of Objections within the Review Period, Parent and the Equity Holders’ Representative shall promptly and in good faith attempt to resolve such objections (any such resolved objections, the “Agreed Adjustments”). Any such objections that cannot be resolved between Parent and the Equity Holders’ Representative (the “Unresolved Objections”) within thirty (30) days following Parent’s receipt of the Equity Holders’ Representative’s statement of objections shall be resolved in accordance with this Section 2.8(c). Any Unresolved Objections shall be submitted to the Chicago, Illinois office of KPMG LLP or another recognized firm of independent certified public accountants selected by mutual agreement of the Equity Holders’ Representative and Parent (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of the Accounting Referee’s engagement. The Accounting Referee shall only decide the specific items under dispute by the parties, and its decision for any Unresolved Objections must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Accounting Referee shall deliver a statement setting forth its own calculation of the Closing Working Capital Adjustment, after giving effect to any Agreed Adjustments, within thirty (30) days of the submission of the matter to such firm, which calculation, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal. The parties hereto shall make available to Parent, the Equity Holders’ Representative and, if applicable, the Accounting Referee such books, records, personnel and other information as any of the foregoing may reasonably request to prepare or review the Closing Statement or any Unresolved Objections submitted to the Accounting Referee, including work papers prepared by Parent and/or Parent’s accountants to the extent that they relate to the Closing Statement and such historical financial information (to the extent in Parent’s possession and readily available) relating to the Closing Statement. All fees and costs of the Accounting Referee, if one is required, shall be payable by the party whose calculations of the disputed amounts in the aggregate were farthest from the actual amounts as determined by the Accounting Referee and shall be payable (i) out of the Escrow Fund on behalf of the Common Stockholders, on the one hand, and (ii) by Parent, on the other hand.

(d)    Payment of the Final Closing Adjustment shall occur as follows:
(i)    If the Final Closing Adjustment is a positive amount and is greater than the Working Capital Portion of the Escrow Fund, then Parent and the Equity Holders’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver to Parent the first $2,000,000 of the Final Closing Adjustment from the Working Capital Portion of the Escrow Fund, and the remainder, including all interest earned thereon, shall be payable to Parent from the Indemnification Portion of the Escrow Fund.
(ii)    If the Final Closing Adjustment is a positive amount and is less than the Working Capital Portion of the Escrow Fund (including all interest earned thereon), then Parent and the Equity Holders’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver (A) to Parent the amount of the Final Closing Adjustment, including all interest thereon, from the Working Capital Portion of the Escrow Fund and (B) to the Common Stockholders, based on each such Common Stockholder’s Pro Rata Portion, any amount remaining in the Working Capital Portion of the Escrow Fund, including all interest earned thereon.
(iii)    In the event the Final Closing Adjustment is a negative amount, then (A) Parent shall pay to the Common Stockholders, based on each such Common Stockholder’s Pro Rata Portion, an amount in cash equal to (x) the Final Closing Adjustment, plus (y) interest earned on such amount that is accrued from the Closing Date until the date of determination of the Final Closing Adjustment, earned at the same rate of interest as was earned on the Escrow Fund for the same period of time, and (B) Parent and the Equity Holders’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver to the Common Stockholders, based on each such Common Stockholder’s Pro Rata Portion, the Working Capital Portion of the Escrow Fund, including all interest earned thereon.
(iv)    In the event the Final Closing Adjustment is zero, then Parent and the Equity Holders’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver to the Common Stockholders, based on each such Common Stockholder’s Pro Rata Portion, the Working Capital Portion of the Escrow Fund, including all interest earned thereon.
(v)    Any payment made under this Section 2.8(d) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment.
Section 2.9.    Holdback Amount. On the Closing Date, Parent shall cause to be delivered $1,500,000 (the “Holdback Amount”) to the Equity Holders’ Representative. The distribution of the Holdback Amount to the Equity Holders’ Representative shall be governed by the terms hereof and the terms of an agreement to be entered into by and among the Equity Holders’ Representative and the Equity Holders party thereto, such agreement to be in the form attached hereto as Exhibit D (the “Equity Holders Agreement”). The Holdback Amount shall be held by the Equity Holders’ Representative and shall be available to pay (a) the fees, expenses and losses of the Equity Holders’ Representative in connection with the consummation of the Closing and the obligations of the Equity Holders’ Representative hereunder and under the Escrow Agreement and (b) the amount of any Indemnifiable Losses or other amounts for which the Indemnifying Equity Holders are liable under this Agreement, regardless of whether any other Equity Holder is liable therefor. Any portion of the Holdback Amount not used to pay such fees and expenses shall be distributed to the Common Stockholders in accordance with the terms of the Equity Holders Agreement; it being understood and agreed that Parent’s sole obligation with respect to the Holdback Amount shall be Parent’s obligation to pay the Holdback Amount to the Equity Holders’ Representative in accordance with this

Section 2.9 at the Closing, and following such payment, Parent shall have no further obligation with respect to the payment or delivery of such Holdback Amount and shall have no liability to any Person if such amounts are not delivered to the Person or Persons entitled to same by the Equity Holders’ Representative as required.
ARTICLE III -CERTAIN REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As of the date of this Agreement and as of the Closing, the Company makes to Parent and MergerCo each and every one of the representations and warranties contained in this Article III with the understanding that Parent and MergerCo are relying upon the truth, accuracy and completeness of such representations and warranties in determining to consummate the Merger upon the terms and conditions set forth in this Agreement.
Section 3.1.    Existence; Good Standing; Authority.
(i)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, use, operate, manage, lease, hold and transfer its properties and to carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the Laws of, and is in good standing in, each jurisdiction listed on Schedule 3.1(a). The Company is duly licensed or qualified to do business as a foreign corporation under the Laws of, and is in good standing in, each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of (i) its Certificate of Incorporation and Bylaws, (ii) all of its current committee charters, codes of conduct, or other comparable governing documents, if any, in each case as amended, (iii) all the written consents and minutes of the meetings of the Company Board and each committee of the Company Board held since its inception and (iv) all the written consents and minutes of the meetings of its stockholders held since its inception. From the date of this Agreement to the Effective Time, there have been no amendments to the Certificate of Incorporation or Bylaws and there are no amendments pending with respect to the Company’s Certificate of Incorporation or Bylaws other than those explicitly contemplated by this Agreement.
(j)    The Company has all requisite corporate power, authority and capacity to execute and deliver this Agreement and each Transaction Document to which the Company will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Company will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary actions of the Company Board. This Agreement has been, and each Transaction Document to which the Company will be a party will be as of the Closing, duly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement constitutes, and each Transaction Document to which the Company will be a party will constitute as of the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, “General Enforceability Exceptions”). The Company Board, at a meeting duly called and held at which all directors of the Company were present in accordance with the Bylaws, duly adopted resolutions (i) adopting and approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable, and making a determination that it is in the best interests of the Company and the Equity Holders, that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii)  directing that this Agreement be submitted to a vote for adoption by written consent of the Equity Holders and (iv) recommending that the Equity Holders adopt this Agreement.
Section 3.2.    Capitalization.
(c)    The total amount of authorized capital stock of the Company is three million (3,000,000) shares, consisting of (i) two million (2,000,000) shares of Common Stock, 45,623 of which are issued and outstanding, and (ii) one million (1,000,000) shares of Preferred Stock, of which four hundred fifty thousand (450,000) shares have been designated as Series A Preferred Stock, and 400,000 shares of such Series A Preferred Stock are issued and outstanding. Schedule 3.2(a) sets forth a true, correct and complete list of all Securities of the Company and includes the following information: (A) the number and type of such Securities held by each registered holder thereof; (B) the true, correct and complete name, address and contact number for each such registered holder; (C) with respect to all outstanding Options and Warrants to purchase Securities of the Company, the issuance date and the exercise or strike price of such Options and Warrants; and (D) a list of all Securities held by the Company in its treasury. There are no Securities of the Company except those set forth on Schedule 3.2(a).
(d)    All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable and (x) are not subject to and, except as set forth on Schedule 3.2(b), were not issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any contract to which the Company is a party or is otherwise bound or which exists and (y) are not subject to and were not issued in violation of any similar right under any provision of the DGCL, the Certificate of Incorporation or Bylaws. Except as set forth on Schedule 3.2(b), no Securities or Debt Instruments of the Company have been issued in violation of any federal, state or other securities Law. Except as set forth on Schedule 3.2(b), there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, or which exist obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding the Securities of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.2(b), there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. Except as set forth on Schedule 3.2(b), there are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Securities of the Company or its Subsidiaries. Except as set forth on Schedule 3.2(b), there are no agreements to which the Company is a party or which exist with respect to the voting of any Securities of the Company or any of its Subsidiaries or that restrict the transfer of any Securities of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.2(b), there are no accrued and unpaid dividends with respect to any Securities of the Company or its Subsidiaries.
(e)    The per share liquidation value (as defined in the Certificate of Incorporation, the “Liquidation Value”) of the Series A Preferred Stock is $50.00 per share.

(f)    The exercise or strike price of all outstanding Options and Warrants is greater than the amount of Merger Consideration that would be received by the holders of such Options and Warrants on account of the Common Stock that would be received by them upon the exercise thereof. All Options and Warrants will be cancelled and terminated in their entirety prior the Effective Time without any liability accruing to Parent, the Company or the Surviving Corporation on account of such cancellation and termination.
(g)    Schedule 3.2(e) sets forth a true, correct and complete list of all of the issued and outstanding notes, agreements, instruments and other documents evidencing indebtedness of the Company and its Subsidiaries for monies advanced to or borrowed by any of them, including purchase money indebtedness and indebtedness with respect to which liens or encumbrances exist on the assets of the Company or any of its Subsidiaries (collectively, the “Debt Instruments”). All of the Debt Instruments have been duly authorized, and there are no other rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, or which exist obligating the Company or any of its Subsidiaries to issue or cause to be issued any Securities or any additional notes, agreements, instruments or other documents with respect to indebtedness of the Company or any of its Subsidiaries.
Section 3.3.    Subsidiaries.
(a)    Schedule 3.3(a) lists the Company’s Subsidiaries and sets forth the name, type of legal entity, jurisdiction of organization, jurisdictions of foreign qualification, all outstanding Securities and the registered holders thereof for each of the Company’s Subsidiaries. Except as set forth on Schedule 3.3(a), the Company owns directly or indirectly all Securities of each of the Company’s Subsidiaries, free and clear of all Encumbrances. Except as set forth in Schedule 3.3(a), neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Securities of any other Person.
(b)    Each of the Company’s Subsidiaries has been duly incorporated or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own, use, operate, manage, lease, hold and transfer its properties and carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign entity in each jurisdiction listed on Schedule 3.3(a). Each such Subsidiary is duly licensed or qualified to do business as a foreign entity under the Laws of, and is in good standing in, each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, in each case as amended, and, to the extent they exist and are in the possession of or readily available to the Company or its Subsidiaries, (i) all of the committee charters, codes of conduct, or other comparable governing documents of each of the Company’s Subsidiaries, in each case as amended, (ii) all the written consents and minutes of the meetings of the board of directors, board of managers, or similar governing body of each of the Company’s Subsidiaries and each committee thereof held since inception and (iii) all the written consents and minutes of the meetings of the stockholders or equity holders of each of the Company’s Subsidiaries held since inception. There are no amendments pending with respect to the organizational documents of any of the Company’s Subsidiaries.
Section 3.4.    No Conflict; Consents. The execution and delivery by the Company of this Agreement and each Transaction Document to which the Company will be a party, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not and will not: (i) except as set forth on Schedule 3.4, result in a violation of, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of immediate or early termination, automatic or optional material modification or acceleration of payment or other rights under, any Material Contract or Company License to which the Company or any of its Subsidiaries is a party to or by which the Company’s or any of its Subsidiaries’ assets, properties or Securities are subject or bound; (ii) violate any provision of the Certificate of Incorporation or Bylaws or the organizational documents of any of the Company’s Subsidiaries; (iii) cause the Company or any of its Subsidiaries to violate any provision of any Law applicable to the Company or any of its Subsidiaries; (iv) except as set forth on Schedule 3.4, require from the Company or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other Person, including any such notice, declaration, filing or consent that is necessary to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries; or (v) except as set forth on Schedule 3.4, result in the creation of any Encumbrance (other than a Permitted Encumbrance) or give to any Person other than Parent any interest, right or claim, in or with respect to any of the Company’s or any of its Subsidiaries’ assets, properties or Securities.
Section 3.5.    Financial Statements; Off-Financial Statement Transactions; Interested Party Transactions; Undisclosed Liabilities.
(a)    The Company has delivered to Parent and MergerCo the following financial statements, true, complete and correct copies of which are attached hereto as Schedule 3.5(a) (collectively, the “Financial Statements”):
(i)    Audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2012 and December 31, 2013, and audited consolidated statements of income and retained earnings and consolidated statements of cash flows for each of the years then ended;
(ii)    An unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 (the “Base Balance Sheet”); and
(iii)    An unaudited consolidated statement of income of the Company and its Subsidiaries for the period ended December 31, 2014.
(b)    Subject to the absence of footnotes and normal and recurring year-end audit adjustments with respect to the unaudited Financial Statements, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly and accurately, in all material respects, the consolidated financial condition, results of operations, income and cash flows of the Company and its Subsidiaries at and for the periods presented. All Subsidiaries of the Company that are required by GAAP to be consolidated in the Financial Statements have been so consolidated. Schedule 3.5(b) contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since January 1, 2012 and the fees paid for such services. To the extent they exist and are in the possession of or readily available to the Company or its Subsidiaries, the Company has delivered or made available to Parent true, correct and complete copies of all policies, manuals and other documents promulgating the Company’s internal accounting controls. The Company and its Subsidiaries maintain in all material respects adequate systems of internal controls and procedures. Except as set forth on Schedule 3.5(b), since January 1, 2012, there have not been any significant deficiencies or material weaknesses in the financial reporting of the Company or any of its Subsidiaries or any fraud that involved management or other employees of the Company or any of its Subsidiaries who have or had a significant role in financial reporting.

(c)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Financial Statements.
(d)    Except as set forth on Schedule 3.5(d), (i) there are no loans, leases, contracts, commitments or other continuing arrangements or agreements, whether written or oral, between the Company or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any of its Subsidiaries or any of their respective Affiliates, on the other hand; (ii) since January 1, 2011, neither the Company nor any of its Subsidiaries has purchased, acquired or leased any material real or personal property from, or sold, transferred or leased any material real or personal property to, or engaged in any other transaction outside the ordinary course of business with any officer or director of the Company or any of its Subsidiaries or with any of such officer’s or director’s respective Affiliates; and (iii) except for normal advances to employees consistent with past practice, payment of compensation for employment to employees consistent with past practice, and participation in scheduled Plans or Benefit Programs by employees, no officer or director of the Company or any of its Subsidiaries nor any of his or her Affiliates is directly or indirectly indebted to the Company or any of its Subsidiaries for money borrowed or other loans or advances, and the Company is not, and none of its Subsidiaries is, directly or indirectly, indebted to any such Person.
(e)    Except as set forth on Schedule 3.5(e), the Company and its Subsidiaries have no liability or obligation required to be disclosed, described, reserved against or reflected in a balance sheet prepared in accordance with GAAP other than (i) liabilities or obligations shown on the Base Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Base Balance Sheet, or (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract. As of the date hereof, the aggregate dollar amount of Indebtedness of the Company and its Subsidiaries is set forth on Schedule 3.5(e), and as of immediately prior to the Effective Time, prior to giving effect to the payments contemplated by Section 2.5, the aggregate dollar amount of Indebtedness of the Company and its Subsidiaries will not be lower than such amount.
Section 3.6.    Absence of Certain Changes. Except as set forth on Schedule 3.6, since December 31, 2013, (a) the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practice and (b) no event or circumstance has occurred and no condition has existed, and there has been no change in the condition (financial or otherwise), assets or business of the Company or its Subsidiaries, except such events, circumstances and changes that have not had or could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.7.    Litigation. Except as disclosed on Schedule 3.7, neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Company’s Knowledge, threatened (a) claim, action, litigation, arbitration, suit or proceeding at law or in equity or (b) administrative or other proceeding by or before, or to the Company’s Knowledge, investigation, audit, inquiry or subpoena by or before, any Governmental Authority either (i) with respect to this Agreement, the Transaction Documents, the Merger or the other transactions contemplated hereby and thereby or (ii) affecting or against the Company or any of its Subsidiaries or any of their respective properties, assets or Securities. Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree entered in any lawsuit or proceeding that could constitute a Company Material Adverse Effect or could prevent the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents. All liabilities, damages, losses, fees, costs, expenses, assessments, awards, penalties, deficiencies and fines that have been and that the Company estimates, in good faith, may be incurred, suffered or required to be paid or satisfied by the Company or any of its Subsidiaries, whether directly or through any contractual or other obligation, with respect to each matter disclosed on Schedule 3.7 have been fully, adequately and specifically reserved against on the Base Balance Sheet.
Section 3.8.    Employee Benefit Matters.
(a)    Schedule 3.8(a) hereto provides a true, correct and complete list of each of the following, if any, which has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries within the past seven (7) years for the benefit of employees or for which the Company, any of its Subsidiaries or any ERISA Affiliate has had or could have any liability within the past seven (7) years:
(iv)    each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to the provisions of ERISA) (each a “Plan” and collectively referred to as the “Plans”); and
(v)    each equity compensation plan, phantom equity plan or contract, bonus plan or contract, incentive award plan or contract, severance pay policy or contract, change in control plan or contract, deferred compensation plan or contract, profit sharing plan or contract, employment contract, insurance plan, cafeteria flexible spending plan and each other employee benefit plan, contract or program which is not described in Section 3.8(a)(i) above (each a “Benefit Program” and collectively referred to herein as the “Benefit Programs”).
(b)    True, correct and complete copies of each of the Plans (or descriptions of any unwritten Plans), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been made available to Parent. There has also been made available to Parent, with respect to each Plan, the following: (i) copies of the most recent IRS determination letter or advisory or opinion letter with respect to each such Plan intended to qualify under Code § 401(a); (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; and (iii) for the most recent three (3) plan years, copies of the Form 5500 annual report and accompanying schedules, the actuarial report (to the extent applicable) and the non-discrimination testing results. True, correct and complete copies or descriptions of all Benefit Programs have also been furnished to Parent.
(c)    Except as otherwise set forth on Schedule 3.8(c) hereto,
(vi)    the Company and its Subsidiaries do not have any ERISA Affiliates. For purposes of this Agreement, “ERISA Affiliates” shall mean any trade or business, whether or not incorporated, that together with a specified Person would be deemed to be a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Code § 414;
(vii)    neither the Company nor any of its Subsidiaries contributes to or has an obligation to contribute to, and neither the Company nor any of its Subsidiaries has at any time contributed to or had an obligation to contribute to, (A) a “voluntary employees’ beneficiary association” within the meaning of Code § 501(c)(9); (B) a “multiemployer plan” within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a “multiple employer plan” within the meaning of Code §413; (C) a Plan subject to Code § 412 or Title IV of ERISA; or (D) any Plan in which Securities of the Company or any of its Subsidiaries is or was held as a plan asset;

(viii)    each Plan and Benefit Program has been administered in all material respects in compliance with its terms and all applicable Legal Requirements, including ERISA and the Code;
(ix)    all obligations, whether arising under Legal Requirements or under contract, required to be performed by the Company or any of its Subsidiaries in connection with the Plans and the Benefit Programs, including the notice and continuation coverage requirements of Code § 4980B and Part 6 of Subtitle B of Title I of ERISA have been performed in all material respects, and, to the Company’s Knowledge, there have been no defaults or violations by any other party to the Plans or Benefit Programs;
(x)    all material reports and disclosures relating to the Plans and Benefit Programs required to be filed with or furnished to Governmental Authorities, participants or beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner;
(xi)    each of the Plans intended to be qualified under Code § 401 is the subject of a favorable determination letter or may rely on an opinion letter issued by the IRS;
(xii)    all premiums, contributions or other payments required to be made to the Plans and Benefit Programs by the Company or any of its Subsidiaries pursuant to their terms and provisions and applicable Legal Requirements as of the Effective Time have been timely made;
(xiii)    none of the Plans nor any trust created thereunder or with respect thereto has engaged in any non-exempt “prohibited transaction” or non-exempt “party-in-interest transaction” as such terms are defined in Code § 4975 and Section 406 of ERISA that could reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Code § 4975 or Section 502(i) of ERISA;
(xiv)    there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or other Governmental Authorities, and, to the Knowledge of the Company, no such matter is threatened;
(xv)    each Plan or Benefit Program that is a “nonqualified deferred compensation plan” (as defined under Code § 409A(d)(1)) has been operated and administered at all times in all material respects in compliance with Code § 409A and the Treasury Regulations promulgated thereunder, and no Plan or Benefit Program provides indemnification or tax gross-up for additional Tax required under Code § 409A;
(xvi)    neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the Merger or the other transactions contemplated hereby or thereby will: (A) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Code § 280G;
(xvii)    neither the Company nor any of its Subsidiaries has incurred any liability or taken any action, and no action or event has occurred that could reasonably be expected to cause the Company or such Subsidiary to incur any material liability (A) under Code § 412 or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of

ERISA that is not a Multiemployer Plan or (B) to any Multiemployer Plan, including on account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA;
(xviii)    no Plan or Benefit Program (A) is a self-insured “group health plan” within the meaning of Code § 5000(b)(1), (B) provides health or other welfare benefits to any former employee of the Company or any of its Subsidiaries, unless required under Legal Requirements, or (C) to the Company’s Knowledge, is subject to any non-U.S. Legal Requirement; and
(xix)    subject to applicable Legal Requirements and to potential post-termination liability with respect to (A) administrative expenses associated with a Plan or Benefit Program termination and (B) benefits that may have accrued but not yet vested prior to a Plan or Benefit Program termination, each Plan and Benefit Program may be amended or terminated by the Company or its Subsidiaries, as applicable, at any time without the consent of participants and without liability.
Section 3.9.    Property.
(a)    The Company owns no real property (other than personal property that is affixed to real property and constitutes real property under applicable Law). Schedule 3.9(a) sets forth a true, complete and correct list of each real property lease, sublease, license or other occupancy agreement, including any modification, amendment or supplement thereto and any other related document or agreement that is currently in effect and has been executed or entered into by the Company or any of its Subsidiaries (including any of the foregoing which the Company or any of its Subsidiaries has subleased or assigned to another Person and as to which the Company or any of its Subsidiaries remains liable) (each a “Real Property Lease”). Each property subject to a Real Property Lease is a “Leased Real Property.” With respect to each Real Property Lease:
(i)    the Company or its Subsidiary, as applicable, has a valid and enforceable leasehold interest to the leasehold estate on such Leased Real Property, except as such enforceability may be limited by the General Enforceability Exceptions, and the Company or its Subsidiary, as applicable, holds the leasehold estate on such Leased Real Property free and clear of all Encumbrances, except for Permitted Encumbrances;
(ii)    such Real Property Lease has been duly authorized and executed by the Company or its Subsidiary, as applicable, and by the other parties thereto and is in full force and effect;
(iii)    neither the Company nor any of its Subsidiaries is in material default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease in default, and no event has occurred which, with notice or the passage of time, or both, would give rise to a material default by the Company or any of its Subsidiaries or any other party under such Real Property Lease;
(iv)    all rents and additional rents and other sums, expenses and charges due to date by the Company or any of its Subsidiaries under such Real Property Lease have either been paid or have been properly accrued on the Financial Statements and will be included as a current liability in the calculation of the Company’s Estimated Working Capital;
(v)    the Company or its Subsidiary, as applicable, has been in peaceable possession of the Leased Real Property related to such Real Property Lease since the commencement of the original term of such Real Property Lease;

(vi)    no waiver, indulgence or postponement of the Company’s or its Subsidiary’s obligations under such Real Property Lease has been granted by the lessor thereunder; and
(vii)    there are no outstanding claims of breach or indemnification or notice of default or termination under such Real Property Lease.
(b)    Except as set forth on Schedule 3.9(b)(i), the improvements on the Leased Real Properties are in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are presently being used, and there are no material repair or restoration works needed in connection with any of the Leased Real Properties that the Company or any of its Subsidiaries is responsible to make. Except as set forth on Schedule 3.9(b)(ii), the Company or its Subsidiary, as applicable, is in physical possession and actual and exclusive occupation of the whole of each of the Leased Real Properties. Except as set forth on Schedule 3.9(b)(iii), neither the Company nor any of its Subsidiaries owes any brokerage commission with respect to any Leased Real Property.
(c)    “Permitted Encumbrances” shall mean Encumbrances (i) for Taxes, fees, assessments or other governmental charges incurred in the ordinary course of business which are not delinquent, (ii) for carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the ordinary course of business, (iii) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (iv) of landlords which are inchoate arising solely by operation of law with respect to the Leased Real Property, (v) mortgages, deeds of trust, ground leases or other encumbrances upon the Leased Real Property granted by the landlords of such property that do not materially interfere with the use of such property by the Company or any of its Subsidiaries, or (vi) as set forth on Schedule 3.9(c).
Section 3.10.    Title to Assets. Except as set forth on Schedule 3.10 (all of which shall be released by the Closing Date), the Company and each of its Subsidiaries has good and valid title to, or enforceable leasehold interests in, or valid rights under contract to use, all personal property and assets owned or used by them (personal, tangible and intangible), in each case free and clear of all Encumbrances, except for Permitted Encumbrances; provided, however, that the use by employees of the Company and its Subsidiaries of up to $500 worth of personal property or assets owned individually by each of them shall not be deemed a violation or breach of this Section 3.10.

Section 3.11.    Labor and Employment Matters.
(a)    As of the date hereof, from the time of execution of this Agreement until the Effective Time and during all previous periods as to which applicable statutes of limitations with respect to such matters have not run and expired, the Company and each of its Subsidiaries (i) has complied and continues to comply with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, termination of employment, overtime and wages and hours; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and each of its Subsidiaries is in compliance in all material respects with all Laws relating to collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and immigration and are not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Law.
(b)    Since January 1, 2011, there have not been any (i) strikes, work stoppages, material labor disputes or other material controversies between the Company or any of its Subsidiaries, on the one hand, and any of their employees, on the other hand, or (ii) except as set forth on Schedule 3.11(b), labor union grievances or organizational efforts with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has ever been a party to any labor, collective bargaining or similar agreement, or any other agreement (including, without limitation, neutrality agreements) with any labor union or labor organization, there are not now nor have there ever been any labor, collective bargaining or similar agreements covering any employees of the Company or any of its Subsidiaries, and none of the Employees of the Company or its Subsidiaries is represented by a labor union or labor organization. Except as set forth on Schedule 3.11(b), there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, nor is there pending or, to the Company’s Knowledge, threatened, any material labor strike, picketing, handbilling, dispute, grievance, arbitration, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there have not been any labor union organizational campaigns by or directed at any employees of the Company or its Subsidiaries. To the Company’s Knowledge, no representation petition with respect to any employee has been filed with the National Labor Relations Board.
(c)    To the Knowledge of the Company, the Company and each of its Subsidiaries are only employing individuals who are lawfully permitted to work in the United States. The Company and each of its Subsidiaries complies with all applicable Laws and regulations of the United States regarding immigration and/or employment of non-citizen workers, including all documentation requirements with respect thereto. Neither the Company nor any of its Subsidiaries has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws, and neither the Company nor any of its Subsidiaries has received any “no match” notices from ICE, the Social Security Administration or the IRS since January 1, 2011.
(d)    As of the date hereof, except as set forth on Schedule 3.11(d), there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before any Governmental Authority based upon the employment, termination of employment or non-employment by the Company or any of its Subsidiaries of any individual. From the time of execution of this Agreement until the Effective Time, except as set forth on Schedule 3.11(d), there have been no material complaints, charges or claims brought against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened before any Governmental Authority based upon the employment, termination of employment or non-employment by the Company or its Subsidiaries of any individual.
(e)    Schedule 3.11(e)(i) lists each employee of the Company and each of its Subsidiaries (specifying, as to each employee, the specific employer of such employee) (the “Employees”) and his/her (i) job title and work location, (ii) date of hire, (iii) classification of exempt or non-exempt status under Legal Requirements; and (iv) annual or hourly salary and bonuses. Schedule 3.11(e)(ii) lists (A) the names of each current independent contractor retained by the Company or any of its Subsidiaries who performs services for the Company or any of its Subsidiaries (“Independent Contractors”), (B) the current rate of compensation paid to each such Independent Contractor and (C) the site at which each such Independent Contractor performs services for the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has properly paid or accrued all compensation and all other monetary amounts earned by any Independent Contractors or Previous Contractors or due and owing to any of the Independent Contractors or Previous Contractors.
(f)    Except as set forth on Schedule 3.11(f), the services of all Employees are “at will”.
(g)    There has been no “mass layoff” or “plant closing” within the meaning of the WARN Act and any similar state or local “mass layoff” or “plant closing” law with respect to the Company or any of its Subsidiaries within the two  (2) years prior to Closing. There has been no unfair practice complaint with respect to any Employees of the Company or its Subsidiaries or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Authority. Except as set forth on Schedule 3.11(g), there has been no charge or complaint filed against the Company or any of its Subsidiaries with the Equal Employment Opportunity Commission or any comparable Governmental Authority.
Section 3.12.    Contracts and Commitments. Except as set forth on Schedules 3.8(a), 3.9(a), 3.12 and 3.13(c), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following types of agreements (whether written or oral):
(a)    any partnership agreement or joint venture agreement;
(b)    any agreement with another Person limiting or restricting the ability of the Company or any of its Subsidiaries, or that would limit Parent, any of its Affiliates or the Surviving Corporation after the Effective Time, from entering into or engaging in any type of business anywhere in the world at any time upon any terms of their choosing, including agreements with exclusivity provisions, non-compete provisions, non-solicitation provisions (of customers, prospects or employees), “most favored customer” pricing provisions or other similar provisions;
(c)    any agreements granting any Person preferential rights to purchase any of the Company’s or any of its Subsidiaries’ assets or services;
(d)    any agreement for capital expenditures by the Company in excess of $50,000;
(e)    any lease, sub-lease, license, sub-license or other agreement with respect to real or personal property or equipment for which the annual rental exceeds $25,000 individually or in the aggregate;

(f)    any agreement of the Company or any of its Subsidiaries (i) with any non-Subsidiary Affiliate of the Company or (ii) involving an “off balance sheet” arrangement;
(g)    any stockholder agreement, investor rights agreement, registration rights agreement, limited liability company operating agreement, director or officer indemnification agreement or similar entity governance agreement;
(h)    any agreement relating to the acquisition, issuance, voting, registration, sale or transfer, preemptive rights, participation rights, rights of first refusal, repurchase or redemption rights of or with respect to any Securities of the Company or any of its Subsidiaries;
(i)    any agreement relating to collective bargaining, labor, employment, consulting, termination, compensation, bonus, profit sharing, severance, stock option, stock purchase, retirement, retention, pension, health, accident, group insurance, liability, death benefit and other agreements or plans relating to compensation of benefits for officers, employees or independent contractors of the Company or any of its Subsidiaries;
(j)    any agreement (including any indenture, letter of credit, credit agreement, capital lease, conditional sale agreement or sale/leaseback obligation) relating to the incurrence, assumption, surety or guarantee of any indebtedness by the Company or any of its Subsidiaries or any agreement pursuant to which an Encumbrance, other than a Permitted Encumbrance, exists on the assets of the Company or any of its Subsidiaries;
(k)    any agreement (i) related to the purchase or sale of real property or (ii) related to the purchase or sale of any business whether by merger, purchase and sale of securities, purchase and sale of assets or otherwise;
(l)    any agreement with any customer listed or required to be listed on Schedule 3.20;
(m)    any agreement involving payments in excess of $50,000 that cannot by its terms be terminated by the Company or any of its Subsidiaries within thirty (30) days or less notice without penalty or whose term continues beyond one year after the date hereof;
(n)    any agreement (or group of related agreements) the performance of which required or requires the delivery of assets or services from or to the Company or any of its Subsidiaries that were or are valued in excess of $100,000 since December 31, 2013 or that is reasonably expected to require the delivery of assets or services from or to the Company or any of its Subsidiaries that are valued in excess of $100,000 in the twelve (12) month period following Closing;
(o)    any agreement (or group of related agreements) that requires a payment by or to the Company or any of its Subsidiaries in excess of $100,000 in the twelve (12) month period following the Closing;
(p)    any agreement that contains pricing or margin provisions that are subject to caps, floors or collars, or any other agreement that involves a hedge, swap, derivative, future, put or call;
(q)    any agreement that prohibits or restricts the payment of dividends or distributions in respect of the Securities of the Company or any of its Subsidiaries, prohibits or restricts the pledging of the Securities or assets of the Company or any of its Subsidiaries or prohibits or restricts the issuance of guarantees by the Company or any of its Subsidiaries, in each case that will not be terminated at or prior to the Effective Time;

(r)    any agreement with any Governmental Authority;
(s)    any material settlement agreement entered into within the past three (3) years;
(t)    any agreement pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person;
(u)    any agreement granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any assets or services of the Company or any of its Subsidiaries;
(v)    any agreement that provides for automatic or permissive termination upon, or that requires a payment upon, a change of control;
(w)    any fuel purchase agreement or contract; or
(x)    any other agreement that is material to the Company Business or the operations, prospects, properties, financial condition or cash flows of the Company or any of its Subsidiaries.
Each of the contracts set forth on Schedules 3.8(a), 3.9(a), 3.12 and 3.13(c) (the “Material Contracts”) is in full force and effect and constitutes a legal, valid and binding obligation of the Company and/or its Subsidiaries, as applicable, and is enforceable against them in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions. The Company or its Subsidiary, as applicable, has performed all of its material obligations (except those that have not yet become due) under, and is not in violation or breach of or default under, any of the Material Contracts, except for such violations or breaches that, in the aggregate, could not have or reasonably be expected to have a Company Material Adverse Effect. The Company or its Subsidiary, as applicable, has either (i) paid in full or (ii) properly accrued on the Financial Statements and included as a current liability for purposes of the calculation of the Company’s Estimated Working Capital all amounts due from them in connection with the Material Contracts. To the Company’s Knowledge, each of the other parties to each of the Material Contracts has performed all of their material obligations (except those that have not yet become due) under, and is not in violation or breach of or default under, such Material Contracts. Neither the Company nor any of its Subsidiaries has been notified by any party to any of the Material Contracts of such party’s intention or desire to terminate or modify in any material respect such party’s Material Contract, and to the Knowledge of the Company, no such party intends or desires to terminate or modify in any material respect any such Material Contract. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement or agreements the terms of which were arrived at by less than arm’s length negotiations or bargaining. The Company has provided Parent with true and correct copies of all Material Contracts, including an accurate and complete summary of all oral Material Contracts. With respect to the agreements specified under the heading “Forms of Agreements” on Schedule 3.12, Parent has agreed to allow the Company to provide Parent with forms of such agreements in lieu of providing fully-executed copies of individual agreements, and in consideration thereof, the Company represents and warrants to Parent that all such agreements entered into by the Company with a counterparty (each such counterparty being listed opposite the name of such agreement on Schedule 3.12) were entered into on a form identical in all material respects to the one provided to Parent by the Company.
Section 3.13.    Intellectual Property.
i.Schedule 3.13(a) sets forth an accurate and complete list of all Patents, registered and unregistered Marks, registered Copyrights and all other registrations and applications pertaining to Intellectual Property owned by the Company and its Subsidiaries. The Company and its Subsidiaries own

or have valid rights to use all Intellectual Property, both registered and unregistered, that is necessary for the conduct of the Company Business.
ii.The Intellectual Property, as owned, used, practiced, licensed or exploited by the Company and its Subsidiaries, has not constituted or involved and does not constitute or involve (i) an unauthorized use or misappropriation of any patent, copyright, trademark, service mark, trade secret or other intellectual property right of any Person or (ii) except as set forth on Schedule 3.13(b), an infringement on or unauthorized use of or violation of any right of any Person (including pursuant to any non‑disclosure agreements or obligations to which Company or its Subsidiaries or any of their present or former employees or consultants is a party).
iii.Schedule 3.13(c) sets forth a complete and accurate list of all licenses, sublicenses and other agreements to which the Company and/or its Subsidiaries is a party (i) granting any other Person the right to use the Intellectual Property owned by the Company or its Subsidiaries or (ii) pursuant to which the Company or its Subsidiaries are authorized to use any third party intellectual property that is used by the Company or its Subsidiaries in the Company Business, other than commercial off-the-shelf or click-thru software. To the Company’s Knowledge, no Person has violated, misappropriated, diluted or infringed any rights under or with respect to Intellectual Property owned by the Company or its Subsidiaries. The Company and its Subsidiaries have taken, and continue to take, commercially reasonable steps to maintain the confidentiality of their trade secrets.
iv.Except as set forth on Schedule 3.13(d), the Intellectual Property owned, and to the Knowledge of the Company, the Intellectual Property used, practiced, licensed or otherwise commercially exploited by the Company or its Subsidiaries, contains no Publicly Available Material, and no Publicly Available Material operates with or has been incorporated in whole or in part into any part therein, and no Publicly Available Material has been used in whole or in part in the development of any part of the Intellectual Property owned by the Company or its Subsidiaries in a manner that may subject Intellectual Property in whole or in part, to all or part of the license obligations governing any Publicly Available Materials. For purposes of this Agreement, “Publicly Available Materials” means each of (i) any material that contains, or is derived in any manner (in whole or in part) from, any material that is distributed as free software, open source, “copyleft,” or similar licensing or distribution models, other than material that has been clearly and conspicuously released into the public domain by its copyright holders, and (ii) any material that requires as a condition of its use, modification and/or distribution that such material or other material incorporated into, derived from or distributed with such material: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge, other than a nominal fee or copying charge.
Section 3.14.    Environmental Matters.
(a)    The Company and its Subsidiaries are in material compliance with all Environmental Laws applicable to their operations and their use of the Leased Real Properties.
(b)    Except as set forth on Schedule 3.14(b), neither the Company nor any of its Subsidiaries or Affiliates (nor, to the Company’s Knowledge, any of the Company’s or any of its Subsidiaries’ predecessors) has generated, produced, transported, treated or stored any Hazardous Material at or on any real property, except in compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or any of its Subsidiaries at or on any real property, except to the extent such Release is permitted under all applicable Environmental Laws and the Company and its Subsidiaries have no liability with respect to such Release.

(c)    Except as set forth on Schedule 3.14(c), neither the Company nor any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim from any Governmental Authority under any Environmental Law; or (iii) been subject to or, to the Company’s Knowledge, threatened with any lawsuit or governmental or citizen enforcement action with respect to any Environmental Law or arising from a Release.
(d)    The Company Licenses set forth on Schedule 3.14(d) are the only Company Licenses required under any Environmental Law for the Company’s and its Subsidiaries’ activities and operations as presently conducted, and neither the Company nor any of its Subsidiaries has received written notification from any Governmental Authority that any such Company Licenses will be modified, suspended or revoked.
(e)    To the Company’s Knowledge, there are no landfills, current or former waste disposal areas, polychlorinated biphenyls or, except as set forth on Schedule 3.14(e), underground storage tanks or above ground storage tanks at or on the Leased Real Properties.
(f)    There are no pending or, to the Company’s Knowledge, threatened claims under any Environmental Law against (i) the Company or any of its Subsidiaries or (ii) to the Company’s Knowledge, any Person whose liability for such claim the Company or any of its Subsidiaries has retained or assumed either by contract or by operation of law, and neither the Company nor any of its Subsidiaries have contractually retained or assumed any liabilities that could reasonably be expected to provide the basis for any environmental claim.
(g)    There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company or any of its Subsidiaries which have not been delivered or made available to Parent. Without limiting the generality of the foregoing, the Company has delivered to Parent complete and correct copies of all Phase I and Phase II site assessments that are in the possession of the Company or its Subsidiaries.
(h)    Except as described in Schedule 3.14(h), (i) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law or with respect to Hazardous Materials, nor, to the Company’s Knowledge, is the Company or any of its Subsidiaries responsible for any such liability of any other Person, whether by contract, by operation of law or otherwise and (ii)  to the Company’s Knowledge, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Effective Time, which have or would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under any Environmental Law or with respect to Hazardous Materials.
(i)    Set forth on Schedule 3.14(i) is a list of (i) all EPA ID Numbers that have been applied for by the Company or any of its Subsidiaries or that have been issued with respect to the Leased Real Properties or the Company Business and, to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ predecessors and (ii) all properties with respect to which the Company or any of its Subsidiaries has reporting obligations under any Environmental Laws. The Company and its Subsidiaries are in compliance with all reporting obligations under Environmental Laws.
(j)    “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air. “Environmental Laws” means all Laws rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Authority with applicable authority over such matters, relating to pollution or protection of the Environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the

Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local Laws. “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product as listed or regulated under any applicable Environmental Law. “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, burying, placing, depositing, dispersing, migrating or disposing of a Hazardous Material into the Environment or within any building, structure, facility or fixture.
Section 3.15.    Insurance. Schedule 3.15 sets forth a list of the insurance policies held by, or for the benefit of, the Company and its Subsidiaries as of the date of this Agreement (including policies for directors’ and officers’ insurance), which schedule discloses for each policy (i) the insurer, (ii) the policy number, (iii) the risks insured against, (iv) coverage limits, (v) deductible or self-insured retention amounts and (vi) all outstanding claims thereunder. Schedule 3.15 also lists and describes all self-insurance or co-insurance arrangements involving the Company or any of its Subsidiaries. True, correct and complete copies of all insurance policies listed on Schedule 3.15 (the “Insurance Policies”) have been delivered to Parent. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid in full, and neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination in respect of any such policy or any notice of default thereunder. Neither the Company nor any of its Subsidiaries has received notice that any insurer under any policy under which the Company or any of its Subsidiaries is covered is denying liability with respect to a claim thereunder or, except as set forth on Schedule 3.15, defending any claim under a reservation of rights clause. To the Company’s Knowledge, no insurer listed on Schedule 3.15 is currently in liquidation, and none of the limits of liability under the Insurance Policies is currently impaired. Neither the Company nor any of its Subsidiaries has been refused any insurance nor had its coverage limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance since its formation. The Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all applicable Legal Requirements and all Material Contracts. Neither the Company nor any of its Subsidiaries has failed to give any notice or present any material claim under any insurance policy in due and timely fashion or as required by any insurance policy. Except as set forth on Schedule 3.15, since January 1, 2011, neither the Company nor any of its Subsidiaries has filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of health insurance policies. No Insurance Policy will lapse or terminate by reason of the Merger or the other transactions contemplated by this Agreement or the Transaction Documents. Neither the Company nor any of its Subsidiaries has received notice from any of its insurance carriers that any premiums will be materially increased in the future, that any insurance coverage listed on Schedule 3.15 will not be available in the future on substantially the same terms now in effect (whether due to cancellation, non‑renewal, termination, modification or otherwise) or that any increased deductible or self-insured retention will be required.
Section 3.16.    No Brokers. Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has entered into any contract, arrangement or understanding with any Person that may result in the obligation to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the Transaction Documents or the consummation of the Merger and the other transactions contemplated hereby and thereby.
Section 3.17.    Compliance with Laws.
(a)    Except as set forth on Schedule 3.17, the Company and its Subsidiaries are in compliance in all material respects with, and since January 1, 2010 the Company and its Subsidiaries have complied in all material respects with, and have not received any notices of violation of or non-compliance with, any Legal Requirements relating to the conduct of the Company Business or the ownership or operation of the Company Business or their properties or assets. Except as set forth on Schedule 3.17, and without limiting the generality of the foregoing, (a) since January 1, 2010, neither the Company nor any of its Subsidiaries has received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders, or received any written notice from any Governmental Authority or any other written notice that indicates non-compliance with any Legal Requirements, (b) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any material Legal Requirement or Company License applicable to the Company or any of its Subsidiaries, (c) no formal or informal investigation, review or audit related to the Company or any of its Subsidiaries is being (or since January 1, 2010 has been) conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened, and (d) there has not been, since January 1, 2012, nor are there currently, any internal investigations or inquiries being conducted by the Company or any of its Subsidiaries, or any of their boards of directors or other equivalent management bodies or any third party engaged by any of them, in each case, concerning any illegal activity, fraud, violation of policy, misconduct or willful or negligent wrong doing with respect to financial, accounting or Tax matters or matters involving conflicts of interest, self-dealing, fraudulent or negligent conduct or other misfeasance or malfeasance with respect to the Company or any of its Subsidiaries.
(b)    Prior to the date of this Agreement, the Company and the Company Board have taken all action necessary with respect to the execution of this Agreement and the approval and consummation of the Merger and the other transactions contemplated hereby in order to exempt each of them under or make each of them not subject to (i) the provisions of Section 203 of the DGCL, (ii) any other Takeover Law or (iii) any provision of the governing documents of the Company and its Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law. The approval of the Common Stockholders holding a majority of the Common Stock, as shall be set forth in the Executed Consent, is the only vote of any class or series of the Company’s Securities required to approve this Agreement, the Merger and the other transactions contemplated hereby. No restrictions contained in any Takeover Law or any anti-takeover provision in the governing documents of the Company or any of its Subsidiaries is applicable to the execution, delivery or performance of this Agreement or the consummation of the Merger. Neither the Company nor any of its Subsidiaries has in effect any “poison pill” or shareholder rights plan. “Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law of any jurisdiction or other applicable Law that purports to limit or restrict business combinations or the ability to acquire or to vote the Securities of the Company.
(c)    The Company, its Subsidiaries and each of their respective officers, directors, employees and other Persons acting on behalf of the Company and any of its Subsidiaries has:
(i)    at all times complied in all material respects with all Anti-Boycott Laws;
(ii)    at all times complied in all material respects with all U.S. and applicable foreign Laws relating to export controls, including the following: (i) the Arms Export Control Act (22 U.S.C. § 2751 et seq.); (ii) the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); (iii) the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420); (iv) the Export Administration Regulations (15 C.F.R. Parts 730-774); (v) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); (vi) the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.); and (vii) the embargo and sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Parts 501-598) (all of the foregoing collectively defined as the “Export Controls”);

(iii)    obtained all licenses, registrations, approvals and agreements required by applicable Export Controls (“Export Licenses”) and complied in all material respects with the terms and conditions of the Export Licenses, and kept all records required by the Export Controls;
(iv)    at all times complied in all material respects with all applicable Laws, U.S. and foreign, related to the importation of goods, including the Tariff Act of 1930 (19 U.S.C. § 1202 et seq.) and U.S. Customs and Border Protection regulations (19 C.F.R. Parts 0-192) (all of the foregoing collectively defined as the “Import Laws”), and used reasonable care when importing goods into each jurisdiction, whether serving as importer of record, customs broker or in any other capacity, including (A) properly classifying the goods; (B) accurately reporting the value of the goods; (C) completely and accurately filing all entry forms; (D) maintaining appropriate records of each transaction in compliance with applicable Import Laws; (E) properly marking and documenting the country of origin of the goods; and (F) remitting all applicable duties, including anti-dumping and countervailing duties (such as those established by 19 U.S.C. §§ 1671-1677n), without improperly seeking to circumvent the payment of such duties; and
(v)    at no time conducted or facilitated business on behalf of the Company with any Restricted Party without a license from the Governmental Authority responsible for administering the controls on the Restricted Party.
(d)    The Company and each of its Subsidiaries have at all times complied with the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA PATRIOT ACT”)). The Company and each of its Subsidiaries have complied with all requirements to file all Forms TD F 90-22.1 and FINCEN Report 114 required by applicable Law.
(e)    Neither the Company nor any of its Subsidiaries, nor any of their directors, officers, managers, employees or agents, have directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in violation of any Law to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries. The Company and its Subsidiaries are and have been in compliance with the Foreign Corrupt Practices Act of 1977 (the “FCPA”), and other federal, foreign, or state anti-corruption or anti-bribery Laws or requirements applicable to the Company or its Subsidiaries (the “Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries has received any written communication, or to the Knowledge of the Company, oral communication, from any Governmental Authority or from any other Person that alleges that the Company, any of its Subsidiaries or any employee or agent thereof is in violation of any Anti-Bribery Laws. To the Knowledge of the Company, each of the Company’s and its Subsidiaries’ material suppliers, distributors and third-party contractors and service providers has conducted all tasks on behalf of the Company and its Subsidiaries in compliance with all regulations promulgated by the FCPA in all material respects.
(f)    The Company and its Subsidiaries have operated under federal property broker authority since September 21, 1998. Since June 5, 1981, the Company and its Subsidiaries have operated under federal motor carrier authority. Except as provided on Schedule 3.17(f), the Company and its Subsidiaries have not had any operations that would require federal, state, or other authority to operate as a freight forwarder.
Section 3.18.    Company Licenses. Schedule 3.18 contains (i)  a true, correct and complete list of all material licenses, permits, authorizations, registrations and certifications of any Governmental

Authority that have been issued to the Company or any of its Subsidiaries (the “Company Licenses” and each a “Company License”). The Company has delivered or made available to Parent a true, correct and complete copy of each Company License. The Company Licenses represent all of the licenses, permits, franchises, variances, exemptions, approvals, orders, authorizations, registrations and certifications necessary to operate the Company Business as operated on the date hereof and as would reasonably be expected to be required as of immediately prior to and following the Effective Time. Each Company License is valid and in full force and effect. There is no investigation or proceeding pending or, to the Knowledge of the Company, threatened that would reasonably be likely to result in the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as disclosed on Schedule 3.18, (i) the assets of the Company and its Subsidiaries are being operated, and the Company Business is being conducted, in material compliance with the Company Licenses, (ii) neither the Company nor any of its Subsidiaries has received any notice threatening any enforcement action with respect to any Company License or stating that any such Company License will not be renewed or will be revoked or altered, (iii) none of the Company Licenses are, to the Company’s Knowledge, under consideration to be revoked or adversely modified and (iv) there are no undisclosed material obligations with respect to the Company Licenses, other than those set forth in the Company Licenses. Except as set forth in Schedule 3.18, none of the Company Licenses shall be affected in any material respect by the consummation of the Merger or the other transactions contemplated hereby or by the Transaction Documents.
Section 3.19.    Banks. Schedule 3.19 hereto sets forth (a) the name of each bank, trust company or other financial institution with which the Company or any of its Subsidiaries has an account, loan, credit line or safe deposit box or vault, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault and (c) the purpose of each such account, safe deposit box or vault.
Section 3.20.    Customers. Schedule 3.20 hereto sets forth the twenty (20) principal customers of the Company and its Subsidiaries during each of the fiscal years ended December 31, 2012, 2013 and 2014, together with the dollar amount of goods and/or services sold by the Company or any of its Subsidiaries, as the case may be, to each such customer during each such period. Except as otherwise set forth in Schedule 3.20 hereto, the Company and its Subsidiaries maintain good relations with all customers for fiscal year 2014 listed or required to be listed in Schedule 3.20 hereto, and no such customer has canceled, terminated or made any written or, to the Knowledge of the Company, other threat to the Company or any of its Subsidiaries to (a) cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to materially decrease its purchase or usage of the products or services of the Company or any of its Subsidiaries or (b) not do business on substantially the same terms and conditions after the Effective Time as such customer did with the Company or any of its Subsidiaries prior to the Effective Time. With respect to all of the customer relationships with the Company and its Subsidiaries listed or required to be listed on Schedule 3.20 hereto with respect to fiscal year 2014, to the extent the terms of these relationships are described in written agreements, rate sheets or memoranda, (i) copies of such written agreements, rate sheets and memoranda have been provided to Parent and (ii) such written agreements, rate sheets and memoranda accurately reflect the relationship with such customers and have not been modified except as set forth in Schedule 3.20.
Section 3.21.    Conduct of Business in the Ordinary Course. Except as disclosed on Schedule 3.21, since December 31, 2013, the Company and its Subsidiaries have conducted the Company Business in the ordinary course of business consistent with past practice and have not:
(a)    merged into or with or consolidated with, or acquired the business or assets of, any Person;
(b)    purchased any Securities of any Person;

(c)    created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person;
(d)    made or changed any Tax election (other than elections made upon the filing of returns, forms, or information statements in the ordinary course of filing) that are affirmatively made outside the ordinary course of filing and that altered rights, including an election under Treas. Reg. § 1.1502-32(b)(4) or Code §§ 754, 1362(a) or 856, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any “closing agreement” within the meaning of Code § 7121, settled any Tax claim or assessment, affirmatively (and other than as a result of the lapse of time) surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(e)    entered into, amended or terminated any Material Contract;
(f)    sold, transferred, leased, mortgaged, pledged, encumbered or disposed of, or agreed to sell, transfer, lease, mortgage, pledge, encumber or dispose of, material assets or properties outside the ordinary course of business or suffered the imposition of any lien upon, any material assets or properties;
(g)    settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any material proceeding before any Governmental Authority or any arbitrator;
(h)    maintained its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or made any change in any of its accounting methods or practices;
(i)    adopted any Plan or Benefit Program, or granted any increase in the compensation payable or to become payable to any director, officer or employee (including any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business;
(j)    suffered any damage, destruction, loss, claim or liability in excess of $75,000 individually or in the aggregate or waived any rights of material value;
(k)    declared, set aside or paid any dividends, or made any distributions or other payments in respect of its Securities, or repurchased, redeemed or otherwise acquired any such Securities;
(l)    made any payment to any non-Subsidiary Affiliate of the Company or any of its Subsidiaries or forgiven any indebtedness due or owing from any non-Subsidiary Affiliate of the Company or any of its Subsidiaries or otherwise engaged in any one or more activities or transactions with any non-Subsidiary Affiliate of the Company or any of its Subsidiaries;
(m)    (i) accelerated the collection of receivables, (ii) delayed the payment of accrued expenses, trade payables or other liabilities or (iii) changed in any material respect its practices in connection with the payment of payables and/or the collection of receivables;
(n)    failed to maintain assets that are material (individually or in the aggregate) in good working order, normal wear and tear excepted;
(o)    made any changes to policies of timing of repairs, maintenance and purchasing and installation of tires, fuel and other replaceable operating supplies;

(p)    issued any Securities, or granted, or entered into any agreement to grant, any options, convertible rights, warrants, calls or agreements relating to its Securities; or
(q)    committed to do any of the foregoing.
Section 3.22.    Letters of Credit, Bonds, Etc.. Except as set forth on Schedule 3.22, there are no letters of credit, construction, fidelity, performance, surety or other bonds, or guarantees in lieu of bonds, posted or required to be posted by the Company or any of its Subsidiaries in connection with the operation of the Company Business.
Section 3.23.    Accounts Receivable. Except as set forth on Schedule 3.23, all of the accounts receivable related to the Company Business (a) are reflected and properly recorded on the books and records of the Company, including the Financial Statements; (b) represent sales actually made in the ordinary course of business consistent with past practice for goods or services delivered or rendered in bona fide arm’s-length transactions; (c) constitute valid, undisputed or adequately reserved claims; (d) are not subject to any assertions of set-off, reduction, counterclaim, claim or dispute, in any case in excess of the amount reserved against such items; (e) have not been extended or rolled over in order to make them current; and (f) are current. The accounts receivable data delivered to Parent is true, complete and correct in all material respects as of the date delivered to Parent and was prepared consistent with past practice and all policies and procedures of the Company and its Subsidiaries.
Section 3.24.    Assets of Company. Upon the consummation of the Closing, the assets and properties owned and validly licensed by the Company and its Subsidiaries will comprise all the assets and properties necessary to permit Parent to conduct the Company Business in the same manner as the Company Business is being conducted on the date hereof and on the Closing Date. All assets used by the Company and its Subsidiaries in the conduct of the Company Business are owned or leased directly by the Company and its Subsidiaries and not by any other Affiliate or Person.
Section 3.25.    Tractors and Trailers.
(a)    Except for damage arising by way of ordinary wear and tear, damage that is fully accrued for on the Base Balance Sheet or damage for which a valid claim for insurance proceeds (net of applicable deductibles) by the Company is pending, or except as set forth on Schedule 3.25(a), each of the tractors, trailers and straight trucks owned or leased by the Company or any of its Subsidiaries (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in substantial conformity with past practice of the Company and its Subsidiaries, (iii) complies in all material respects with applicable operating condition requirements of the United States Department of Transportation (the “DOT”), and (iv) as of the Effective Time, has no physical damage that would impair the use of such tractor, trailer or straight truck by the Company and its Subsidiaries that would cost in excess of $5,000 (in the case of a tractor) or $2,500 (in the case of a trailer) to repair, ordinary wear and tear excepted.
(b)    Each of the tractors, trailers and straight trucks owned or leased and in operation by the Company or any of its Subsidiaries is properly licensed and registered with all applicable authorities in accordance with applicable Laws. Such licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid. Neither the Company nor any of its Subsidiaries presently maintains or has received since January 1, 2013 an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Administration (the “FMCSA”). There is no pending or, to the Knowledge of the Company, threatened, judicial or administrative proceeding (including any compliance review of FMCSA intervention action) that reasonably could be expected to result in an unsatisfactory or conditional safety and fitness rating. Schedule 3.25(b) sets forth true, correct and complete copies of all public and non-public scores of the Company and each of its Subsidiaries under the FMCSA’s Compliance Safety Accountability program, including the non-public underlying data related to such scores as provided by the FMCSA. The Company and its Subsidiaries currently have a “satisfactory” safety and fitness rating from the DOT as a result of their most recent compliance reviews. The Company and its Subsidiaries are in compliance in all material respects with all DOT regulations, including the leasing regulations set forth in 49 C.F.R. Part 376 and the intermodal equipment regulations set forth in 49 C.F.R. Part 385 and 390. The Company and its Subsidiaries have procedures in place to validate their contractual counterparties’ compliance with contractual obligations for insurance coverage, operating authority, safe operations and other relevant factors.
(c)    Since January 1, 2011, all tractors, trailers and straight trucks taken as a whole have been operated in material compliance with applicable requirements of any leases, secured notes and other financing documents to which the Company and its Subsidiaries, along with such items of equipment, are subject. Schedule 3.25(c)(i) contains a complete and accurate list of all leases pertaining to tractors, trailers or straight trucks, and true and complete copies of which have been delivered to Parent. All amounts owing by the Company or its Subsidiaries to the other party under any lease of any tractor, trailer or straight truck or other financing document are paid or are accrued on the Base Balance Sheet. Schedule 3.25(c)(ii) sets forth all of the tractors, trailers and straight trucks owned by the Company or any of its Subsidiaries, and describes in reasonable detail the warranties, repurchase or trade-back credit and other material arrangements regarding such tractors, trailers and straight trucks and any restrictions on transferability on change in control regarding such agreements.
(d)    Schedule 3.25(d) sets forth a true and correct list of all tractors, trailers and straight trucks out of service for repairs, with wrecked tractors, trailers and straight trucks separately noted.
Section 3.26.    Owner-Operators.
(a)    Except as set forth on Schedule 3.26(a), neither the Company nor any of its Subsidiaries (i) is required, pursuant to contract or otherwise, to segregate from its general funds monies collected for any of its Owner-Operators or is otherwise restricted by any Owner-Operator from the use of those funds; (ii) holds, or is required to hold, in trust for any Owner-Operator any portion of its accounts collected from any Person who is obligated on an account in respect of such Owner-Operator’s services; or (iii) has any fiduciary relationship or duty to any driver arising out of or in connection with any contract between the Company or its Subsidiary and such Owner-Operator. No Owner-Operator, whether pursuant to contract or otherwise, at any time controls the method of collection of the Company’s or any of its Subsidiaries’ accounts or restricts the Company’s or any of its Subsidiaries’ use of proceeds related thereto. No Owner-Operator, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by the Company or any of its Subsidiaries to such Owner-Operator. All payments by the Company and its Subsidiaries in respect of payables to Owner-Operators, whether pursuant to contract or otherwise, are made from the Company’s or its Subsidiaries’ general funds in the ordinary course of business.
(b)    Each contract between the Company and any of its Subsidiaries, on the one hand, and its Owner-Operators, on the other hand, (the “Owner-Operator Contracts”) complies in all material respects with the federal truth-in-lending regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks and other actions of the Company and its Subsidiaries with regard to its Owner-Operators have complied in all material respects with the terms and conditions of such contracts and regulations. All Owner-Operators have executed and delivered to the Company or its Subsidiary, as applicable, and all Owner-Operators that perform services in connection with the Company Business are subject to and bound by, the form of agreement attached hereto as Schedule 3.26(b). Schedule 3.11(e)(ii) includes a true and complete list of all of the Owner-Operators, as of the date of this Agreement. The operations of the Company and its Subsidiaries have, since January 1, 2011, been consistently conducted (i) in compliance with the regulations promulgated by the FMCSA under 49 CFR 376.12 et seq., and (ii) in a manner consistent with the criteria to establish and maintain independent contractor relationships between the Company and its Subsidiaries and the Owner-Operators under the applicable company’s DOT operating authority and all applicable Legal Requirements.
(c)    Each of the Owner-Operator Contracts (i) complies in all material respects with all Laws, (ii) has been duly and validly executed and delivered by the Company or its Subsidiary and, to the Company’s Knowledge, the respective Owner-Operator, (iii) is in full force and effect and is valid and enforceable in accordance with its terms in all material respects, and (iv) does not require the consent of any Person in connection with the Merger and the other transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with or result in a breach of, or give the Company, any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to modify any Owner-Operator Contract.
(d)    Schedule 3.26(d) is a correct and complete listing as of December 31, 2014 of (i) all of the escrowed funds held by the Company or any of its Subsidiaries for each Owner-Operator Contract, all of which are accurately reflected on the Base Balance Sheet, and (ii) any amounts owed to the Company or any of its Subsidiaries under each Owner-Operator Contract as of December 31, 2014 in accordance with the terms of such Owner-Operator Contract.
(e)    Schedule 3.26(e) is a correct and complete listing as of December 31, 2014 of all Owner-Operators for whom the Company or any of its Subsidiaries provide financing, along with a description of the financing terms (purchase or lease), outstanding balance, monthly payment, maturity date, balloon or purchase option amount, any late fees, penalties or similar amounts due and whether all payments are current. All of such financing arrangements are authorized under express terms of the Owner-Operator Contract with each applicable Owner-Operator or otherwise represented by written contracts.
(f)    Neither the Company nor any of its Subsidiaries has received written notice of the intention of its Owner-Operators to, and to the Knowledge of the Company, no Owner-Operators intend to, cease doing business or reduce the business transacted with the Company or any of its Subsidiaries following the Effective Time as a result of the consummation of the Merger or the other transactions contemplated hereby.
Section 3.27.    Exclusive Dealing. Except as set forth on Schedule 3.27, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, is a party to any currently effective agreement involving, directly or indirectly, the sale or transfer of any Securities of the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course) to any Person other than Parent.
Section 3.28.    Limitations on Warranties. Except as expressly set forth in this Agreement (including, without limitation, this Article III and Section 9.1), and except with respect to matters involving fraud, the Company and the Equity Holders disclaim all liability and responsibility for any representation, warranty, or statement made or information communicated (orally or in writing) to Parent and MergerCo (including any opinion, information, projection or advice which may have been provided to Parent, MergerCo or any of their Affiliates by the Company, any Equity Holder or the Equity Holders’ Representative). ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE

ARE EXPRESSLY EXCLUDED. ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
As of the date of this Agreement and as of the Closing, Parent and MergerCo hereby jointly and severally make to the Company each and every one of the representations and warranties contained in this Article IV with the understanding that the Company is relying upon the truth, accuracy and completeness of such representations and warranties in determining to consummate the Merger upon the terms set forth in this Agreement.
Section 4.1.    Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Tennessee, and MergerCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and each has all requisite corporate power and authority to own, use, operate, manage, lease, hold and transfer its properties and to carry on its respective business as currently conducted. MergerCo is duly licensed or qualified to do business as a foreign corporation under the Laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have or be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered to the Company true, correct and complete copies of the certificate of incorporation and bylaws of MergerCo. From the date of this Agreement until the Effective Time, there have been no amendments to the certificate of incorporation or bylaws of MergerCo.
Section 4.2.    Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has all requisite corporate power, authority and capacity to execute and deliver this Agreement and each Transaction Document to which Parent or MergerCo, as applicable, will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and MergerCo of this Agreement and each Transaction Document to which Parent or MergerCo, as applicable, will be a party, the performance by Parent and MergerCo of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action of the board of directors of Parent, the board of directors of MergerCo, and by Parent, as the sole stockholder of MergerCo, and no other action on the part of Parent or MergerCo is necessary to authorize the execution and delivery by Parent or MergerCo of this Agreement and each of the Transaction Documents to which Parent or MergerCo, as applicable, will be a party and the consummation of the Merger and the other transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which Parent or MergerCo, as applicable, will be a party will be as of the Closing, duly executed and delivered by Parent and MergerCo, as applicable, and assuming due authorization, execution, and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement constitutes, and each Transaction Document to which Parent or MergerCo, as applicable, will be a party will constitute as of the Closing, a legal, valid and binding obligation of Parent and MergerCo, as applicable, enforceable against such party in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 4.3.    No Conflict; Consents. The execution and delivery by Parent and MergerCo of this Agreement and each Transaction Document to which Parent or MergerCo, as applicable, will be a party, and the consummation by Parent and MergerCo of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not and will not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of immediate or early termination of, any contract, agreement, permit, license, authorization or obligation to which Parent or MergerCo is a party or by which its assets are subject or bound; (ii) violate any provision of the organizational documents of Parent or MergerCo; (iii) cause Parent or MergerCo to violate any Laws applicable to Parent or MergerCo; or (iv) except as set forth on Schedule 4.3, require from Parent or MergerCo any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other Person.
Section 4.4.    Brokers. Neither Parent, MergerCo nor any of their respective Affiliates has entered into any contract, arrangement or understanding with any Person that may result in the obligation of Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the Transaction Documents or consummation of the Merger or the other transactions contemplated hereby or thereby, except that Parent has retained and will owe fees to Raymond James in connection with the Merger.
Section 4.5.    Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the actual knowledge of any executive vice president or higher level officer of Parent, threatened against Parent or MergerCo, and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or by the Transaction Documents or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement or the Transaction Documents.
Section 4.6.    Financing. Parent will have sufficient funds and committed lines of credit available for Parent to deliver the Merger Consideration in full at the Closing and to consummate the Merger and the other transactions contemplated hereby.
Section 4.7.    Due Diligence Investigation. Each of Parent and MergerCo acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to Merger and the other transactions contemplated hereby. None of the Company, its Subsidiaries, the Equity Holders, or any of their respective directors, officers, members, stockholders, Affiliates, managers, members, partners, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty, express or implied, to Parent, MergerCo or any of their Affiliates or financing sources (except for the representations and warranties made by the Company to Parent and MergerCo expressly set forth in Article III and Section 9.1), and without limiting the generality of the foregoing, except for the representations and warranties made by the Company to Parent and MergerCo expressly set forth in Article III and Section 9.1, no representation or warranty is made (i) with respect to any “management presentations” or accompanying materials presented by the Company to Parent or MergerCo or (ii) with respect to any information contained in any “data room” or “virtual data room” or other information delivered by electronic mail; provided, however, that nothing in this Section 4.7 shall relieve the Company of any liability arising with respect to any matter involving fraud.
ARTICLE V -CONDUCT OF BUSINESS PENDING THE CLOSING
Section 5.1.    Conduct of Business Prior to Closing. The Company agrees that, between the date hereof and the Closing Date, the Company and its Subsidiaries shall (a) operate the Company Business and use and maintain their respective assets solely in the ordinary course of business consistent with past practice, (b) use all commercially reasonable efforts to preserve their respective business relationships with their customers, employees and other Persons having a business relationship with the Company and its Subsidiaries, (c) keep all Material Contracts and Intellectual Property in full force and effect and (d) comply in all material respects with all applicable Legal Requirements. Except as described on Schedule 5.1 and without limiting the generality of the foregoing, the Company specifically agrees that, without Parent’s prior written consent, the Company and its Subsidiaries will not:
(i)    authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), or modify the terms of, any Securities or other equity equivalents of the Company or any of its Subsidiaries;
(ii)    enter into any agreement or agreements (or discussions regarding any such agreement) with respect to the sale, transfer, pledge or other disposition of the Securities of the Company or any of its Subsidiaries, or consummate any such sale, transfer, pledge or other disposition of Securities;
(iii)    change the authorized capital stock or Securities of the Company or any of its Subsidiaries or make any change to the Certificate of Incorporation, Bylaws or other governing documents of the Company or any of its Subsidiaries;
(iv)    merge into or with, or consolidate with, or acquire the business, assets or securities of, any Person or, except as set forth on Schedule 5.1, make any material capital expenditure;
(v)    enter into any agreement or agreements (or discussions regarding any such agreement) for the sale or transfer of any material assets, or consummate any such sale or transfer, except for sales of obsolete equipment no longer usable in the operation of the Company Business;
(vi)    adopt, amend, terminate or make any other change to any Plan or Benefit Program, except as required by applicable Legal Requirements;
(vii)    increase the compensation payable to any officer or director of the Company or any of its Subsidiaries;
(viii)    make any increase of more than 5% in the hourly or annualized compensation of any non-officer employee of the Company or any of its Subsidiaries or make increases in the hourly or annualized compensation of all such non-officer employees that would increase the Company’s and its Subsidiaries’ costs by more than $100,000 in the aggregate;
(ix)    commit any act or omit to do any act which effectuates or causes an amendment or modification to, or a material breach of, or a termination of (excluding any expiration due to the passage of time), any Material Contract, or enter into any lease for real property that is not terminable without penalty on no more than sixty (60) days notice;
(x)    fail to use, preserve and maintain the assets of the Company and its Subsidiaries on a basis consistent with past practice or fail to keep such assets, in all material respects, in good working condition, ordinary wear and tear excepted;
(xi)    fail to maintain the insurance policies covering the assets of the Company and its Subsidiaries that are in effect as of the date of this Agreement;

(xii)    fail to pay the debts and obligations incurred by the Company and its Subsidiaries as they become due or waive, release or assign any material right relating to the Company Business or assets of the Company or any of its Subsidiaries;
(xiii)    create, incur, assume, guarantee or otherwise become liable for or obligated with respect to any Indebtedness (except for Indebtedness incurred in the ordinary course of business under the terms of the Company’s Senior Secured Credit Facility in existence as of the date of this Agreement), or create, assume or permit to exist any Encumbrance upon any assets or Securities of the Company or any of its Subsidiaries, except for Permitted Encumbrances;
(xiv)    fail to maintain books, accounts and records of the Company and its Subsidiaries in the usual manner and on a basis consistent with past practice, except as required by Law or by GAAP, or materially change accounting policies or procedures, including changes in accounting policies and procedures with respect to salaries and benefits, bad debt, charitable donations, lease payments and non-core business expenses, except as required by Law or by GAAP;
(xv)    make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any “closing agreement” within the meaning of Code § 7121 (or any similar provision of state, local or non-U.S. law), settle or compromise any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, apply for or request any Tax ruling, or take or omit to take any other material action related to Taxes;
(xvi)    make any material change in its methods or practices for billing or collecting accounts receivable or paying accounts payable;
(xvii)    fail to promptly inform Parent in writing of any event, condition or circumstance that has resulted in or that would be reasonably expected to result in a Company Material Adverse Effect;
(xviii)    fail to maintain spare equipment at levels consistent with the past practice of the Company and its Subsidiaries;
(xix)    settle any (A) litigation or arbitration, (B) claim or other matter that would result in the Company or any of its Subsidiaries being enjoined in any material respect from engaging in the transactions contemplated by this Agreement or that would reasonably be expected to materially adversely affect the Company Business or (C) material claim or other action, including any claim or action as to which such settlement would involve the Company or its Subsidiaries being subject to any material limitations or restrictions; or
(xx)    enter into any agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions or that is otherwise inconsistent with the foregoing.
Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (A) during the period beginning on the date of this Agreement and ending at the Effective Time (the “Interim Period”) nothing contained in this Agreement shall give Parent or MergerCo, directly or indirectly, the right to control or direct the operation of the Company Business and (B) during the Interim Period, the Company, at the direction of the Company Board and the Equity Holders, and the Subsidiaries of the Company, at the direction of the governing bodies and equity holders of each respective

Subsidiary, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
ARTICLE VI - ADDITIONAL AGREEMENTS
Section 6.1.    Written Consent of the Common Stockholders.
(a)    Immediately following the execution of this Agreement by Parent, MergerCo and the Company, the Company, acting through the Company Board, shall request, in accordance with applicable Law, that the Common Stockholders approve this Agreement by written consent, as permitted by the Bylaws (the “Written Consent”). Promptly following the execution and delivery of this Agreement by the Company, and in any event within twenty-four (24) hours thereafter, the Company shall deliver the Written Consent to Parent, which shall have been executed by a sufficient number of Common Stockholders in order to approve this Agreement, the Merger and the other transactions contemplated hereby pursuant to the DGCL and all governing documents of the Company (the “Executed Consent”).
(b)    As promptly as practicable following the date of this Agreement, the Company shall (i) send to the Equity Holders the notice required by Section 262(d)(2) of the DGCL and (ii) send to Equity Holders that have not signed the Executed Consent the notice required by Section 228(e) of the DGCL. Prior to sending any of the notices required by this Section 6.1(b), the Company shall provide to Parent drafts of such notices and shall give Parent a reasonable amount of time to review and comment upon such notices and shall incorporate the reasonable comments of Parent made with respect thereto prior to mailing any such notices.
Section 6.2.    Access to Information and Systems.
(f)    Subject to Section 6.3(b), between the date hereof and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of the Company’s and its Subsidiaries’ officers, employees and agents to give Parent and MergerCo and their authorized representatives reasonable access, upon reasonable advance notice and at Parent’s expense during normal business hours, to the Company, its Subsidiaries and their respective facilities, properties, employees, books and records, systems, software, intellectual property and operations (including billing and information technology) as from time to time may be reasonably requested; provided, however, that such access shall be only be provided under the supervision of the personnel of the Company and its Subsidiaries and in such a manner as not to unreasonably interfere with the conduct of the Company Business.
(g)    Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Parent, MergerCo or any of their representatives if such disclosure could reasonably be expected to (i) jeopardize any attorney-client or other privilege or (ii) contravene any applicable Legal Requirements or fiduciary duty. The Company and Parent, with the assistance of their respective counsel and advisors, as appropriate, shall collaborate with each other, and consider in good faith the views of one another, in (A) determining whether a contemplated disclosure could reasonably be expected to have any of the consequences described in clauses (i) and (ii) of this Section 6.2(b) and (B) devising alternative means of disclosure (such as, for example, the use of firewalls, clean teams or other disclosure protocols) that would enable Parent and MergerCo to achieve their legitimate interests without causing the consequences described in clauses (i) and (ii) of this Section 6.2(b). It is understood and agreed that nothing in this Section 6.2(b) shall relieve the Company or any Indemnifying Equity Holder of any liability arising under Section 3.28, 8.2 or 9.2 hereof or with respect to any matter involving fraud.

(h)    Prior to the Closing, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, neither Parent, MergerCo nor any of their representatives shall perform invasive or subsurface investigations of any Leased Real Property.
Section 6.3.    Confidentiality.
(c)    Subject to Section 6.8 below, prior to and after the Closing, the Company (exclusive of the Surviving Corporation), the Equity Holders’ Representative and each Indemnifying Equity Holder shall, and shall cause each of their Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence and not divulge or disclose any information of any kind concerning this Agreement, the Merger, Parent, MergerCo, the Company and their respective Affiliates, except to the extent that such Person can show that such information (i) is generally available to and known by the public through no fault of such Person, (ii) is required to be disclosed under applicable Law or judicial process or (iii) was lawfully acquired by such Person from and after the Closing from sources that were not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Company (exclusive of the Surviving Corporation), the Equity Holders’ Representative, any Indemnifying Equity Holder or any of their respective Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify Parent in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall use its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.
(d)    Subject to Section 6.8 below, prior to the Closing, Parent shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence and not divulge or disclose any information of any kind concerning this Agreement, the Merger, the Company or the Equity Holders, except as required by Law and except to the extent that such Person can show that such information (a) is generally available to and known by the public through no fault of such Person, (b) is required to be disclosed under applicable Law or judicial process or (c) was lawfully acquired by such Person from and after the Closing from sources that were not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Parent or its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers are compelled to disclose any information by judicial or administrative process or by other requirements of Law, except for any such disclosure that may be required by federal or state securities Laws, such Person shall promptly notify the Company in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall use its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(e)    Notwithstanding the foregoing, to the extent that a party is making or defending a claim in connection with this Agreement (an “Agreement Claim”), such party may make disclosures to its attorneys and advisors and to any court or arbitrator in any legal proceeding or arbitration in connection with any litigation or arbitration related to such Agreement Claim, but only to the extent necessary in making or defending such Agreement Claim; provided, however, that the disclosing party shall remain liable for any unauthorized disclosure of information by its attorneys and advisors and, to the extent reasonably possible, all such litigation or arbitration of an Agreement Claim shall be conducted under seal or subject to a protective order.

Section 6.4.    Consents. Subject to Section 10.1(b)(i), each of the parties shall use commercially reasonable efforts to obtain the authorizations, consents, orders and approvals from any Governmental Authority or other Person which are required for or in connection with the consummation of the Merger or the other transactions contemplated by this Agreement and the Transaction Documents. Each of the Company and Parent shall, upon the reasonable request of the other party, use commercially reasonable efforts to assist the other and its Affiliates in obtaining such consents, orders and approvals; provided, however, that such efforts shall not be deemed to include a request that any party pay any amounts or take any actions outside the ordinary course of business, including any divestiture or holding separate of assets. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, including to obtain the consents and approvals of the third parties listed on Schedule 7.1(g) and executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

Section 6.5.    Employment Matters.
(d)    As of the Effective Time, the Company shall have terminated, or shall have caused its Subsidiaries to have terminated, all Plans, except for those Plans that Parent requests not be terminated. Parent shall take all necessary action so that, after the Effective Time, any current or former employee of the Company or its Subsidiaries who is eligible to participate in a Plan as of the Effective Time shall either be eligible to continue his or her participation in such Plan or participate in a corresponding employee benefit plan maintained by Parent or any of its Subsidiaries, subject to the terms of such corresponding plan. Unless otherwise agreed to in writing by the parties, within fifteen (15) days prior to the Closing Date, Parent shall provide written notification to the Company of the Plans to be terminated and Plans to be maintained post-Closing. Parent shall determine which current or former employees of the Company and its Subsidiaries will continue participation in a Plan after the Effective Time and which will commence participation in a corresponding employee benefit plan maintained by Parent or any of its Subsidiaries after the Effective Time and, with respect to current or former employees of the Company or its Subsidiaries who transfer participation to such a corresponding plan, when such transfer will occur. Parent need not treat all current and former employees of the Company and its Subsidiaries (including those who are similarly situated) in the same manner with respect to which plans they participate in and when, if at all, they transfer participation from a Plan to a corresponding employee benefit plan maintained by Parent or any of its Subsidiaries. Parent may take such actions (or cause its Subsidiaries or the Surviving Corporation after the Effective Time to take such actions) as are necessary or advisable to accomplish the foregoing. Notwithstanding the foregoing provisions of this Section 6.5(a), Parent hereby agrees that, from and after the Closing Date, Parent shall cause the Surviving Corporation to grant employees of the Surviving Corporation and its Subsidiaries credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date for eligibility, vesting and benefit accrual purposes, including with respect to vacation accrual, Parent’s 401(k) Plan and Parent’s medical, dental, vision and other benefit plans maintained by Parent at the Effective Time, to the same extent such service was recognized under a similar Plan, except, in each case, to the extent such treatment would result in duplicative benefits. In addition, Parent shall cause (i) the Surviving Corporation and its Subsidiaries to waive all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any applicable plans maintained by Parent to the same extent such conditions were not applicable under any Plan and (ii) any covered expense incurred on or before the Closing Date by any current or former employee (or covered dependent thereof) of the Surviving Corporation or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of pocket provisions after the Closing Date under any applicable plan maintained by Parent.
(e)    Effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, the Company shall cause the freeze of contributions to the Towne Air Freight, Inc. Employees Retirement Plan (the “401(k) Plan”). Effective no later than the day immediately preceding the Closing Date, the 401(k) Plan shall be terminated by proper action of the board of directors of Towne Air Freight, Inc., which shall provide that, after the date of plan termination, no new participants shall become eligible to participate in, and no contributions shall be made on behalf of existing participants to, the 401(k) Plan, and that all plan assets shall be liquidated as soon as practicable after plan termination, but not necessarily on or before the Closing Date. Before the Closing Date, the Company shall provide Parent copies of duly adopted resolutions by the board of directors of Towne Air Freight, Inc. freezing contributions to the 401(k) Plan, terminating the 401(k) Plan, and authorizing the liquidation of plan assets. The resolution shall be subject to the prior review of Parent. Notwithstanding anything in this Agreement or the 401(k) Plan to the contrary, on or before the Closing Date, the Company shall cause to be contributed or, in lieu thereof, for purposes of calculating Closing Working Capital, cause to be accrued for the contribution of, all unpaid employer contributions (including matching contributions) to the 401(k) Plan.

(f)    Except as otherwise provided in this Section 6.5, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Plan or Benefit Program or as requiring the Surviving Corporation or Parent to offer to continue (other than as required by its terms) any Plan, any Benefit Program or any written employment contract or to continue the employment of any specific person; provided, however, that no such termination or amendment may take away benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such Person, except as allowed by applicable Law.
(g)    The Company, Parent and MergerCo acknowledge and agree that each employment agreement set forth on Schedule 3.8(a) that is in force and effect immediately prior to the Effective Time shall remain a contract immediately following the Effective Time among the parties thereto (including the Company and the respective employees that are parties thereto, as applicable) with each such employment agreement being enforceable by such parties thereto in accordance with its terms.
Section 6.6.    Exclusivity. The Company agrees on its own behalf and on behalf of its Affiliates that, following the date hereof until the earlier of (a) the Closing Date or (b) the termination of this Agreement, the Company shall not, and shall cause its Subsidiaries and Affiliates and their respective directors, employees, representatives and agents (collectively, the “Company Parties”) not to, discuss, pursue or enter into any contract with respect to a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the Securities of the Company or any of its Subsidiaries or all or any material part of their assets with any other Person (an “Acquisition Proposal”) or provide any information to any Person other than Parent, MergerCo and their representatives with respect to an Acquisition Proposal. The Company shall, and shall cause the Company Parties to, (i) immediately cease and cause to be terminated any and all contracts, discussions and negotiations with all Persons other than Parent, MergerCo and their representatives regarding the foregoing and (ii) promptly notify Parent if any Acquisition Proposal or any inquiry or contact with any Person other than Parent, MergerCo and their representatives with respect thereto is subsequently made to any Company Party.
Section 6.7.    Further Assurances. At and following the Effective Time, each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the other parties to (a) consummate the Merger, (b) vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either MergerCo or the Company and (c) effect the other purposes of this Agreement and the Transaction Documents.
Section 6.8.    Publicity. Neither Parent, on the one hand, nor the Company or any Indemnifying Equity Holder, on the other hand, shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement, the Merger or the other transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the Company, in the case of Parent, or Parent, in the case of the Company or any Indemnifying Equity Holder, except for (a) public releases or announcements that are required by any applicable Legal Requirement, including any federal or state securities Laws and including the filing of this Agreement with the Securities and Exchange Commission as an Exhibit to a Form 8‑K (in which case, so far as reasonably possible, there shall be consultation among Parent and the Company prior to such announcement), and (b) customary disclosures that Parent and its Affiliates may make to the investment community and to their banks and advisors.
Section 6.9.    Equity Holders’ Representative.
(y)    The Equity Holders’ Representative shall have full power and authority to take all actions under this Agreement and any other Transaction Document that are to be taken by the Equity Holders’

Representative, and Parent shall not be required to obtain the consent of any or all Equity Holders in connection with such matters; it being understood and agreed that Parent shall be entitled to rely in all respects upon the decisions and actions of the Equity Holders’ Representative with respect thereto. The Equity Holders’ Representative shall be authorized to take any and all actions which it believes are necessary or appropriate under this Agreement and any other Transaction Document, including executing the Escrow Agreement as Equity Holders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Equity Holders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, including authorizing and making disbursements from time to time of some or all of the Escrow Fund or the Holdback Amount, obtaining reimbursement as provided for herein or therein for all out-of-pocket fees and expenses and other obligations of or incurred by the Equity Holders’ Representative in connection with this Agreement and the Escrow Agreement, defending all indemnity claims against the Escrow Fund, consenting to, compromising or settling all indemnity claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement and the Escrow Agreement, taking any all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Equity Holders’ Representative shall have the full power and authority to interpret on behalf of the Equity Holders all the terms and provisions of this Agreement and any other Transaction Document and to consent to any amendment hereof or thereof on behalf of the Equity Holders in its capacity as Equity Holders’ Representative.
(z)    After the Closing, the Equity Holders’ Representative shall have reasonable access to information concerning any indemnity claim to the extent that such information is in the possession, custody or control of Parent or the Surviving Corporation, and Parent and the Surviving Corporation shall provide reasonable assistance to the Equity Holders’ Representative in the performance of the Equity Holders’ Representative’s duties, and the exercise of the Equity Holders’ Representatives rights, under this Agreement and any other Transaction Document, including for the purpose of evaluating any indemnity claim against the Escrow Fund; provided that the Equity Holders’ Representative shall treat confidentially and not, except in connection with enforcing rights under this Agreement or any other Transaction Document, disclose any nonpublic information from or concerning any indemnity claim to anyone (except to the Equity Holders’ Representative’s attorneys, accountants or other advisers, to the Indemnifying Equity Holders and to any other Person on a need-to-know basis, but only if such other Person agrees to keep such information confidential).
(aa)    In the performance of the Equity Holders’ Representative’s duties and exercise of the Equity Holders’ Representative’s rights under this Agreement and any other Transaction Document, the Equity Holders’ Representative shall be entitled to rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any party to this Agreement or such other Transaction Document. The Equity Holders’ Representative may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement and any other Transaction Document has been duly authorized to do so.
(bb)    The Equity Holders’ Representative is authorized, in the Equity Holders’ Representative’s sole discretion, to comply with final, non-appealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Equity Holders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the

Equity Holders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Equity Holders’ Representative complies with any such order, writ, judgment or decree, the Equity Holders’ Representative’s shall not be liable to any Equity Holder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
(cc)    Subject to the terms of the Equity Holders Agreement, the powers of the Equity Holders’ Representative hereunder are irrevocable, and any action taken by the Equity Holders’ Representative pursuant to the authority granted in the Equity Holders Agreement shall be effective and absolutely binding as the action of the Equity Holders. Without limiting the generality of the foregoing, all actions, decisions, instructions and determinations of the Equity Holders’ Representative taken, made or given pursuant to the authority granted to the Equity Holders’ Representative pursuant to this Section 6.9 shall be conclusive and binding upon each Equity Holder, and no Equity Holder shall have the right to object to, dissent from, protest or otherwise contest the same. The terms and conditions of this Agreement are hereby made, and are hereby acknowledged to be, dependent on the actions, decisions, instructions and determinations that are contemplated or permitted to be made by the Equity Holders’ Representative pursuant to this Section 6.9, and the rights of all Equity Holders shall be qualified by and dependent upon such actions, decisions, instructions and determinations, irrespective of whether the Equity Holders’ Representative is acting as an agent or power of attorney of such Equity Holders.

Section 6.10.    Officers’ and Directors’ Indemnification.
(a)    In the event of any claim, action, suit, proceeding or investigation (a “D&O Claim”), whether civil, criminal, administrative or investigative, in which any Person who was immediately prior to the Effective Time a director or officer of the Company or any of its Subsidiaries (each, a “D&O Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on the fact that such Indemnified Party was immediately prior to the Effective Time a director or officer of the Company or any of its Subsidiaries, or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, Parent and the Surviving Corporation agree to cooperate and use their commercially reasonable efforts to defend against and respond to such D&O Claim. From and after the Closing Date, Parent and the Surviving Corporation shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, each D&O Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such D&O Claim, and in the event of any such D&O Claim, (A) Parent and the Surviving Corporation from and after the Closing Date, shall promptly pay expenses incurred by each Indemnified Party as the same are incurred in advance of the final disposition of any such D&O Claim and (B) Parent and the Surviving Corporation will use their respective commercially reasonable efforts to assist in the vigorous defense of any such D&O Claim; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided further that Parent and the Surviving Corporation shall have no obligation hereunder to any D&O Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such D&O Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any D&O Claim, shall notify Parent and the Surviving Corporation thereof; provided that the failure to so notify shall not affect the obligations of Parent and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.
(b)    Parent and the Surviving Corporation agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each D&O Indemnified Party provided for in the respective charters, bylaws or organizational documents of the Company or any of its Subsidiaries (or any successor or assign of the Company or any of its Subsidiaries) in effect as of immediately prior to the Effective Time shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.
(c)    Prior to the Closing, the Company shall purchase, and Parent agrees not to cancel for a period of six (6) years after the Closing Date, a fully paid tail policy with coverages as described on Schedule 6.10(c) and with a deductible or self insured retention, as applicable, of no greater than $50,000 per claim (the “Tail Policy”). The costs of purchasing the Tail Policy as of immediately prior to the Closing shall be borne by the Company as a Company Expense. Parent shall be solely and exclusively liable for making all payments of deductibles or self insured retentions (as the case may be) under the Tail Policy that first become due and payable following the Anniversary Date up to a maximum of $50,000 per claim made with respect to the Company, the Company Subsidiaries or any of their current or previous officers or directors in their capacities as such (the “Deductible Payments”). The Indemnifying Equity Holders shall be solely and exclusively liable and responsible for making all payments of all amounts, whenever due, under and with respect to the Tail Policy, except for the Deductible Payments (all such amounts, including the amount of all deductibles or self insured retentions in excess of the maximum Deductible Payments and all deductibles and self insured retentions that first become due and payable on or prior to the Anniversary Date, being collectively the “Insurance Amounts”), it being understood and agreed that (i) no Parent Indemnitee shall be liable for the payment of, or responsible for the consequences of the non-payment of, any Insurance Amounts; (ii) all Parent Indemnitees shall be indemnified against the non-payment of any Insurance Amounts and all consequences of such non-payment, including all Indemnifiable Losses related thereto, pursuant to the terms of this Agreement; and (iii) any Parent Indemnitee may, in its sole and absolute discretion and without any obligation whatsoever to do so, pay any Insurance Amounts at any time and from time to time, whereupon the Parent Indemnitee making such payment shall be indemnified against, and entitled to prompt reimbursement from the Indemnifying Equity Holders for, all Insurance Amounts so paid.
(d)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.10.
(e)    The obligations of Parent and its Affiliates under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.10 applies without the consent of such affected Person.
Section 6.11.    WARN Act. Parent shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local applicable Laws), and Parent shall indemnify and hold the Equity Holders and each of their respective Affiliates, and each of their respective directors, officers and agents harmless from and against any Indemnifiable Losses incurred by such Persons as a result of the failure of Parent, the Surviving Corporation or any of its Subsidiaries to comply with the provisions of the WARN Act on or after the Closing Date or Parent’s failure to comply with the provisions of this Section 6.11.
Section 6.12.    Financing Cooperation. Prior to the Effective Time, the Company shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause the Company Parties to, at the sole expense of Parent, provide such reasonable cooperation in connection with any financing by Parent or any of its Affiliates in connection with the Merger as may be reasonably requested by Parent.
Section 6.13.    Acknowledgement by Parent and MergerCo.
(a)    Parent and MergerCo conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent and MergerCo have relied solely on the results of their own independent investigation, the agreements of the Company and the Indemnifying Equity Holders set forth herein and the representations and warranties of the Company expressly and specifically set forth in Article III and Section 9.1, as qualified by the Schedules.
(b)    The Company has delivered or made available to Parent certain projections, forward-looking statements, forecasts, estimates and business plan information (collectively, the “Projections”). The Company covenants and agrees that the Projections were prepared by the Company in good faith. Parent and MergerCo acknowledge that there are uncertainties inherent in attempting to make the Projections, that Parent and MergerCo are familiar with such uncertainties, that Parent and MergerCo are responsible for making their own evaluation of the adequacy and accuracy of any Projections provided to them in connection with the Merger and the other transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such Projections), that except as explicitly set forth in Article III and Section 9.1, no representations, warranties or statements of any kind are being made with respect thereto, that none of Parent, MergerCo nor any of their representatives is relying thereon, and that Parent, MergerCo and their representatives shall have no claim against anyone with respect thereto, except in the case of fraud or of a breach of a representation or warranty that is explicitly set forth in Article III or Section 9.1.
Section 6.14.    Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Indemnifying Equity Holders in connection with this Agreement, for a period of six (6) years after the Closing, subject to the provisions of Section 9.3(g), Parent shall, and shall cause the Surviving Corporation to (i) retain the Books and Records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and its Subsidiaries; and (ii) upon reasonable notice, afford the Equity Holders’ Representatives reasonable access (including the right to make, at the Equity Holders’ Representative’s expense, photocopies), during normal business hours, to such Books and Records solely to the extent reasonably requested by them in connection with any such claim; provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide the Equity Holders’ Representative with access to any Books and Records pursuant to this Section 6.14 where such access would violate any Legal Requirement; and provided further, that the obligation to maintain Books and Records with respect to any specific claim shall terminate before the end of such six (6) year period if, pursuant to the terms of this Agreement, no actions for indemnification may be brought with respect to such specific claim and no such action is continuing.
ARTICLE VII - CONDITIONS TO THE MERGER
Section 7.1.    Conditions to Obligations of Parent to Effect the Merger. The obligations of Parent and MergerCo to effect the Merger and the other transactions contemplated hereby and by the Transaction Documents are subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent in its sole discretion at or prior to the Effective Time:
(i)    The (i) Company Fundamental Reps set forth in Sections 3.1, 3.2, 3.3, 3.10, 3.16, 3.17(b) and 9.1 shall be true and correct in all respects as of the Closing Date except to the extent such representations and warranties expressly relate to a specific date in which case they shall be true and correct in all respects as of such date and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (provided that all such representations and warranties that are qualified by “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects as of the Closing Date), except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date (provided that all such representations and warranties that are qualified by “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects as of such date). Parent shall have received a certificate to the effect set forth in the preceding sentence dated as of the Closing Date duly executed by an authorized officer of the Company.
(j)    No suit, action, investigation or other proceeding shall be pending or threatened before, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by, any court or other Governmental Authority of competent jurisdiction, and no statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect, in each case, that does any of the following or that could reasonably be expected to have any of the following effects: (i) make the consummation of the Merger or the other transactions contemplated hereby or by the Transaction Documents illegal, in whole or in part, (ii) otherwise prohibit, modify the terms of or restrict the Merger or the other transactions contemplated hereby or by the Transaction Documents, (iii) impose any equitable remedy against Parent, MergerCo or the Company in connection with the Merger or the other transactions contemplated hereby or by the Transaction Documents or (iv) impose costs and expenses, or seek or award damages, equal to or greater than $150,000 in the aggregate (when considered together with all related or similar claims) against Parent, MergerCo or the Company or, if an amount of damages is not claimed, stated or plead with particularity, if such damages, costs and expenses with respect to such matters could reasonably be expected to exceed $150,000 in the aggregate.
(k)    The Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate to the effect set forth in the preceding sentence dated as of the Closing Date duly executed by an authorized officer of the Company.
(l)    The Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and Bylaws of the Company, each as in effect from the date of this Agreement until the Closing Date, (iii) a copy of all minutes of the meetings or unanimous written consents of the Company Board authorizing and approving this Agreement, the Transaction Documents, the Merger and the other transactions contemplated hereby and thereby, (iv) a copy of the Executed Consent whereby the Equity Holders, as contemplated by Section 7.1(v), have adopted and approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and the governing documents of the Company and (v) a good standing certificate of the Company from the Secretary of State of the State of Delaware and a certificate of status and entity status letter from the Secretary of State of the State of California, in each case issued within seven (7) Business Days prior to the Closing Date.
(m)    The Company shall have delivered the Company’s Estimated Working Capital to Parent at least five (5) Business Days prior to the Closing Date. The Estimated Working Capital Adjustment shall have been finally determined in accordance with Section 2.7 on or before the Closing Date.
(n)    The Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to the total number of outstanding shares of Series A Preferred Stock and shares of Common Stock as of the Closing Date and certifying that, as of the Effective Time, other than such shares of Series A Preferred Stock and shares of Common Stock, no other Securities of the Company will be issued or outstanding. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent a schedule of Closing Date payments (the “Closing Date Payments Schedule”), which shall set forth (i) the payments to be made by Parent on the Closing Date to each Equity Holder, the Escrow Agent and the Equity Holders’ Representative, (ii) the amounts to be paid by Parent on behalf of the Company in connection with Closing, including amounts with respect to Indebtedness and the Company Expenses, (iii) each Common Stockholder’s Pro Rata Portion and (iv) each Indemnifying Equity Holder’s Pro Rata Portion.
(o)    The consents or approvals of all Persons set forth on Schedule 7.1(g) (the “Required Consents”) shall have been obtained and shall be in full force and effect.
(p)    The Company’s lenders and other creditors shall have provided Payoff Letters and evidence of applicable lien releases and/or filings to be filed with respect to the Indebtedness and any other Encumbrances on the assets of the Company or any of its Subsidiaries, all in form and substance satisfactory to Parent.
(q)    No proceeding in which the Company or any of its Subsidiaries shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought by or against, or be pending by or against, the Company or any of its Subsidiaries under any U.S. or state bankruptcy or insolvency Law.
(r)    The Equity Holders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.
(s)    The Company shall have taken, or shall have caused to be taken, all actions necessary or advisable to cancel and terminate (and payout, if applicable) (i) to the extent requested by Parent, any and all Plans effective as of the date specified by Parent, (ii) all outstanding Options, the Company’s 2005 Stock Option Plan and the Company’s 2013 Stock Option Plan and (iii) all outstanding Warrants, and shall have delivered to Parent evidence, in form and substance reasonably satisfactory to Parent, of the same.
(t)    John Loughran shall have executed and delivered an employment agreement with the Company, in form and substance mutually agreed upon by Parent and Mr. Loughran (the “Employment Agreement”).
(u)    There shall have occurred no Company Material Adverse Effect, and Parent shall have received a certificate signed by an authorized officer of the Company to such effect.
(v)    All directors and officers of the Company and its Subsidiaries shall have tendered their written resignations to be effective immediately prior to the Effective Time.
(w)    The Company shall have delivered to Parent, on behalf of Equity Holders holding (i) at least ninety-eight (98%) of the outstanding shares of Series A Preferred Stock and (ii) at least ninety-eight percent (98%) of the outstanding shares of Common Stock, Letters of Transmittal in the form attached hereto properly completed and duly executed, which shall include, as a necessary and essential part thereof, the releases, waivers and joinders set forth in the form Letter of Transmittal attached hereto, and such other documents as may be required pursuant to such instructions, including delivery of the Certificates held by such Equity Holders. Such executed Letters of Transmittal and other documents shall be in a form reasonably acceptable to Parent.
(x)    Holders of no more than two percent (2%) of the outstanding shares of Common Stock and of no more than two percent (2%) of the outstanding shares of Preferred Stock shall have exercised or shall be entitled to exercise their appraisal rights in accordance with Section 2.3.
(y)    Each of ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P. and Centre Lane Towne Co-Investment Partners, LLC shall have executed and delivered to Parent a restrictive covenants agreement in substantially the form attached hereto as Exhibit E (the “Restrictive Covenants Agreements”).
(z)    The Equity Holders’ Representative and Equity Holders holding at least ninety-eight percent (98%) of the Common Stock shall have executed and delivered the Equity Holders Agreement to Parent.
(aa)    The Company shall have provided Parent with a list of all account numbers and other identifiers for the accounts set forth on Schedule 3.19.
(bb)    The Company shall have terminated and/or amended the agreements listed on Schedule 7.1(t) and taken the other actions set forth on Schedule 7.1(t), each in a manner acceptable to Parent.
(cc)    The bylaws of the Surviving Corporation shall have been amended and restated by valid action of the stockholders or board of directors of the Surviving Corporation to read, as of the Effective

Time, the same as the bylaws of MergerCo that were in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the terms of the certificate of incorporation of the Surviving Corporation or the terms of such bylaws, except that the bylaws of the Surviving Corporation shall be amended to reflect that the name of the Surviving Corporation shall be “FASBI, Inc.”
(dd)    The Merger shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote of the Equity Holders in accordance with the DGCL and the organizational documents of the Company.
(ee)    Neither the Company nor any Company Subsidiary shall have been named party to any suit nor shall have received any written claim from or on behalf of any Person claiming that (i) such Person is the holder or beneficial holder of Securities of the Company or a Company Subsidiary in a greater amount than is set forth on Schedule 3.2(a), or (ii) except pursuant to a validly made claim for appraisal rights in accordance with Section 262 of the DGCL, such Person is entitled to a greater amount of consideration with respect to the Merger than is set forth on the Closing Date Payments Schedule.
(ff)    All waivers with respect to securities of the Company in the forms delivered by the Company to Parent shall be valid, binding, enforceable and in full force and effect, shall not have been amended, waived or modified, and shall not be subject to any challenge as to the validity, enforceability or interpretation thereof.
(gg)    The Company and the Equity Holders’ Representative shall have executed and shall have delivered to Parent a written agreement in form and substance acceptable to Parent wherein they agree to a Move Out Indemnification Amount (as contemplated by Item 7 of Schedule 8.2(a)(x)) that is acceptable to Parent.
(hh)    The Company shall have delivered to Parent such other documents or instruments as Parent has reasonably requested and that are necessary to consummate the Merger and the other transactions contemplated hereby and by the Transaction Documents upon the terms set forth in this Agreement.
Section 7.2.    Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger and the other transactions contemplated hereby and by the Transaction Documents are subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company in its sole discretion at or prior to the Effective Time:
(f)    The (i) Parent’s Fundamental Reps shall be true and correct in all respects as of the Closing Date except to the extent such representations and warranties expressly relate to a specific date in which case they shall be true and correct in all respects as of such date and (ii) all other representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (provided that all such representations and warranties that are qualified by “materiality” or “Parent Material Adverse Effect” shall be true and correct in all respects as of the Closing Date), except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date (provided that all such representations and warranties that are qualified by “materiality” or “Parent Material Adverse Effect” shall be true and correct in all respects as of such date). The Company shall have received a certificate to the effect set forth in the preceding sentence dated as of the Closing Date duly executed by an authorized officer of Parent and MergerCo.
(g)    No suit, action, investigation or other proceeding shall be pending or threatened before, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by, any court or other Governmental Authority of competent jurisdiction, and no statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect, in each case, that could reasonably be expected to have the effect of (i) making the consummation of the Merger or the other transactions contemplated hereby or by the Transaction Documents illegal, in whole or in part, (ii) otherwise prohibiting, modifying the terms of or restricting the Merger or the other transactions contemplated hereby or by the Transaction Documents or (iii) seeking or awarding damages or any equitable remedy against Parent, MergerCo or the Company in connection with the Merger or the other transactions contemplated hereby or by the Transaction Documents.
(h)    Each of Parent and MergerCo shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate to the effect set forth in the preceding sentence dated as of the Closing Date duly executed by an authorized officer of Parent and MergerCo.
(i)    Each of Parent and MergerCo shall have delivered a certificate of an authorized officer, dated as of the Closing Date, certifying as to (i) the incumbency of its officers executing documents executed and delivered in connection herewith and (ii) a copy of the resolutions of their respective board of directors (and in the case of MergerCo, the resolutions of Parent as its sole stockholder) authorizing and approving this Agreement, the Transaction Documents, the Merger and the other transactions contemplated hereby and thereby.
(j)    Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.
(k)    The Company shall have executed and delivered the Employment Agreement.
(l)    Parent shall have executed and shall have delivered to the Company and to the Equity Holders’ Representative a written agreement in form and substance acceptable to them wherein Parent agrees to a Move Out Indemnification Amount (as contemplated by Item 7 of Schedule 8.2(a)(x)) that is acceptable to the Company and to the Equity Holders’ Representative.
(m)    Parent and MergerCo shall have delivered to the Company such other documents or instruments as the Company has reasonably requested and that are necessary to consummate the Merger and the other transactions contemplated hereby and by the Transaction Documents upon the terms set forth in this Agreement.
ARTICLE VIII -SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
Section 8.1.    Survival of Representations, Warranties and Covenants.
(n)    All covenants in this Agreement, including all obligations with respect to Special Indemnification Matters, shall survive the Closing and remain in full force and effect indefinitely (except for obligations with respect to those matters set forth on Schedule 8.2(a)(x), which shall survive until the third (3rd) anniversary of the Closing Date, and unless any such covenant by its explicit terms terminates as of an earlier date). Each of the representations and warranties contained in Article III, Article IV and Article IX shall survive the Closing, without further action, until the date that is the twenty-four (24) month anniversary of the Closing Date (the “Anniversary Date”), except for Sections 3.1, 3.2, 3.3, 3.8, 3.10, 3.16, 3.17(b) and 9.1 (collectively, the “Company Fundamental Reps”) and Sections 4.1, 4.2 and 4.4 (collectively, the “Parent’s Fundamental Reps”), and obligations with respect to Special Indemnification Matters (other than those matters set forth on Schedule 8.2(a)(x)), which shall survive the Closing and terminate upon the expiration of the respective statutes of limitations, including any tolling thereof, that are applicable to the matters covered thereby, and for obligations with respect to those matters set forth on Schedule 8.2(a)(x), which shall survive the Closing and terminate upon the third (3rd) anniversary of the Closing Date (in each case unless extended pursuant to Section 8.1(b) below). The Company Fundamental Reps and Parent’s Fundamental Reps are collectively referred to as the “Fundamental Reps”).
(o)    The indemnification obligations contained in this Article VIII and in Article IX will survive the Closing and shall remain in effect:
(i)    until the expiration of the applicable statute of limitations with respect to any indemnifiable claim related to (A) the breach of the Company Fundamental Reps or Parent’s Fundamental Reps, (B) the breach of any covenant by the Company (prior to the Effective Time) or the Indemnifying Equity Holders, on the one hand, or by Parent and the Surviving Corporation, on the other hand, or (C) any Special Indemnification Matter not set forth on Schedule 8.2(a)(x);
(ii)    until the third (3rd) anniversary of the Closing Date with respect to those matters set forth on Schedule 8.2(a)(x); and
(iii)    until the Anniversary Date for any indemnifiable claims that are not specified in Sections 8.1(b)(i) or 8.1(b)(ii).
Unless a claim for indemnification with respect to any alleged breach of any representation or warranty is asserted by notice given as herein provided that identifies a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation or warranty, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing sentence, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except (x) to the extent it is based upon a Third Party Claim or Special Indemnification Matter or (y) to the extent based on Indemnifiable Losses incurred by an Indemnitee for which indemnification is provided under Section 8.2(a)(i) or Section 8.2(b)(i) (excluding any such matter that constitutes a Special Indemnification Matter), and such indemnification claim is made or brought (including by notice as provided herein) prior to the expiration of the survival period for such representation or warranty. For purposes of clarity, and notwithstanding any provision to the contrary set forth herein, claims asserted in writing (including by notice as provided herein) before the applicable period of survival for a representation or warranty or Special Indemnification Matter terminates shall be deemed timely made regardless of whether litigation or arbitration proceedings are commenced by such date. Notwithstanding anything to the contrary in this Agreement, if either party makes a claim for indemnification in writing by notice given as provided herein and in accordance with the terms of this Agreement with respect to any matter for which indemnification is provided under Section 8.2(a) or Section 8.2(b) prior to the applicable expiration date as provided in Section 8.1(b), the representation, warranty or covenant, as applicable, and the indemnification obligations contained in this Article VIII and in Article IX with respect to such claim shall survive indefinitely with respect to all Indemnifiable Losses arising in connection with such claim, whenever incurred, until such claim is finally resolved and all amounts required to be paid hereunder have been fully paid in accordance with the terms hereof.
Section 8.2.    Indemnification.
(e)    Following the Closing, and subject to the other sections of this Article VIII, the Common Stockholders, jointly and severally from the Escrow Fund as contemplated by the final sentence of Section 8.3(d), and to the extent the Escrow Fund is insufficient or to the extent amounts have not been distributed from the Escrow Fund as required by this Agreement due to the failure by the Equity Holders’ Representative to give the joint written instructions required by the final sentence of Section 8.2(c) (such amounts being “Unavailable”), the Indemnifying Equity Holders, severally and jointly with any other Indemnifying Equity Holder that is its Affiliate but severally and not jointly with any other Indemnifying Equity Holder, hereby agree to indemnify, defend and hold harmless Parent, the Surviving Corporation and each of their respective Affiliates, directors, officers and agents (collectively, with Parent and the Surviving Corporation, the “Parent Indemnitees”), from and against, and to pay such Persons as incurred, all Indemnifiable Losses relating to, resulting from or arising out of:
(i)    any inaccuracy in, or breach of, any of the representations and warranties made by the Company in Article III, Section 9.1 or in the certificate provided pursuant to Section 7.1(a) of this Agreement;
(ii)    a breach by the Company of any covenant or agreement of the Company contained in this Agreement, the performance of which has not been explicitly waived by Parent in writing, provided, however, that this Section 8.2(a)(ii) shall not be applicable as to the Company for breaches first occurring after the Closing Date;
(iii)    those matters set forth in Section 9.2;
(iv)    any violations or alleged violations of, or claims under, ERISA (including claims by the Pension Benefit Guaranty Corporation) or under any other Law governing employee, pension or welfare benefits;
(v)    any amount payable with respect to any Dissenting Share, Option or Warrant in excess of the amount of Merger Consideration allocated to such Dissenting Share, Option or Warrant pursuant to this Agreement and reasonable out of pocket costs and expenses incurred by Parent, MergerCo and the Surviving Corporation in connection therewith;
(vi)    reasonable out of pocket costs and expenses incurred by Parent, MergerCo and the Surviving Corporation in connection with the exercise of appraisal rights pursuant to Section 2.3;
(vii)    any violations or alleged violations of fiduciary care or loyalty to the Company by any of its directors or officers prior to the Closing;
(viii)    all costs and expenses of the Company or any Equity Holder relating to this Agreement, the Transaction Documents, the Merger or the other transactions contemplated hereby and thereby that are not paid and satisfied at or prior to the Closing to the extent not included in Estimated Working Capital or Closing Working Capital;
(ix)    the allocation of the Merger Consideration among the Equity Holders and the funding of the Holdback Amount at Closing; and
(x)    those matters described on Schedule 8.2(a)(x) (all matters referenced in Section 8.2(a)(ii) through and including this Section 8.2(a)(x) being collectively the “Special Indemnification Matters”).
(f)    Following the Closing, and subject to the other sections of this Article VIII, Parent will indemnify, defend and hold harmless the Equity Holders and each of their respective Affiliates, and each of their respective directors, officers and agents from and against, and to pay such Persons as incurred, all Indemnifiable Losses relating to, resulting from or arising out of:

(i)    any inaccuracy in, or breach of, any of the representations or warranties made by Parent or MergerCo in Article IV or in the certificate provided pursuant to Section 7.2(a) of this Agreement; and
(ii)    a breach by Parent or MergerCo of any covenant or agreement of Parent or MergerCo contained in this Agreement, the performance of which has not been explicitly waived by the Company (prior to the Effective Time) or the Equity Holders’ Representative in writing.
(g)    All payments made on behalf of the Common Stockholders, the Indemnifying Equity Holders or any of their respective Affiliates (including payments out of the Escrow Fund) or by Parent or any of its Affiliates, as the case may be, to or for the benefit of other parties pursuant to this Article VIII shall be treated as adjustments to the Merger Consideration for Tax purposes. Parent, the Surviving Corporation and the Equity Holders shall file all Tax Returns consistent with such treatment. As between Parent and the Equity Holders’ Representative, upon the settlement or resolution of any claim for indemnification by Parent and the Surviving Corporation while the Escrow Fund remains held by the Escrow Agent, Parent and the Equity Holders’ Representative agree to provide joint written instructions to the Escrow Agent regarding the disbursement of funds to the applicable party, all in accordance with the Escrow Agreement.
Section 8.3.    Limitations on Liability.
(h)    For purposes of this Agreement:
(i)    “Indemnitee” means any Person entitled to indemnification under this Agreement;
(ii)    “Indemnifying Party” means any Person required to provide indemnification under this Agreement; and
(iii)    “Indemnifiable Losses” means any losses, liabilities, damages, costs, expenses, assessments, fines, interest, penalties, awards, deficiencies and all other obligations, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses, and other out-of-pocket expenses incurred in investigating, preparing or defending any matter or claim) actually suffered or incurred by an Indemnitee, whether (A) directly incurred by an Indemnitee or (B) incurred in connection with any actual or threatened actions, suits, demands, assessments, judgments or settlements made on account of actions or claims by a Person other than such Indemnitee.
(i)    As between the Company or any Affiliate of the Company (as of or prior to the Effective Time), the Common Stockholders and the Indemnifying Equity Holders, on the one hand, and Parent and any Affiliate of Parent (including the Surviving Corporation from and after the Effective Time), on the other hand, the remedies, rights and obligations set forth in this Article VIII will be the sole and exclusive remedies, rights and obligations with respect to the liabilities and obligations referred to in Sections 8.2(a)(i) and 8.2(b)(i), except with respect to any matters involving fraud. Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by applicable Law, each of the parties waives any claim or cause of action that it otherwise might assert based upon claims made pursuant to Section 8.2(a)(i) and Section 8.2(b)(i), except for claims or causes of action brought under and subject to the terms and conditions of this Article VIII, except with respect to any matters involving fraud. The parties agree that the Common Stockholders and the Indemnifying Equity Holders shall not be entitled to contribution from the Company and shall not be allowed to recover any other amount from the Company or to otherwise cause or require the Company to satisfy or pay, in whole or in part, any obligation of the Common Stockholders or the Indemnifying Equity Holders to Parent, the Surviving Corporation or their Affiliates, including any obligations of the Common Stockholders or the Indemnifying Equity Holders pursuant to this Article VIII. The provisions in this Article VIII relating to indemnification, and the limits imposed on the remedies of the Indemnitees with respect to this Agreement, the Merger and the other transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Equity Holders hereunder.
(j)    Notwithstanding any other provision of this Agreement or of any applicable Law, except for Indemnifiable Losses arising out of or relating to any inaccuracies in or breaches of the Fundamental Reps or with respect to Special Indemnification Matters or to matters involving fraud (none of which shall be subject to this Section 8.3(c)), no Indemnitee will be entitled to indemnification for a claim against an Indemnifying Party under Sections 8.2(a)(i) or 8.2(b)(i) until the aggregate amount of Indemnifiable Losses incurred by such Indemnitee exceeds $750,000 (all amounts up to and including such amount, the “Basket Amount”); provided, that (i) in the event the aggregate amount of Indemnifiable Losses incurred by such Indemnitee exceeds the Basket Amount, then the Indemnifying Party shall only be liable for the amount of Indemnifiable Losses in excess of the Basket Amount; (ii) for all purposes of this Article VIII and Section 9.2, including the determination of whether the amount of Indemnifiable Losses exceeds the Basket Amount, the terms “material,” “Company Material Adverse Effect,” “Parent Material Adverse Effect,” “Knowledge of the Company” or “Company’s Knowledge” and other similar qualifications contained in or otherwise applicable to such representations and warranties shall be ignored for purposes of determining the amount of any Indemnifiable Losses; and (iii) it is expressly understood and agreed that claims and Indemnifiable Losses related to or arising out of fraud, the Special Indemnification Matters and the Fundamental Reps shall not be subject to the Basket Amount provisions of this Section 8.3(c).
(k)    Notwithstanding any other provision of this Agreement, neither the indemnification obligations of the Common Stockholders and the Indemnifying Equity Holders under Section 8.2(a)(i) nor the indemnification obligations of Parent under Section 8.2(b)(i) shall exceed an amount equal to the Escrow Amount (the “Cap Limitation”); provided, however, that the Cap Limitation shall not apply to any inaccuracies in or breaches of the Fundamental Reps or with respect to Special Indemnification Matters or to matters involving fraud. Subject to the terms of this Article VIII, the Common Stockholders and the Indemnifying Equity Holders shall be obligated to provide indemnification for all Indemnifiable Losses that may be asserted pursuant to Section 8.2(a). Subject to the terms of this Article VIII, Parent shall be obligated to provide indemnification for all Indemnifiable Losses that may be asserted pursuant to Section 8.2(b). Notwithstanding anything to the contrary in this Article VIII, all amounts due from the Common Stockholders and the Indemnifying Equity Holders pursuant to this Article VIII shall be paid (i) first out of the Escrow Fund to the extent that funds are then held in the Escrow Fund and are available to pay such amounts and (ii) if at any time or from time to time the funds then held in the Escrow Fund are Unavailable or are insufficient to pay such amounts in excess of the Escrow Fund (including on account of the Escrow Fund being previously disbursed in whole or in part), then the Indemnifying Equity Holders shall be obligated to pay, and they shall promptly pay to Parent such Indemnifying Equity Holder’s Pro Rata Portion of such amounts; provided, however, that except with respect to matters involving fraud, in no event will the liability of an Indemnifying Equity Holder for the indemnification required by this Agreement exceed the amount of Merger Consideration received by such Indemnifying Equity Holder and its Affiliates, which, for the sake of clarity, includes the portion of the Escrow Amount and Holdback Amount deposited or held on behalf of each such Indemnifying Equity Holder and its Affiliates.
(l)    Each Indemnifying Party shall be liable to or obligated to indemnify each Indemnitee hereunder for all damages that are reasonably foreseeable arising out of a matter for which such Indemnifying Party has agreed to provide indemnification hereunder; provided, however, that except (i) in connection with matters involving fraud and (ii) if and to the extent such damages have been recovered by a third person

(including a Governmental Authority) and are the subject of a Third Party Claim or a Tax Claim for which indemnification is available under this Article VIII or Section 9.2, respectively, no Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any punitive or exemplary damages.
(m)    The amount of any Indemnifiable Loss payable under this Article VIII shall be calculated net of any insurance proceeds that an Indemnitee receives from any third party insurer with respect to such Indemnifiable Loss, less any payments, costs, fees, expenses, premiums (including premium increases but only to the extent they are incurred on account of such Indemnifiable Losses), deductibles or retention or other payments, costs or expenses incurred or paid by the Indemnitee and its Affiliates with respect to or in connection with such Indemnifiable Loss or the matters giving rise thereto. An Indemnitee shall seek recovery for Indemnifiable Losses under the Indemnitee’s policies with third party insurers (to the extent the Indemnitee reasonably believes such policies cover such Indemnifiable Loss) to the same extent as such Indemnitee would seek recovery under such policies if such Indemnifiable Loss was not subject to indemnification hereunder. It is understood and agreed that the provisions of this Section 8.3(f) shall not delay or toll the obligation of an Indemnifying Party to provide indemnification for and to pay Indemnifiable Losses as required by this Agreement, provided, however, that in the event an Indemnitee receives and is entitled to retain a payment from a third party insurer with respect to an Indemnifiable Loss for which indemnity payments have already been made hereunder, then a refund equal to the amount paid by such third party insurer (net of the amounts described above, and not to exceed the amount of indemnity payments previously made hereunder with respect to such Indemnifiable Loss) shall promptly be made to the applicable Indemnifying Party.
(n)    The amount of any Indemnifiable Loss subject to indemnification under this Article VIII shall be calculated (i) net of any Tax Benefit actually realized by the relevant Indemnitee in the Tax year of the Indemnifiable Loss and (ii) increased by the amount of any Tax Cost incurred by the relevant Indemnitee as a result of the receipt or accrual of any indemnification payment. “Tax Benefit” means, with respect to any Indemnifiable Loss subject to any indemnity under Article VIII, an amount by which the net Tax liability of an Indemnitee (or a group filing a Tax Return that includes such Indemnitee) is actually reduced in, or prior to, the year the Indemnifiable Losses were incurred solely as a result of such Indemnifiable Losses or the amount of Tax refund that is generated solely as a result of such Indemnifiable Losses, and any related interest received from the applicable Taxing Authority. “Tax Cost” means an amount by which the net Tax liability of an Indemnitee (or a group filing a Tax Return that includes such Indemnitee) is actually increased solely as a result of (and would not have been increased but for) the receipt of, or entitlement to, any indemnification payment and any related interest owed to the applicable Taxing Authority.
(o)    Parent, the Surviving Corporation and the Equity Holders’ Representative shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder.
(p)    No Indemnitee shall be entitled to indemnification hereunder for any Indemnifiable Losses arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Indemnifiable Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that the dollar amount of such liability is specifically included in the calculation of the Estimated Working Capital and/or the Closing Working Capital.
(q)    Any liability for indemnification under this Section 8.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(r)    Each Indemnitee shall use commercially reasonable efforts to mitigate any Indemnifiable Losses subject to indemnification pursuant to this Article VIII, provided that any expenses reasonably incurred in connection with such commercially reasonable mitigation efforts shall constitute Indemnifiable Losses subject to indemnification hereunder (subject to the other limitations on indemnification provided in this Article VIII).
Section 8.4.    Defense of Claims.
(d)    Any Indemnitee seeking indemnification hereunder, whether or not in connection with a Third Party Claim, shall, in accordance with this Section 8.4, give to the Indemnifying Party written notice (each, a “Claim Notice”) with respect to Indemnitee’s claim for indemnification (each, a “Claim”) setting forth (i) the facts giving rise to such Claim, (ii) if then known, the amount (or the method of computation of the amount) of such Claim and (iii) a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such Claim is based.
(e)    If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any third party, including any Governmental Authority (a “Third Party Claim”), against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party a reasonably prompt Claim Notice with respect to such Third Party Claim, but in any event not later than fifteen (15) calendar days after Indemnitee’s receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to so notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article VIII to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Within fifteen (15) calendar days following receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to elect to assume and control the investigation and defense thereof; provided, however, that the Indemnifying Party shall have the right to assume, control or continue the investigation and defense thereof only if, and only for so long as (i) the Third Party Claim does not consist of, in whole or in part, or relate to or arise in connection with, a criminal proceeding, criminal action, indictment, criminal allegation or criminal investigation by a Governmental Authority; (ii) an Indemnifying Party and the Indemnitee are not both named parties to the Third Party Claim, and the Indemnitee has not reasonably concluded based on the advice of counsel that representation of both parties by the same counsel would be or could reasonably be expected to become inappropriate under applicable ethical standards due to actual or potential conflicting interests, (iii) the Indemnifying Party is validly bound by a written agreement executed by the Indemnifying Party in favor of the Indemnitee to indemnify the Indemnitee with respect to the full amount of such Third Party Claim, regardless of the applicable limitations set forth herein, (iv) the Indemnifying Party is able to demonstrate (and upon the request of the Indemnitee made from time to time the Indemnifying Party does promptly demonstrate) to the reasonable satisfaction of the Indemnitee that the Indemnifying Party has sufficient financial resources to pay both the reasonable projected costs of the defense of such Third Party Claim and the entire amount of such Third Party Claim (assuming, for these purposes, that the Third Party Claim is lost by the Indemnifying Party), (v) any settlement of or an adverse judgment with respect to the Third Party Claim could not reasonably be expected to have a material adverse effect on the Indemnitee or its continuing business interests and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party has validly assumed the investigation and defense of any Third Party Claim, the Indemnitee shall nevertheless have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless one of the following is applicable (in which event the Indemnifying Party will pay all fees and expenses of such separate counsel): (A) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (B) the Indemnifying Party agrees in writing to pay those fees and disbursements, (C) the named parties to the proceeding in which such Third Party Claim has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of such Indemnitee, there exists one or more defenses that are in conflict with those available to the Indemnifying Party or (D) the Indemnifying Party fails to undertake or is not entitled to undertake or continue the defense of such matter pursuant to the foregoing provisions of this Section 8.4. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. The Indemnifying Party shall have the right to settle any Third Party Claim for which it has undertaken the defense; provided, however, that without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would result in (1) the imposition of a consent order, injunction, decree, restriction, agreement or judgment that would restrict the future activity or conduct of, or impose any non‑monetary liability, obligation or commitment on, the Indemnitee or any of its Affiliates, (2) a finding or admission of any criminal liability on the part of an Indemnitee or any of its Affiliates or a finding or admission of a violation of Law by the Indemnitee or any of its Affiliates, (3) a finding or admission that would reasonably be expected to have an adverse effect on other claims made or threatened or reasonably anticipated to be made against the Indemnitee or any of its Affiliates, or (4) any monetary liability of the Indemnitee that shall not be promptly paid or reimbursed by the Indemnifying Party. Any such settlement or compromise must include as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant (which offer provides for a full and unconditional release of the Indemnitee and its Affiliates), and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the full amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (y) the amount of the settlement offer that the Indemnitee declined to accept plus the Indemnifiable Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (z) the aggregate Indemnifiable Losses of the Indemnitee with respect to such Third Party Claim.
(f)    Any Claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice with respect to such Claim, provided, however, that the failure of the Indemnitee to notify the Indemnifying Party of such Claim shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article VIII to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). The Indemnifying Party will have a period of forty-five (45) calendar days within which to respond in writing to such Claim Notice. If the Indemnifying Party does not so respond within such forty-five (45) calendar day period, the Indemnifying Party will be deemed to have accepted such Claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VIII.
(g)    The amount of indemnification to which an Indemnitee shall be entitled under this Agreement with respect to any Claim shall be determined by (i) the written agreement between the Indemnitee and the Indemnifying Party (provided that if payments with respect to such claim are to be made from the Escrow Fund or the Holdback Amount, or if any Indemnitee or any Indemnifying Party is an Indemnifying Equity Holder, such determination shall be made and such written agreement shall be executed by the Equity Holders’ Representative on behalf of the Equity Holders, such Indemnitee or such Indemnifying Party, as the case may be) or (ii) any order, decree or judgment of a court or arbitrator of competent jurisdiction who decides the amount of indemnification to which an Indemnitee is entitled hereunder, and such order, decree or judgment is deemed to be final and non-appealable. The order, decree or judgment of a court or arbitrator shall be deemed final when the time for appeal, if any, shall have expired, and no appeal shall have been taken or when all appeals taken shall have been finally determined.
ARTICLE IX - TAX MATTERS
Section 9.1.    Representations and Obligations Regarding Taxes. As of the date of this Agreement and as of the Closing, except as set forth on Schedule 9.1 hereto, the Company hereby makes to Parent and MergerCo each and every one of the representations and warranties contained in this Section 9.1 with the understanding that Parent and MergerCo are relying upon the truth, accuracy and completeness of such representations and warranties in determining to consummate the Merger upon the terms set forth in this Agreement:
(a)    The Company and its Subsidiaries have timely filed all federal income and all other Tax Returns that they have been required to file (or to have filed). All such Tax Returns were true, correct and complete and were prepared in compliance with all applicable Laws and Legal Requirements. All Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid and all other Taxes otherwise due from the Company and its Subsidiaries have been paid or properly accrued in accordance with GAAP in the Base Balance Sheet. None of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2010, no claim has been made by a Taxing Authority in a jurisdiction where none of the Company nor its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.
(b)    The Base Balance Sheet reflects adequate accruals and reserves in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods (and portions thereof) through the date of the Base Balance Sheet.
(c)    All material deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly accrued in accordance with GAAP in the Base Balance Sheet.
(d)    No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending, or being conducted or, to the Knowledge of the Company, are threatened with respect to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any federal, state, local or non-U.S. Taxing Authority (including jurisdictions where neither the Company nor any of its Subsidiaries have filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company or its Subsidiaries. No issue relating to Taxes has been raised in writing by a Taxing Authority during any audit or examination completed since January 1, 2010, that reasonably could be expected to recur in a later taxable period. The Company has made available to Parent correct and complete copies of all federal income Tax and other Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries since January 1, 2010.

(e)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to or is the beneficiary of any extension of time with respect to a Tax assessment or deficiency.
(f)    Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, indemnification or sharing agreement, (ii) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is the Company), (iii) has any material liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor or (iv) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), private letter ruling or other written agreement with a Governmental Authority regarding Taxes or Tax matters.
(g)    Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes, except for Subsidiaries of the Company that are themselves treated as partnerships for federal income Tax purposes.
(h)    Neither the Company nor any of its Subsidiaries has entered into any sale leaseback or leveraged lease transaction or any safe harbor lease transaction.
(i)    All material elections with respect to Taxes affecting the Company and its Subsidiaries are disclosed on Schedule 9.1 or attached to a Tax Return of the Company.
(j)    All private letter rulings issued by the IRS to the Company or its Subsidiaries (and any corresponding ruling or determination of any state, local or non-U.S. Taxing Authority) have been disclosed on Schedule 9.1, and there are no pending requests for any such rulings (or corresponding determinations).
(k)    Neither the Company nor any of its Subsidiaries will be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Code § 481(c) (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed on or prior to the Closing Date; (ii) any “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or non-U.S. income tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting or percentage of completion method of accounting; or (vi) an election under Code § 108(i).
(l)    Neither the Company nor any of its Subsidiaries has had a permanent establishment in any foreign country, and neither the Company nor any of its Subsidiaries is engaged, or has ever engaged, in a trade or business in any foreign country. No Taxing Authority is asserting or, to the Knowledge of the Company, threatening to assert a claim against the Company or any of its Subsidiaries under or as a result of Code § 482 or any similar provision of any state or local or non-U.S. Tax law.
(m)    Neither the Company nor any of its Subsidiaries is a foreign person within the meaning of Code § 1445.

(n)    Neither the Company nor any of its Subsidiaries has distributed stock or other Securities of another Person, or had its stock or any other Securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §§ 355 or 361.
(o)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).
(p)    Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or non-U.S. Tax law).
(q)    None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Code § 168(h).
(r)    Neither the Company nor any of its Subsidiaries has (A) taken any deduction or received any Tax benefit arising from its participation in a “tax shelter” as defined for purposes of Code § 6111(c), (B) participated in a “listed transaction” as defined in Treas. Reg. § 1.6011‑4(b)(2) or Treas. Reg. § 1.6011‑4T(b)(2) and designated by the IRS as such in published guidance issued prior to the Closing Date, or (C) participated in a “loss transaction” as defined in Treas. Reg. § 1.6011-4(b)(5) or Treas. Reg. § 1.6011‑4T(b)(5).
(s)    Neither the Company nor any of its Subsidiaries has, at any time, acquired assets from another Person in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(t)    All amounts required by Legal Requirements or by contract to be withheld or reported by the Company and its Subsidiaries with respect to amounts paid or owing to any employee, creditor, stockholder, equity owner, member or third party, whether with respect to wages, salaries or other payments, including the payment of social security taxes and other Tax obligations, have been duly and timely withheld and paid over to the relevant Governmental Authority (and, if not so paid over, have been properly accrued in accordance with GAAP in the Base Balance Sheet and will be included as a liability in the calculation of the Closing Working Capital).
(u)    There are no Encumbrances for Taxes upon the assets or properties of the Company or its Subsidiaries, other than Permitted Encumbrances.
(v)    The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Base Balance Sheet, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet (as distinguished from any notes thereto) and (B) do not exceed the reserve for Tax liability as adjusted for the passage of time through the Effective Time in accordance with the past practices, policies and procedures of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Base Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(w)    The Independent Contractors, and all other Persons who have previously rendered services to the Company or any of its Subsidiaries and who were classified as independent contractors by the Company or any of its Subsidiaries (the “Previous Contractors”), have been, during all previous periods as to which all applicable statutes of limitations with respect to such matters have not run and expired, and are legally, properly and appropriately classified and treated as non-employees for all Tax purposes and under all Laws, including for all ERISA, Tax withholding, payroll tax, unemployment insurance and employee benefit purposes including for purposes of determining whether such Persons are exempt or non-exempt. There has been no determination by any Governmental Authority that any Independent Contractor or Previous Contractor constitutes or constituted an employee of the Company or any of its Subsidiaries, and to the Company’s Knowledge, there is no basis for a Governmental Authority or any other Person to make such a claim. During all periods as to which all applicable statutes of limitations with respect to the following matters have not run and expired, there has been no investigation, inquiry, complaint, charge, audit or claim brought or made by or, to the Company’s Knowledge, threatened by any Person or Governmental Authority based upon or including allegations that Persons who do or have performed services for the Company or any of its Subsidiaries have not been legally, properly or appropriately classified and treated as non-employees for all Tax purposes under all Laws and/or for all other purposes, including as to whether any Independent Contractor or Previous Contractor constitutes or constituted, or should be reclassified as, an employee of the Company or any of its Subsidiaries for any purpose.
Section 9.2.    Indemnification for Taxes. From and after the Closing, the Common Stockholders, jointly and severally from the Escrow Fund as contemplated by the final sentence of Section 8.3(d), and to the extent the Escrow Fund is insufficient, the Indemnifying Equity Holders, severally and jointly with any other Indemnifying Equity Holder that is its Affiliate but severally and not jointly with any other Indemnifying Equity Holder shall, pursuant to the terms of Article VIII, indemnify Parent, MergerCo and the Surviving Corporation and their respective Affiliates and their respective directors, officers and agents (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and protect, save and hold harmless each Indemnified Taxpayer from, any and all damages, deficiencies, losses and expenses, including reasonable attorneys’, accountants’ and experts’ fees and disbursements resulting from:
(i)    except to the extent such Taxes were included in the calculation of Closing Working Capital, any Taxes of the Company allocable to any period ending on or prior to the Closing Date or, as provided in Section 9.3(c) hereof, allocable to any period that begins before and ends after the Closing Date;
(ii)    any Tax of any Person other than the Company for periods ending on or before the Closing Date imposed upon the Company as a result of the Company being included prior to the Closing Date in a combined, consolidated or unitary Tax group under Treas. Reg. § 1.1502-6 (or any similar provision of the applicable Law of any Governmental Authority) or, as a transferee or successor, by contract or otherwise, except for a contract the principal purpose of which is not to indemnify or pay the Taxes of another Person; or
(iii)    any gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Merger or the other transactions contemplated by this Agreement and one-half of any transfer Tax so imposed; or
(iv)    any misrepresentation regarding Taxes or any breach of any representation, warranty, covenant or obligation set forth in this Article IX.

In addition to and not in lieu of the other provisions set forth in this Agreement, no Person other than an Indemnified Taxpayer shall be entitled to settle any claim relating to Taxes if the settlement of the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer for any taxable period ending after the Closing Date to materially increase (including by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit).
Section 9.3.    Additional Agreements.
(x)    Subsequent to the Closing, subject to Section 6.3(b), Parent and the Surviving Corporation shall, and shall cause the Company Subsidiaries to, (i) grant to the Equity Holders’ Representative and its representatives access at all reasonable times to the Company’s and its Subsidiaries’ books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company and its Subsidiaries during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Equity Holders’ Representative in connection with any audit of Taxes that relate to the Company Business prior to the Closing.
(y)    Surviving Corporation will prepare, or cause to be prepared, in accordance with past practice, except as otherwise required by applicable Legal Requirements, and file, or cause to be filed, all Tax Returns and all related forms for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date (or Tax periods that begin before the Closing Date and end after the Closing Date) that are filed after the Closing Date. The Surviving Corporation will provide the Equity Holders’ Representative with copies of any such Tax Returns for the Equity Holders’ Representative’s reasonable review and comment, at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto). If the Equity Holders’ Representative agrees with the Tax Returns, then the Surviving Corporation shall file or cause to be filed such Tax Returns. If, within ten (10) days after the receipt of the Tax Returns, the Equity Holders’ Representative notifies the Surviving Corporation that it disputes the manner of preparation of the Tax Returns (it being understood and agreed that any such dispute must be made in good faith on a reasonable basis), then the Surviving Corporation and the Equity Holders’ Representative shall attempt to resolve their disagreement within five (5) days following the notification of such disagreement. If the Surviving Corporation and the Equity Holders’ Representative are not able to resolve their disagreement, then the dispute shall be submitted to the Accounting Referee. The parties shall use their respective commercially reasonable efforts to cause the Accounting Referee to resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accounting Referee shall be binding on the parties. The cost of the services of the Accounting Referee will be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accounting Referee. Further, the Surviving Corporation shall cause any amounts shown to be due on such Tax Returns to be remitted to the applicable Taxing Authorities no later than the due date of such Tax Returns (subject to any extensions).
(z)    In the case of any Tax audit or administrative or court proceeding relating solely to Taxes of the Company for any period prior to the Closing, the Surviving Corporation (in consultation with the Equity Holders’ Representative) shall have the sole right, but not the obligation, to represent the interests of the Company, and to employ counsel of the Surviving Corporation’s choice at the Surviving Corporation’s expense to carry out that representation.

(aa)    Notwithstanding anything in this Agreement to the contrary, the Company shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing, Tax allocation, Tax indemnity, or similar Tax agreements or arrangements (other than this Agreement), if any, to which the Company or any of its Subsidiaries, on the one hand, and any Person (other than the Company or any of its Subsidiaries), on the other hand, are parties to, and neither Parent, the Surviving Corporation, any of their respective Subsidiaries or their respective Affiliates shall have any obligations thereunder after the Closing.
(bb)    If the Surviving Corporation receives any Tax refund or credit (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) for Taxes paid by the Company or its Subsidiaries with respect to any Tax period ending on or before the Closing Date (the “Pre-Closing Period”) or the Pre-Closing Period portion of any Straddle Period, Parent shall pay over to the Equity Holders’ Representative for distribution to the Common Stockholders the amount of such refund or credit (including any interest that is paid in connection with the applicable refund), but only to the extent such refund or credit specifically and explicitly is for the Pre-Closing Period or the Pre-Closing Period portion of any Straddle Period, and except to the extent such Tax refund or credit is included as an asset in the determination of Closing Working Capital. Parent and the Equity Holders’ Representative shall equitably apportion any refund or credit with respect to Taxes with respect to any Tax period ending on or before the Closing Date or for any period beginning before the Closing Date and ending on or after the Closing Date (a ”Straddle Period”) and, in order to effect such apportionment, to the extent not already included in the balance sheet upon which Closing Working Capital is determined, the amount of all such refunds and credits shall be included as assets in the determination of Closing Working Capital.
(cc)    In the case of any Taxes that are imposed on the Company or any of its Subsidiaries with respect to a Straddle Period, (i) property Taxes of the Company and any of its Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period; and (ii) Taxes (other than property Taxes) of the Company and any of its Subsidiaries allocable to the Pre-Closing Period shall be computed as if such taxable period ended on and included the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period ending after the Closing Date in proportion to the number of days in each such period. All such Taxes allocable to the Pre-Closing Period shall be included as current liabilities in the balance sheet upon which Closing Working Capital is determined.
(dd)    Parent and the Equity Holders’ Representative will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article IX and any proceeding related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent will retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until 30 days after the expiration of the statute or period of limitations of the respective Tax periods. Parent and the Equity Holders’ Representative further agree, upon the other party’s request, to provide the other party with all information that any party may be required to report pursuant to Code §§ 6043 and 6043A.
(ee)    Without the prior written consent of the Equity Holders’ Representative, which consent may not be unreasonably withheld, conditioned or delayed, neither Parent nor the Surviving Corporation shall:

(i) amend or permit the amendment of any Tax Returns of the Company or any Subsidiary for any Pre-Closing Period or for any Straddle Period; (ii) extend or permit the extension of any statute of limitations with respect to such Tax Returns; (iii) make any election under Treas. Reg. §1502-32(b)(4) (or any comparable state or local Tax election); or (iv) make an election under Section 338 of the Code (or any comparable state or local Tax provision) with respect to the Merger.
ARTICLE X -TERMINATION, AMENDMENT AND WAIVER
Section 10.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Equity Holder approval hereof:
(s)    by the mutual written consent of Parent and the Company; or
(t)    by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party:
(i)    if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken or threatened any other action that does or would restrain, enjoin or otherwise prohibit, or modify the terms of, the Merger or the other transactions contemplated by this Agreement or that threatens to or does seek or award damages or any equitable remedy against Parent, the Company, MergerCo or the Surviving Corporation in connection with the Merger (collectively, a “Governmental Action”) which Governmental Action has not been resolved or lifted despite the commercially reasonable efforts of the parties to this Agreement, which efforts such parties hereby agree to undertake (it being understood and agreed that the requirement to undertake commercially reasonable efforts to resolve or lift a Governmental Action shall not include a requirement that Parent, the Company, MergerCo, the Surviving Corporation or any of their Affiliates (A) sell, divest or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses; (B) terminate existing relationships, contractual rights or obligations; (C) terminate any venture or other arrangement; (D) create any relationship, contractual right or obligation; (E) effectuate any other change or restructuring; (F) commence any litigation; or (G) take any extraordinary action (and, in each case, entering into agreements or stipulating to the entry of an order or decree or consenting to an action)); or
(ii)    if the consummation of the Merger shall not have occurred on or before April 5, 2015 (the “End Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the End Date; or
(u)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement (including the obligation to consummate the Closing), or if any representations or warranties of the Company shall have become untrue, which breach or failure to perform or untrue representation or warranty (A) would give rise to the failure of a condition set forth in Section 7.1 and (B) cannot be or has not been cured within thirty (30) days after Parent giving written notice to the Company of such breach (a “Company Material Breach”) (provided, in each case, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement); or
(v)    by the Company, if Parent or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement (including the obligation to consummate the Closing) or if any representations or warranties of Parent or MergerCo shall have become untrue, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be or has not been cured within thirty (30) days after the Company giving written notice to Parent of such breach (a “Parent Material Breach”) (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement).
Section 10.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company or their respective directors, officers, employees, partners, managers, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.3, this Section 10.2 and Article XI; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liabilities or damages arising out of any breach by such party of any of its pre-Closing covenants contained in this Agreement or for fraud.
Section 10.3.    Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the Equity Holders; provided, however, that after any such approval by the Equity Holders, no amendment shall be made that by law requires further approval by the Equity Holders without obtaining the approval of the Equity Holders of the Company.
Section 10.4.    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such extension or waiver is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party or a waiver of any other term or condition of this Agreement by such party.
ARTICLE XI - GENERAL PROVISIONS
Section 11.1.    Notices. The parties’ addresses for notices are as follows:
(h)    if to the Company prior to the Closing, to:
CLP Towne Inc.
24805 U.S. 20 West
South Bend, IN 46628
Attn: Randall Clark
Email (solely for purposes of Section 2.7(a)): Randy.Clark@towneair.com with a copy (which shall not constitute notice) to:

Barrett & McNagny LLP
215 East Berry Street
Fort Wayne, IN 46802
Attn: Anthony M. Stites
Email (solely for purposes of Section 2.7(a)): ams@barrettlaw.com
(i)    if to the Equity Holders’ Representative, to:
ZM Private Equity Fund I, L.P.
c/o Centre Lane Partners, LLC
One Grand Central Place
60 East 42nd Street, Suite 1400
New York, NY 10165
Attn: Kenneth Lau
Email (solely for purposes of Section 2.7(a)): klau@centrelanepartners.com with copy (which shall not constitute notice) to:
Barrett & McNagny LLP
215 East Berry Street
Fort Wayne, IN 46802
Attn: Anthony M. Stites
Email (solely for purposes of Section 2.7(a)): ams@barrettlaw.com

(j)    if to Parent or MergerCo, to:
Forward Air, Inc.
430 Airport Road
Greeneville, Tennessee 37745
Attn:    Michael Hance,
Chief Legal Officer
Email (solely for purposes of Section 2.7(a)): mhance@forwardair.com with a copy (which shall not constitute notice) to:
Carlton Fields Jorden Burt, P.A.
1201 West Peachtree Street
Suite 3000
Atlanta, Georgia 30309
Attn: James Walker IV
Email (solely for purposes of Section 2.7(a)): jwalker@cfjblaw.com

(k)    If to the Company after the Closing, to:
Forward Air, Inc.
430 Airport Road
Greeneville, Tennessee 37745
Attn: Michael Hance,
Chief Legal Officer
Email (solely for purposes of Section 2.7(a)): mhance@forwardair.com with a copy (which shall not constitute notice) to:
Carlton Fields Jorden Burt, P.A.
1201 West Peachtree Street
Suite 3000
Atlanta, Georgia 30309
Attn: James Walker IV
Email (solely for purposes of Section 2.7(a)): jwalker@cfjblaw.com

All notices and other communications given pursuant to or in connection with this Agreement must be in writing and must be properly addressed with delivery prepaid and sent by (i) nationally recognized overnight courier (such as FedEx or UPS) or (ii) email (solely for purposes of Section 2.7(a)) to an address provided in this Section 11.1 (subject to modification, as provided herein), and will be deemed to be effective, given and delivered upon confirmation of delivery by such courier to the indicated address (without the obligation of such courier service to obtain a signature upon such delivery). Any party from time to time may change its address for the purpose of notices to that party by giving notice specifying such change to the other parties in accordance with this Section 11.1. The delivery to a party’s legal counsel of a copy of a notice, demand, waiver, consent or other communication will not constitute delivery of the notice, demand, waiver, consent or other communication to the party, unless following receipt of such notice such party’s legal counsel confirms in writing that its receipt will constitute notice to its client.
Section 11.2.    Schedules. The section number headings in the schedules to this Agreement (the “Schedules”) correspond to the Section numbers in this Agreement. The mere listing of an agreement on a Schedule is not sufficient disclosure of any breach thereunder without further disclosure of the nature of such breach. Any exception to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement only if (i) the substance of such exception is reasonably disclosed on each applicable Schedule or (ii) a specific cross-reference to a disclosure on another Schedule, which also reasonably discloses the substance of the exception, is made. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters, if any, are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
Section 11.3.    Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.4.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.5.    No Agreement Until Executed. The exchange of drafts of this Agreement and the Transaction Documents does not impose upon any Person an obligation to continue, in good faith or at all, negotiations with respect to this Agreement, the Transaction Documents, the Merger or the other transactions contemplated hereby and thereby, it being understood and agreed that any Person may discontinue such negotiations at any time in their sole discretion for any reason or for no reason. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement and the Transaction Documents, neither this Agreement nor any Transaction Document shall constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto, and no term or provision of this Agreement or any Transaction Document shall be or become binding on any Person unless and until this Agreement or such Transaction Document is executed by all of the parties hereto or thereto, as applicable.
Section 11.6.    Certain Definitions. For purposes of this Agreement:
“401(k) Plan” has the meaning set forth in Section 6.5(b).
“Accounting Referee” has the meaning set forth in Section 2.8(c).
“Acquisition Proposal” has the meaning set forth in Section 6.6.
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Agent” means any Person that (i) is an Independent Contractor (as defined in this Agreement) and (ii) is a party to the Company’s or a Company Subsidiary’s independent sub‑contracted carrier agreement operating under its own DOT operating authority.
“Agreed Adjustments” has the meaning set forth in Section 2.8(c).
“Agreement” has the meaning set forth in the preamble.
“Agreement Claim” has the meaning set forth in Section 6.3(c).
“Anniversary Date” has the meaning set forth in Section 8.1(a).
“Anti-Boycott Laws” means (i) the 1977 amendments to the U.S. Export Administration Act (50 U.S.C. App. §§ 2401-2420) and the regulations and guidelines issued pursuant thereto, including the Export Administration Regulations (15 C.F.R. Parts 730-774) administered by the Bureau of Industry and Security of the U.S. Department of Commerce; and (ii) the Ribicoff Amendment to the 1976 Tax Reform Act (Code § 999).
“Anti-Bribery Laws” has the meaning set forth in Section 3.17(e).

“Appraisal Rights Provisions” has the meaning set forth in Section 2.3(a).
“Associated Person” means, with respect to a Person, all of such Person’s officers, directors, members, managers, partners, employees, agents, servants, successors, predecessors, assigns, direct and indirect parent and subsidiary companies or other entities, representatives, administrators, privies, principals and insurers.
“Base Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).
“Basket Amount” has the meaning set forth in Section 8.3(c).
“Benefit Program” and “Benefit Programs” have the meaning set forth in Section 3.8(a)(ii).
“Books and Records” means all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, personnel files, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Company, any of its Subsidiaries, or the Company Business.
“Business Day” has the meaning set forth in Section 1.4.
“Bylaws” means the Company’s Bylaws, as amended through the date of this Agreement.
“Cap Limitation” has the meaning set forth in Section 8.3(d).
“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended through the date of this Agreement.
“Certificate of Merger” has the meaning set forth in Section 1.2.
“Certificate” has the meaning set forth in Section 2.1(b).
“Claim” has the meaning set forth in Section 8.4(a).
“Claim Notice” has the meaning set forth in Section 8.4(a).
“Closing” has the meaning set forth in Section 1.4.
“Closing Balance Sheet” has the meaning set forth in Section 2.8(a).
“Closing Date Payments Schedule” has the meaning set forth in Section 7.1(f).
“Closing Date” has the meaning set forth in Section 1.4.
“Closing Statement” has the meaning set forth in Section 2.8(a).
“Closing Working Capital Adjustment” has the meaning set forth in Section 2.8(b).

“Closing Working Capital” has the meaning set forth in Section 2.8(a).
“Code” means the Internal Revenue Code of 1986.
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Common Stock Closing Cash Merger Consideration” means an amount equal to: (i) One Hundred Twenty-Five Million Dollars ($125,000,000); plus (ii) the Estimated Working Capital Adjustment (which number shall be subtracted if it is a negative number); less (iii) the Series A Preferred Stock Merger Consideration; less (iv) the aggregate amount of all Indebtedness of the Company to be paid by Parent pursuant to Section 2.5; less (v) all Company Expenses and the Management Payment Amounts to be paid by Parent pursuant to Section 2.6; less (vi) the Escrow Amount; less (vii) the Holdback Amount.
“Common Stock Closing Cash Merger Consideration Per Share” means an amount equal to (A) Common Stock Closing Cash Merger Consideration divided by (B) the total number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time.
“Common Stockholder” means a holder of the Common Stock.
“Common Stock Total Merger Consideration” means an amount equal to: (i) the Common Stock Closing Cash Merger Consideration; plus or minus (ii) the aggregate amount of any additional payments to be made to or by, as applicable, the Common Stockholders under this Agreement, including payments to be made under Sections 2.8, 2.9, 9.2 and 9.3 or Article VIII hereof, the Escrow Agreement or the Equity Holders Agreement.
“Common Stock Total Merger Consideration Per Share” means an amount equal to (A) Common Stock Total Merger Consideration divided by (B) the total number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time.
“Company” has the meaning set forth in the preamble.
“Company Board” has the meaning set forth in the recitals.
“Company Business” means the business of the Company and each of its Subsidiaries as conducted on the date hereof and as of the Effective Time.
“Company’s Estimated Working Capital” has the meaning set forth in Section 2.7(a).
“Company Expenses” has the meaning set forth in Section 2.6.
“Company Fundamental Reps” has the meaning set forth in Section 8.1(a).
“Company License” and “Company Licenses” have the meaning set forth in Section 3.18.
“Company Material Adverse Effect” means any event, change, circumstance, effect or state of facts that (i) is or could reasonably be expected to be materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect under this clause (i) shall not include the effect of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following: (A) matters affecting the transportation industry generally that do not affect the Company Business disproportionately as compared to other similarly situated participants in the transportation industry, (B) any changes in federal or state Laws that do not affect the Company Business disproportionately as compared to other similarly situated participants in the transportation industry, (C) any changes in the general economic conditions in the markets or territories in which the Company Business operates that do not affect the Company Business disproportionately as compared to other similarly situated participants in the transportation industry, (D) any actions that are explicitly required to be taken under this Agreement, (E) any military attack, declaration of war, outbreak or escalation of hostilities or acts of terrorism affecting the United States of America any other country of the world, or the occurrence of any hurricane, earthquake or other natural disaster affecting the United States of America, any other country of the world, or the global economy in each case that does not affect the Company Business disproportionally as compared with other participants in the transportation industry generally, or (F) changes to the extent they result from the announcement of this Agreement or the pendency of the transactions contemplated herein or (ii) has prevented, materially impaired or materially delayed, or could reasonably be expected to prevent, materially impair or materially delay, the ability of the Company to perform its obligations under this Agreement or the Transaction Documents or to consummate the Merger or the other transactions contemplated hereby and thereby.
“Company Material Breach” has the meaning set forth in Section 10.1(c).
“Company Parties” has the meaning set forth in Section 6.6.
“Company Stock” means the Common Stock and Series A Preferred Stock.
“Company” has the meaning set forth in the preamble.
“Debt Instruments” has the meaning set forth in Section 3.2(e).
“Deductible Payments” has the meaning set forth in Section 6.10(c).
“Dissenting Shares” has the meaning set forth in Section 2.3(a).
“D&O Claim” has the meaning set forth in Section 6.10(a).
“D&O Indemnified Party” has the meaning set forth in Section 6.10(a).
“DGCL” has the meaning set forth in the recitals.
“Dissenting Shares” has the meaning set forth in Section 2.3(a).
“DOT” has the meaning set forth in Section 3.25(a).
“Effective Time” has the meaning set forth in Section 1.2.
“Employees” has the meaning set forth in Section 3.11(e).
“Employment Agreement” has the meaning set forth in Section 7.1(l).
“Encumbrances” has the meaning set forth in Section 2.5.

“End Date” has the meaning set forth in Section 10.1(b)(ii).
“Environment” has the meaning set forth in Section 3.14(j).
“Environmental Laws” has the meaning set forth in Section 3.14(j).
“Equity Holder” and “Equity Holders” have the meaning set forth in Section 2.1(a).
“Equity Holders Agreement” has the meaning set forth in Section 2.9.
“Equity Holders’ Representative” has the meaning set forth in the preamble.
“ERISA” has the meaning set forth in Section 3.8(a)(i).
“ERISA Affiliates” has the meaning set forth in Section 3.8(c)(i).
“Escrow Agent” has the meaning set forth in Section 2.4.
“Escrow Agreement” has the meaning set forth in Section 2.4.
“Escrow Amount” has the meaning set forth in Section 2.4.
“Escrow Fund” has the meaning set forth in Section 2.4.
“Estimated Working Capital” has the meaning set forth in Section 2.7(a).
“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.7(b).
“Executed Consent” has the meaning set forth in Section 6.1(a).
“Export Controls” has the meaning set forth in Section 3.17(c)(ii).
“Export Licenses” has the meaning set forth in Section 3.17(c)(iii).
“FCPA” has the meaning set forth in Section 3.17(e).
“Final Closing Adjustment” has the meaning set forth in Section 2.8(b).
“Financial Statements” has the meaning set forth in Section 3.5(a).
“FMCSA” has the meaning set forth in Section 3.25(b).
“Fundamental Reps” has the meaning set forth in Section 8.1(a).
“GAAP” has the meaning set forth in Section 2.8(a).
“General Enforceability Exceptions” has the meaning set forth in Section 3.1(b).
“Governmental Action” has the meaning set forth in Section 10.1(b)(i).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or any court, arbitrator, administrative, regulatory or other agency or any department, body, commission or instrumentality of any them.
“Hazardous Material” has the meaning set forth in Section 3.14(j).
“Holdback Amount” has the meaning set forth in Section 2.9.
“ICE” has the meaning set forth in Section 3.11(c).
“Import Laws” has the meaning set forth in Section 3.17(c)(iv).
“Indebtedness” has the meaning set forth in Section 2.5.
“Indemnifiable Losses” has the meaning set forth in Section 8.3(a)(iii).
“Indemnification Portion” has the meaning set forth in Section 2.4.
“Indemnified Taxpayer” has the meaning set forth in Section 9.2.
“Indemnifying Equity Holder’s Pro Rata Portion” means, with respect to each Indemnifying Equity Holder, the percentage derived by dividing (i) the sum of (A) Common Stock Total Merger Consideration plus (B) Series A Preferred Stock Merger Consideration received by each such Indemnifying Equity Holder by (ii) the sum of (x) the Common Stock Total Merger Consideration plus (y) Series A Preferred Stock Merger Consideration received by all Indemnifying Equity Holders in the aggregate, which percentage shall be set forth on the Closing Date Payment Schedule opposite the name of each such Indemnifying Equity Holder under the heading “Indemnifying Equity Holder’s Pro Rata Portion.”
“Indemnifying Equity Holders” has the meaning set forth in the preamble.
“Indemnifying Party” has the meaning set forth in Section 8.3(a)(ii).
“Indemnitee” has the meaning set forth in Section 8.3(a)(i).
“Independent Contractors” has the meaning set forth in Section 3.11(e) and specifically includes all Owner-Operators, Agents and any Person who has operated a commercial motor vehicle (as defined in 49 CFR 390.5) under the DOT operating authority of the Company or any of its Subsidiaries and was not at the time of such operation classified by the Company or such Subsidiary (as applicable) as an employee of the Company or such Subsidiary (as applicable).
“Insurance Amounts” has the meaning set forth in Section 6.10(c).
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property” means, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents, patent applications, disclosures and inventions, including continuations, divisionals, continuations-in-part, renewals or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all fictional business names, trademarks, service marks, trade names, service names, brand names, trade dress rights, logos,

Internet domain names and registrations and applications for registrations thereof and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights (registered and unregistered) and registrations and applications therefor, works of authorship, copyrightable subject matter, including copyrights in software, and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, research and development, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, manufacturing and production processes and techniques, procedures, designs, drawings, specifications, and other proprietary and confidential information and trade secrets, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, technical data and financial and marketing plans in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents, and (v) any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and complications, including any and all data and collections of data, whether machine readable or otherwise; (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (D) all documentation including user manuals and other training documentation related to any of the foregoing.
“Interim Period” has the meaning set forth in Section 5.1.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge of the Company” and “Company’s Knowledge” or any similar phrase means the actual knowledge, after reasonable investigation and inquiry, of Randall Clark, Joseph Dooley, Sharon Calahan, James Hoeh, David Kreigh, Jeffrey Kling and John Loughran.
“Law” means any law (including principles of common law), statute, code, ordinance, regulation, agency requirement, rule, treaty, permit, license or certificate or any judgment, writ, decree, injunction or order of any Governmental Authority or any award or other decision or requirement of any arbitrator or Governmental Authority or any similar provision having the force of law, including, in all cases, those concerning the Environment, transportation, import and export, customers, motor vehicles, health, employment practices, labor, wages and hours, safety and privacy.
“Leased Real Property” has the meaning set forth in Section 3.9(a).
“Legal Requirements,” when described as being applicable to any Person, shall mean any and all Laws (statutory, judicial or otherwise, including common law), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person.
“Letter of Transmittal” has the meaning set forth in Section 2.2(a).
“Liquidation Value” has the meaning set forth in Section 3.2(c).
“Management Payment Amounts” has the meaning set forth in Section 2.6.
“Material Contracts” has the meaning set forth in Section 3.12.

“Merger Consideration” means the aggregate consideration to which holders of Company Stock are entitled in their capacity as such (including the Series A Preferred Stock Merger Consideration and the Common Stock Total Merger Consideration), as determined in accordance with this Agreement.
“Merger” has the meaning set forth in the recitals.
“MergerCo” has the meaning set forth in the preamble.
“Multiemployer Plan” has the meaning set forth in Section 3.8(c)(ii).
“Net Working Capital” means the amount of current assets (including cash) less current liabilities of the Company and its Subsidiaries, based upon a balance sheet prepared in accordance with GAAP, consistent with the practices, policies and procedures used in preparation of the Base Balance Sheet and, for the sake of clarity, will include only those items and will be calculated in accordance with the example set forth on Schedule 11.6(a) attached hereto.
“Options” means all options to purchase shares of Common Stock, including options granted under the Company’s 2005 Stock Option Plan and the Company’s 2013 Stock Option Plan and as set forth on Schedule 3.2(a).
“Owner-Operator” means any Person that is an Independent Contractor and (i) is the “owner” (as that term is defined in 49 CFR 376.2(d)) of a truck tractor power unit and/or trailer and (ii) operates such truck tractor power unit and/or trailer under the DOT operating authority of the Company or any Subsidiary of the Company that is a federally licensed motor carrier pursuant to a written agreement with such motor carrier.
“Owner-Operator Contracts” has the meaning set forth in Section 3.26(b).
“Parent” has the meaning set forth in the preamble.
“Parent Indemnitees” has the meaning set forth in Section 8.2(a).
“Parent Material Adverse Effect” means any event, change, circumstance, effect or state of facts that (i) is or could reasonably be expected to be materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect under this clause (i) shall not include the effect of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following: (A) matters affecting the transportation industry generally that do not affect Parent’s business disproportionately as compared to other similarly situated participants in the transportation industry, (B) any changes in federal or state Laws that do not affect Parent’s business disproportionately as compared to other similarly situated participants in the transportation industry, (C) any changes in the general economic conditions in the markets or territories in which Parent’s business operates that do not affect Parent’s business disproportionately as compared to other similarly situated participants in the transportation industry, (D) any actions that are explicitly required to be taken under this Agreement, (E) any military attack, declaration of war, outbreak or escalation of hostilities or acts of terrorism affecting the United States of America any other country of the world, or the occurrence of any hurricane, earthquake or other natural disaster affecting the United States of America, any other country of the world, or the global economy in each case that does not affect Parent’s business disproportionally as compared with other participants in the transportation industry generally, or (F) change to the extent they result from the announcement of this Agreement or the pendency of the transactions contemplated herein, or (ii) has prevented, materially impaired or materially delayed, or could reasonably be expected to prevent, materially impair or materially delay, the ability of Parent or MergerCo to perform its obligations under this Agreement or the Transaction Documents or to consummate the Merger or the other transactions contemplated hereby and thereby.
“Parent Material Breach” has the meaning set forth in Section 10.1(d).
“Parent’s Fundamental Reps” has the meaning set forth in Section 8.1(a).
“Payoff Letters” has the meaning set forth in Section 2.5.
“Permitted Encumbrances” has the meaning set forth in Section 3.9(c).
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other public or private entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934).
“Plan” and “Plans” have the meaning set forth in Section 3.8(a)(i).
“Pre-Closing Period” has the meaning set forth in Section 9.3(e).
“Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.
“Preferred Stockholder” means a holder of the Series A Preferred Stock.
“Previous Contractors” has the meaning set forth in Section 9.1(w).
“Projections” has the meaning set forth in Section 6.13(b).
“Pro Rata Portion” means, with respect to each Common Stockholder, the percentage derived by dividing the Common Stock Closing Cash Merger Consideration received by each such Common Stockholder by the Common Stock Closing Cash Merger Consideration received by all Common Stockholders in the aggregate, which percentage shall be set forth on the Closing Date Payment Schedule opposite the name of such Common Stockholder under the heading “Common Stockholder’s Pro Rata Portion.”
“Publicly Available Materials” has the meaning set forth in Section 3.13(d).
“Real Property Lease” has the meaning set forth in Section 3.9(a).
“Release” has the meaning set forth in Section 3.14(j).
“Required Consents” has the meaning set forth in Section 7.1(g).
“Restricted Party” means any Person: (i) named on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury; (ii) named on the Entity List, the Unverified List or the Denied Persons List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce; (iii) named on the Debarred List maintained by the U.S. Department of State Directorate of Defense Trade Controls; (iv) named in any Executive Order or any Annex to any Executive Order issued by the President, as a party with whom transactions by U.S. parties are prohibited; (v) that is otherwise identified in writing by the U.S. government as a Person with whom or with which conducting business would constitute a violation of U.S. Laws; (vi) included on any similar lists maintained by any other applicable non-U.S. government; or (vii) whose property has been blocked, or is subject to seizure, forfeiture or confiscation, by any U.S. state or federal government.
“Restrictive Covenants Agreements” has the meaning set forth in Section 7.1(q).
“Review Period” has the meaning set forth in Section 2.8(a).
“Schedules” has the meaning set forth in Section 11.2.
“Securities” means any note, stock, treasury stock, security future bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable-share, investment contract, voting right, voting-trust certificate, certificate of deposit for a security, any put, call straddle, option, warrant or privilege on any security (including any interest therein or based on the value thereof), or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant, option or right (including any preemptive right or right of first refusal) to subscribe to or purchase any of the foregoing; provided, however, that “Securities” shall not include any Debt Instruments that are not, and are not by their terms convertible into or exchangeable directly or indirectly for equity securities.
“Sellers’ Counsel” has the meaning set forth in Section 11.14.
“Senior Secured Credit Facility” means that certain Loan and Security Agreement dated as of November 22, 2005, as amended from time to time prior to the date of this Agreement, by and among Towne Air Freight, Inc., the other loan parties signatory thereto, Ally Commercial Finance LLC (f/k/a GMC Commercial Finance LLC) and the financial institutions listed on the signature pages thereto.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.01 per share.
“Series A Preferred Stock Merger Consideration” means an aggregate amount equal to the Liquidation Value multiplied by the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.
“Series A Preferred Stock Merger Consideration Per Share” means, with respect to each share of Series A Preferred Stock outstanding as of immediately prior to the Effective Time, an amount equal to the Liquidation Value thereof.
“Special Indemnification Matters” has the meaning set forth in Section 8.2(a)(x).
“Statement of Objections” has the meaning set forth in Section 2.8(a).
“Straddle Period” has the meaning set forth in Section 9.3(e).

“Subsidiary” means, with respect to any Person, any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.
“Surviving Corporation” has the meaning set forth in Section 1.1.
“Takeover Law” has the meaning set forth in Section 3.17(b).
“Tail Policy” has the meaning set forth in Section 6.10(c).
“Target Working Capital” has the meaning set forth in Section 2.7(b).
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, real property gains, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, escheat, employee or other withholding, contributions or other tax, levy, fee, impost, duty or assessment of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Tax Benefit” has the meaning set forth in Section 8.3(g).
“Tax Cost” has the meaning set forth in Section 8.3(g).
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including all amendments and supplements) filed or required to be filed with respect to Taxes.
“Third Party Claim” has the meaning set forth in Section 8.4(b).
“Transaction Documents” means any or all of the Exhibits to this Agreement and any and all other agreements, instruments, documents or certificates required or expressly provided under this Agreement (including those referenced in Article VII) to be executed and delivered by any of the parties in connection with the Merger and the other transactions contemplated hereby.
“Treas. Reg.” or “Treasury Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unavailable” has the meaning set forth in Section 8.2(a).
“Unresolved Objections” has the meaning set forth in Section 2.8(c).
“USA PATRIOT ACT” has the meaning set forth in Section 3.17(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law.
“Warrants” means all warrants to purchase shares of Common Stock, including warrants issued on or around August 12, 2009 and July 19, 2013 and as set forth on Schedule 3.2(a).
“Working Capital Portion” has the meaning set forth in Section 2.4.
“Written Consent” has the meaning set forth in Section 6.1(a).
Section 11.7.    Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if.” Whenever a party hereto is allowed or required to provide a consent, approval or waiver or to take any discretionary action or make any discretionary determination with respect to any matter, unless the applicable provision explicitly states to the contrary, such consent, approval, waiver action or determination may be given, taken, made or withheld in such party’s sole, complete and absolute discretion. Any reference to a particular code section or Law shall be interpreted to include any revision of a successor to that code section or Law regardless of how it is numbered or classified. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules or any Exhibits hereto in any dispute or controversy among the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules or the Exhibits hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement, the Schedules and the exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of Article III, materials which have been made available to Parent and MergerCo in the “virtual data room” created for purposes of the sale of the Company as such data room existed as of the Closing or which were actually physically delivered or delivered by email prior to the date hereof to Parent or its counsel shall be considered to have been “delivered” or “made available” to Parent and/or MergerCo for purposes of this Agreement.
Section 11.8.    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Parent, on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation of this Agreement and the Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby.
Section 11.9.    Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement and the other Transaction Documents, or the negotiation, validity or performance of this Agreement and the other Transaction Documents, or the Merger and the other transactions contemplated hereby and thereby shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would require the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of Delaware for any claim, suit or proceeding arising under this Agreement and the other Transaction Documents, or in the case of a Third Party Claim subject to indemnification hereunder, in the court where such claim is brought.
Section 11.10.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of proper jurisdiction, including the obligation to close the Merger on the Closing Date pursuant to Section 1.2 hereof. Such remedies shall not be exclusive and shall be in addition to any other remedies that any party may have under Article VIII of this Agreement.
Section 11.11.    Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or the Transaction Documents, and therefore waive their effects.
Section 11.12.    Entire Agreement. This Agreement and the Transaction Documents (together with all schedules and exhibits hereto and thereto) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
Section 11.13.    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.14.    Acknowledgement. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Equity Holders’ Representative shall have the right, at its election, to retain Barrett & McNagny LLP (“Sellers’ Counsel”) to represent it and/or the Equity Holders in such matter, and Parent and the Surviving Corporation hereby irrevocably waive and consent to any such representation in any such matter and the communication by Sellers’ Counsel to the Equity Holders’ Representative or any Equity Holder in connection with any such representation of any fact known to Sellers’

Counsel arising by reason of Sellers’ Counsel’s prior representation of the Company and its Subsidiaries. Parent and the Surviving Corporation irrevocably acknowledge and agree that all communications between the Company or any of its Subsidiaries, on the one hand, and Sellers’ Counsel, on the other hand, made in connection with the Merger, including the negotiation, preparation, execution, delivery of, and the Closing under, or any dispute or proceeding arising under or in connection with, this Agreement and the transactions contemplated hereby that, immediately prior to the Closing, would be deemed to be privileged communications of the Company or any of its Subsidiaries, on the one hand, and Sellers’ Counsel, on the other hand, and would not be subject to disclosure to Parent or the Surviving Corporation in connection with any process relating to a dispute arising under or in connection with, this Agreement and the transactions contemplated hereby, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Equity Holders’ Representative and the Equity Holders, on the one hand, and Sellers’ Counsel, on the other hand, and neither Parent, the Surviving Corporation nor any Person purporting to act on behalf of or through Parent or the Surviving Corporation shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and its Subsidiaries and not to the Equity Holders’ Representative and the Equity Holders.
Signatures on following pages.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, or have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

FORWARD AIR, INC.

By: /s/ Bruce A. Campbell
Name: Bruce A. Campbell
Title: President and Chief Executive Officer

[SEAL]

MERGERCO:

FAC SUBSIDIARY, INC.

By: /s/ Bruce A. Campbell
Name: Bruce A. Campbell
Title: President and Chief Executive Officer

[SEAL]

COMPANY:

CLP TOWNE INC.

By: /s/ Randall T. Clark
Name: Randall T. Clark
Title: President and Chief Executive Officer

[SEAL]

Signature Page to CLP Towne Inc. Agreement and Plan of Merger

INDEMNIFYING EQUITY HOLDERS:

ZM PRIVATE EQUITY FUND I, L.P.

By: /s/ Quinn Morgan
Name: Quinn Morgan
Title: Authorized Signatory

[SEAL]

ZM PRIVATE EQUITY FUND II, L.P.

By: /s/ Quinn Morgan
Name: Quinn Morgan
Title: Authorized Signatory

[SEAL]

CENTRE LANE TOWNE CO-INVESTMENT PARTNERS, LLC

By: /s/ Quinn Morgan
Name: Quinn Morgan
Title: Authorized Signatory

[SEAL]

EQUITY HOLDERS’ REPRESENTATIVE:

ZM PRIVATE EQUITY FUND I, L.P.

By: /s/ Quinn Morgan
Name: Quinn Morgan
Title: Authorized Signatory

[SEAL]

Signature Page to CLP Towne Inc. Agreement and Plan of Merger

EXHIBIT A
CERTIFICATE OF MERGER
of
FAC SUBSIDIARY, INC.
(a Delaware corporation)

into

CLP TOWNE INC.
(a Delaware corporation)

Pursuant to Section 251 of the
State of Delaware General Corporation Law

The undersigned, being the surviving corporation, hereby sets forth as follows:

FIRST: The name of each of the constituent corporations in the merger is CLP Towne Inc., a Delaware corporation (“Towne”), and FAC Subsidiary, Inc., a Delaware corporation.

SECOND: An Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by each constituent corporation in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The surviving corporation in the merger shall be CLP Towne Inc.

FOURTH: Upon the filing of this Certificate of Merger, the Certificate of Incorporation of CLP Towne Inc., the surviving corporation, shall be amended and restated in its entirety to read as set forth on Exhibit A.

FIFTH: The executed Agreement and Plan of Merger is on file at the office of CLP Towne Inc. located at 24805 U.S. 20 West, South Bend, IN 46628.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by Towne, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

(Signature on following page.)

IN WITNESS WHEREOF, this Certificate of Merger is hereby executed this ____ day of __________ 2015.

CLP TOWNE INC.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CLP TOWNE INC.

[TO COME]

******************************

EXHIBIT B
ESCROW AGREEMENT
This ESCROW AGREEMENT, dated as of ________, 2015 (this “Escrow Agreement”), is by and among Forward Air, Inc., a Tennessee corporation (“Parent”), ZM Private Equity Fund I, L.P., a Delaware limited partnership, as the Equity Holders’ Representative (the “Equity Holders’ Representative”), and Regions Bank, a state banking corporation organized and existing under the laws of the State of Alabama, as escrow agent (“Escrow Agent”).
BACKGROUND
A.    CLP Towne Inc., a Delaware corporation (“Company”), Parent, FAC Subsidiary, Inc., a Delaware corporation (“MergerCo”), the Equity Holders’ Representative and the parties set forth on the signature pages thereto as the Indemnifying Equity Holders have entered into an Agreement and Plan of Merger dated as of February 4, 2015 (the “Underlying Agreement”), pursuant to which MergerCo is merging with and into Company, and Company shall be the surviving corporation in the merger (the “Merger”). The Underlying Agreement provides that Parent shall deposit a portion of the Common Stock Total Merger Consideration (as defined in the Underlying Agreement) in a segregated account to be held by Escrow Agent to settle certain contingencies, if any, as provided in Sections 2.8 and 9.2 and Article VIII of the Underlying Agreement.
B.    Escrow Agent desires to accept its appointment as escrow agent and to hold and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.
C.    In order to establish the escrow of funds for the purpose of securing the indemnification obligations and certain other obligations in favor of Parent under the Underlying Agreement, the parties hereto have entered into this Escrow Agreement.
STATEMENT OF AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Definitions. Capitalized terms used but not defined in this Escrow Agreement shall have the meaning attributed to them in the Underlying Agreement. The following terms shall have the following meanings when used herein:
“Authorized EHR Representatives” shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by the Equity Holders’ Representative and delivered to Escrow Agent and Parent in accordance with the notice provisions of this Escrow Agreement, to act as the Equity Holders’ Representative’s authorized representatives under this Escrow Agreement.
“Authorized Parent Representatives” shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Parent and delivered to Escrow Agent and the Equity Holders’ Representative in accordance with the notice provisions of this Escrow Agreement, to act as Parent’s authorized representatives under this Escrow Agreement.
“Claim” shall mean a specific claim by Parent for indemnification pursuant to Section 9.2 or Article VIII of the Underlying Agreement.
“Claim Amount” shall mean the good faith estimate of the amount of any Claim for which a Claim Notice has been delivered.
“Claim Notice” shall mean a written notification, signed by Parent, which shall specify (i) the obligation, representation or agreement in the Underlying Agreement with respect to which a Claim is being made (including a reference to the provision in the Underlying Agreement upon which the Claim is being made), (ii) a reasonably detailed description of the facts giving rise to and the alleged basis for such Claim, (iii) the Claim Amount, (iv) the sequential number of such Claim in relation to all Claim Notices previously delivered hereunder, (v) the date of such Claim Notice, and (vi) the aggregate Claim Amounts of all Claims as to which Claim Notices have been delivered.
“Claim Response” shall mean a written notification, signed by the Equity Holders’ Representative, which shall set forth whether or not the Equity Holders’ Representative disputes any matter with respect to a Claim Notice or the Claim described therein.
“Escrow Funds” shall mean the amount specified on Schedule A hereto deposited with Escrow Agent pursuant to Section 2.4 of the Underlying Agreement, together with any interest and other income thereon.
“Escrow Period” shall mean the period commencing on the date hereof and ending on the applicable date set forth on Schedule A hereto.
“Joint Written Direction” shall mean written instructions executed by Parent and the Equity Holders’ Representative directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.
2.Appointment of and Acceptance by Escrow Agent. Parent and the Equity Holders’ Representative hereby appoint Escrow Agent to serve as the escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.
3.Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Escrow Agreement, Parent will transfer the Escrow Funds in the amount set forth on Schedule A hereto and pursuant to Section 2.4 of the Underlying Agreement, by wire transfer of immediately available funds, to the account of Escrow Agent referenced on Schedule A hereto. Promptly upon receipt, such funds shall be promptly invested and shall thereafter be held by Escrow Agent in accordance with the terms set forth herein.
4.Disbursements of Escrow Funds.

(a)Scheduled Disbursement Dates. Subject to Section 4(b) and Section 5 below, Escrow Agent shall disburse some or all of the Escrow Funds upon receipt of a Joint Written Direction in accordance with the scheduled disbursement dates set forth on Schedule A attached hereto. Such Joint Written Direction shall contain wiring instructions for each recipient of Escrow Funds or addresses to which checks shall be sent to such recipients. It is understood and agreed that (i) all disbursements to be made to the Common Stockholders who have validly tendered their Certificates in accordance with the Underlying Agreement shall be distributed first to the Equity Holders’ Representative, and the Equity Holders’ Representative will further disburse such amounts, including all interest and other income earned thereon, to the Common Stockholders who have validly tendered their Certificates in accordance with the Underlying Agreement, and (ii) any disbursements to be made to Common Stockholders who have not validly tendered their Certificates in accordance with the Underlying Agreement shall instead be distributed to Parent who will hold such funds, including all interest and other income earned thereon, with any other Merger Consideration to be paid to such Common Stockholders in accordance with the Underlying Agreement until such time as those Common Stockholders have validly tendered their Certificates in accordance with the Underlying Agreement.
(b)Court Order. Escrow Agent shall disburse some or all of the Escrow Funds within five (5) days after receipt by Escrow Agent of, and as directed in, any order, decree or judgment of a court or arbitrator of competent jurisdiction presented by either the Equity Holders’ Representative or Parent and certified to be final and non-appealable, and directing Escrow Agent to distribute some or all Escrow Funds (a “Certified Non-Appealable Order”).
(c)Expiration of Escrow Period. The Escrow Period will expire upon the distribution of Escrow Funds on the final scheduled disbursement date set forth on Schedule A attached hereto; provided, however, that Escrow Agent shall retain an amount of the Escrow Funds sufficient to pay the portion of Claim Amounts with respect to unresolved Claims, if any, that have not been paid at such time. If Escrow Agent has retained any Escrow Funds with respect to such Claim Amounts, then Escrow Agent may, in its sole discretion, either (i) retain all such remaining Escrow Funds, to be held and invested in accordance with the provisions of this Escrow Agreement, until receipt by Escrow Agent of a Joint Written Direction with respect to the disposition of such amounts, or receipt by Escrow Agent of a Certified Non-Appealable Order presented by the prevailing party and certified to be final and non-appealable directing Escrow Agent to distribute some or all of the Escrow Funds, or (ii) resign as escrow agent in the manner described in Section 8 below.
(d)Withheld Amounts. All disbursements of Escrow Funds shall be subject to Escrow Agent’s right to withhold amounts equal to the claims and fees of Escrow Agent pursuant to Section 10 and Section 11 below.
5.Indemnity Claims. Parent shall deliver each Claim Notice to the Equity Holders’ Representative and Escrow Agent, such delivery to be in accordance with the notice provisions of this Escrow Agreement. Upon receipt of any Claim Notice, Escrow Agent shall promptly make entries or notations in the account records relating to the Escrow Funds indicating that funds in the amount of the Claim Amount are reserved to satisfy the Claim specified in such Claim Notice and identifying the date and number of such Claim Notice. Within ten (10) business days of receipt by the Equity Holders’ Representative of any Claim Notice, the Equity Holders’ Representative shall deliver a Claim Response to Parent and Escrow Agent with respect to such Claim Notice, such delivery to be in accordance with the notice provisions of this Escrow Agreement. Notwithstanding any failure of the Equity Holders’ Representative to submit a timely Claim Response or a Claim Response that does not dispute the Claim in such Claim Notice, Escrow Agent shall disburse Escrow Funds pursuant to such Claim Notice only upon the receipt of a Joint Written Direction or a Certified Non-Appealable Order. Escrow Agent shall have no responsibility to determine whether any Claim Notice or Claim Response has been received by the Equity Holders’ Representative or Parent, as applicable, or to provide any Claim Notice or Claim Response to either the Equity Holders’ Representative or Parent, as applicable.
6.Suspension of Performance. If, at any time, (a) there shall exist any unresolved dispute between the Equity Holders’ Representative and Parent with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i)
refrain from taking any action under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be), provided, however, that Escrow Agent shall continue to safely hold the Escrow Funds until it is directed otherwise by a Joint Written Direction or a Certified Non-Appealable Order; or

(ii)	resign in accordance with Section 8.
Subject to Section 9 hereof, Escrow Agent shall have no liability to the Equity Holders’ Representative, the Common Stockholders (as defined in the Underlying Agreement), Parent, Parent’s shareholders or any other person with respect to any failure or refusal to take any action hereunder pursuant to this Section 6 (including, without limitation, the failure or refusal to disburse some or all of the Escrow Funds pursuant to Section 4 hereof), other than to safely hold and invest the Escrow Funds.

7.Investment of Funds. Escrow Agent is hereby directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule A hereto. With the execution of this Escrow Agreement, the parties hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by the parties to this Escrow Agreement. The parties hereto acknowledge that they have discussed the investment and are in agreement as to the selected investment. Parent and the Equity Holders’ Representative may provide instructions changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by the furnishing of a Joint Written Direction to Escrow Agent; provided, however, that no investment or reinvestment may be made except in the following:

(i)	direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

(ii)
certificates of deposit issued by any bank (including Escrow Agent and its affiliates), bank and trust company, or national banking association, but only to the extent such certificates of deposit are fully insured by the Federal Deposit Insurance Corporation (the “FDIC”); or

(iii)	any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.
If Escrow Agent has not received a Joint Written Direction at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no Joint Written Direction has been received, in investments described in clauses (i) or (iii) above. Escrow Agent agrees that, except to the extent the Escrow Funds are invested in a non-interest bearing transaction account, Escrow Agent shall hold all property constituting the Escrow Funds as a custodian and bailee, such property shall not be property of Escrow Agent, and Escrow Agent shall segregate such property from all property of Escrow Agent and shall mark its books and records and otherwise identify the Escrow Funds as being held in connection with this Escrow Agreement. No investment shall be made in any instrument or security that has a maturity of greater than four (4) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Parent or the Equity Holders’ Representative, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder, provided, however, that Escrow Agent shall promptly invest such funds in a non-interest bearing transaction account pending disbursement or promptly reinvest such funds in the manner permitted by this Escrow Agreement. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. The parties hereto hereby acknowledge and agree that any and all interest or other income accrued or earned on the Escrow Fund shall be deemed to be part of the Escrow Funds. Subject to Section 9 hereof, Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after ten o’clock, a.m., Richmond, Virginia time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in Richmond,

Virginia are open for business; provided, however, that such funds shall be deposited in a non-interest bearing transaction account pending investment.
8.Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Parent and the Equity Holders’ Representative specifying a date when such resignation shall take effect. Parent and the Equity Holders’ Representative jointly shall appoint a successor escrow agent hereunder prior to the effective date of such resignation and shall cause such successor escrow agent to execute and deliver an instrument accepting such appointment. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) due and owing to the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. If Parent and the Equity Holders’ Representative have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 and Section 8 hereunder. After any retiring escrow agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was escrow agent under this Escrow Agreement. Any corporation or association into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of Escrow Agent’s corporate trust line of business may be transferred, shall be Escrow Agent under this Escrow Agreement without further act.
9.Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties or obligations shall be implied. Escrow Agent shall have no liability under, and no duty to inquire as to, the provisions of any agreement other than this Escrow Agreement. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any liability or loss to the Equity Holders’ Representative or Parent. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall reasonably believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the reasonable opinion or instruction of such counsel. The Equity Holders’ Representative, on behalf of the Common Stockholders, and Parent, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. As between Parent and the Equity Holders’ Representative, the amounts, if any, required to be paid to Escrow Agent pursuant to this Section 9 shall be paid 50% by Parent and 50% by the Equity Holders’ Representative, on behalf of the Common Stockholders. Escrow Agent shall have no liability or responsibility to question or determine the accuracy or reasonableness of any Claim Amount.
Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court or arbitrator of competent jurisdiction with respect to the Escrow Funds. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action. If Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
10.Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, the Equity Holders’ Representative and Parent, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Escrow Agent Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of Escrow Agent Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, the Equity Holders’ Representative or Parent, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated hereby, whether or not any Escrow Agent Indemnified Party is a party to any such action, proceeding, suit or is the target of any such inquiry or investigation; provided, however, that no Escrow Agent Indemnified Party shall have the right to be indemnified hereunder for any liability determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Escrow Agent Indemnified Party. Escrow Agent shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against an Escrow Agent Indemnified Party, and the reasonable fees of such counsel shall be paid upon demand by the Equity Holders’ Representative and Parent, jointly and severally; provided, however, that the Equity Holders’ Representative and Parent shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees of counsel of more than one separate firm (plus, if required, one separate firm admitted to practice in a local jurisdiction) at any one time retained by an Escrow Agent Indemnified Party unless the employment of more than one counsel has been authorized in writing by the Equity Holders’ Representative and Parent. The obligations of the Equity Holders’ Representative and Parent under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. As between Parent and the Equity Holders’ Representative, the amounts, if any, required to be paid to Escrow Agent pursuant to this Section 10 shall be paid 50% by Parent and 50% by the Equity Holders’ Representative, on behalf of the Common Stockholders.
The parties agree that neither the payment by the Equity Holders’ Representative or Parent of any claim by Escrow Agent for indemnification hereunder, nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification, shall impair, limit, modify or affect the respective rights and obligations of the Equity Holders’ Representative or the Common Stockholders, on the one hand, and Parent, on the other hand, under the Underlying Agreement.
11.Fees and Expenses of Escrow Agent. The Equity Holders’ Representative and Parent shall jointly compensate Escrow Agent for its services hereunder in accordance with Schedule A hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A attached hereto are hereby incorporated by this reference and form a part of this Escrow Agreement. The obligations of the Equity Holders’ Representative and Parent under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder. Escrow Agent shall notify Parent and the Equity Holders’ Representative of any disbursement from the Escrow Funds to itself in respect of any compensation or reimbursement hereunder and shall furnish to Parent and the Equity Holders’ Representative copies of all related invoices and other statements within fifteen (15) business days thereafter. If, for any reason, the Escrow Funds are insufficient to cover such compensation and reimbursement, the Equity Holders’ Representative and Parent shall promptly pay such amounts to Escrow Agent upon receipt of an itemized invoice. As between Parent and the Equity Holders’ Representative, the amounts, if any, required to be paid to Escrow Agent pursuant to this Section 11 shall be paid 50% by Parent and 50% by the Equity Holders’ Representative, on behalf of the Common Stockholders.
12.Representations and Warranties of Parent and the Equity Holders’ Representative.
A.    Parent makes the following representations and warranties, as to itself only, to Escrow Agent:

(a)Parent is duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.
(b)This Escrow Agreement has been duly approved by all necessary action on behalf of Parent, including any necessary shareholder or membership approval, has been executed by Parent’s duly authorized officer and, assuming this Escrow Agreement constitutes the binding obligations of the other parties hereto, constitutes a valid and binding agreement of Parent, enforceable in accordance with the terms hereof.
(c)The execution, delivery, and performance of this Escrow Agreement by Parent is in accordance with the Underlying Agreement and will not violate, conflict with, or cause a default under (i) Parent’s articles of incorporation, articles of organization, bylaws, or other organizational documents, as applicable, (ii) any applicable law or regulation, any court order or administrative ruling or decree to which Parent is a party or any of its property is subject, or (iii) any agreement, contract, indenture, or other binding arrangement, including, without limitation, the Underlying Agreement, to which Parent is a party or any of its property is subject.
(d)The authorized persons of Parent designated on Schedule A hereto have been duly appointed to act as Parent’s representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as Parent under this Escrow Agreement, all without further consent or direction from, or notice to, Parent or any other party.
(e)No party has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof, and no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.
(f)All of Parent’s representations and warranties contained herein are true and complete as of the date hereof.
B.    The Equity Holders’ Representative makes the following representations and warranties, as to itself only, to Escrow Agent:
(a)The Equity Holders’ Representative is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.
(b)This Escrow Agreement has been duly approved by all necessary action on behalf of the Equity Holders’ Representative, including any necessary shareholder or membership approval, has been executed by the Equity Holders’ Representative’s duly authorized officer and, assuming this Escrow Agreement constitutes the binding obligations of the other parties hereto, constitutes a valid and binding agreement of the Equity Holders’ Representative, enforceable in accordance with the terms hereof.
(c)The execution, delivery, and performance of this Escrow Agreement by the Equity Holders’ Representative is in accordance with the Underlying Agreement and will not violate,

conflict with, or cause a default under (i) any applicable law or regulation, any court order or administrative ruling or decree to which the Equity Holders’ Representative is a party or any of its property is subject, or (ii) any agreement, contract, indenture, or other binding arrangement, including, without limitation, the Underlying Agreement, to which the Equity Holders’ Representative is a party or any of its property is subject.
(d)The authorized persons of the Equity Holders’ Representative designated on Schedule A hereto have been duly appointed to act as the Equity Holders’ Representative’s representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as the Equity Holders’ Representative under this Escrow Agreement, all without further consent or direction from, or notice to, the Equity Holders’ Representative or any other party.
(e)No party has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof, and no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.
(f)All of the Equity Holders’ Representative’s representations and warranties contained herein are true and complete as of the date hereof.
13.Representations and Warranties of Escrow Agent. Escrow Agent makes the following representations and warranties:
(a)It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, as applicable, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.
(b)This Escrow Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers and, assuming this Escrow Agreement constitutes the binding obligations of the other parties hereto, constitutes its valid and binding agreement, enforceable in accordance with the terms hereof.
(c)It is an insured depository institution, for the purpose of the Federal Deposit Insurance Act, and in good standing with the FDIC, and deposits made in Escrow Agent are insured by the FDIC to the fullest extent permitted by law.

(d)The Escrow Funds will not be subject to any lien, claim or other encumbrance arising from or through Escrow Agent other than liens for Escrow Agent’s fees and expenses pursuant to Section 11 hereof.
14.USA Patriot Act. Each of the Equity Holders’ Representative and Parent represent (as to itself only) that: (a) it is not a person with whom Escrow Agent is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and (b) it is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, each of the Equity Holders’ Representative and Parent hereby agree to provide Escrow Agent with any additional information that Escrow Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. The following notification is provided to the Equity Holders’ Representative and Parent pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (“Patriot Act”):
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for depositors: When a depositor opens an account, if such depositor is an individual, a lender (including Escrow Agent) will ask for such depositor’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the lender to identify such depositor, and, if such depositor is not an individual, Escrow Agent will ask for such depositor’s name, taxpayer identification number, business address, and other information that will allow the lender to identify such depositor. Escrow Agent may also ask, if such depositor is an individual, to see depositor’s driver’s license or other identifying documents, and, if such depositor is not an individual, to see such depositor’s legal organizational documents or other identifying documents.
In the event the Equity Holders’ Representative or Parent violates any of the provisions of the Patriot Act and the regulations thereunder, such event shall constitute a default hereunder and shall entitle Escrow Agent to exercise all of its rights and remedies at law or in equity against such violating party, including but not limited to terminating this Agreement.
15.Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  Escrow Agent shall have no liability to the parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds and any proceeds thereof escheat by operation of law.

16.Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the federal courts of the State of Delaware shall have the sole and exclusive jurisdiction. If such court lacks federal subject matter jurisdiction, the parties agree that the state courts of the State of Delaware shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding, and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.
17.Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service, facsimile transmitter (with confirmed receipt) or e-mail of portable document format (PDF) to the address, facsimile number, or e-mail address set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.
18.Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by Parent, the Equity Holders’ Representative and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.
19.Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.
20.Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
21.Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.
22.Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Equity Holders’ Representative, Parent and Escrow Agent.
23.Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Facsimile signatures or signatures e-mailed in portable document format (PDF) shall be acceptable and binding on the parties hereto as if they were originals.

24.Termination. Upon the first to occur of (a) the expiration of the Escrow Period (provided there is no outstanding Claim Notice on such date) and the disbursement of all Escrow Funds pursuant to Section 4, or (b) Joint Written Directions or a Certified Non-Appealable Order and the disbursement of any remaining Escrow Funds pursuant thereto, this Escrow Agreement shall terminate, Escrow Agent shall be released from its obligations hereunder and Escrow Agent shall have no further liability with respect to the Escrow Funds, this Escrow Agreement, or any action or refusal to take action hereunder, to the Equity Holders’ Representative, the Common Stockholders, Parent, Parent’s shareholders or any other person.
25.Dealings. Except as provided by applicable state or federal law, Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Parent and become pecuniarily interested in any transaction in which the Equity Holders’ Representative or Parent may be interested, and contract and lend money to the Equity Holders’ Representative or Parent and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for the Equity Holders’ Representative or Parent or for any other entity.
26.Force Majeure. No party to this Escrow Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of, this Escrow Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other similar acts beyond the control of the parties hereto.
27.Taxes. For purposes of federal income taxes and other taxes based on income, Parent will be treated as the owner of the Escrow Funds until the distribution of the Escrow Funds (or such portion thereof). Parent represents that its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority listed on Schedule A is true and correct, and that Parent will notify Escrow Agent in writing immediately upon any change to such number. Upon execution of this Escrow Agreement, Parent shall provide Escrow Agent with a fully executed W-9. All interest or other income earned under this Escrow Agreement shall be allocated and paid to the applicable payees as directed in writing by Parent and the Equity Holders’ Representative and reported as required. Taxes may be withheld by Escrow Agent as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Funds shall be retained as Escrow Funds and reinvested from time to time by Escrow Agent as provided in Section 7. The Equity Holders’ Representative and Parent each grant to Escrow Agent a right of set-off which may be exercised to pay any and all taxes, whether federal, state or local, incurred by the investment of the Escrow Funds. The Equity Holders’ Representative and Parent shall, jointly and severally, indemnify and hold harmless Escrow Agent against and in respect to liability for taxes and/or any penalties or interest attributable to the investment of Escrow Funds by Escrow Agent pursuant to this Escrow Agreement. As between Parent and the Equity Holders’ Representative, the amounts, if any, required to be paid to Escrow Agent pursuant to this Section 27 shall be paid 50% by Parent and 50% by the Equity Holders’ Representative, on behalf of the Common Stockholders.
28.Security Call-Back. In the event fund transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-

back to the person or persons designated in Schedule A hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by Escrow Agent.
[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

PARENT:

FORWARD AIR, INC.

By:
Name:    Bruce A. Campbell

Title:	President and Chief Executive Officer

EQUITY HOLDERS’ REPRESENTATIVE:

ZM PRIVATE EQUITY FUND I, L.P.

By:
Name:
Title:

ESCROW AGENT:

REGIONS BANK

By:
Name:     Joy D. Holloway, Vice President
Title:     Authorized Officer

SCHEDULE A

1.    Escrow Funds.

Escrow Funds amount:            $16,500,000

Escrow Funds wiring instructions:    Regions Bank, Birmingham, AL
ABA No.:     062000019
Account No.:
FFC:
ATTN:

2.    Escrow Agent Fees.

Acceptance Fee:                N/A
One-Time Escrow Fee:            $3,500.00
Other Fees/Attorney, etc.:            $At Cost
Tax Reporting, if applicable            $250.00 per occurrence and $25.00 per 1099

The Acceptance Fee and the One-Time Escrow Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this Schedule A apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

3.	Taxpayer Identification Number.

Parent:

4.	Disbursement and Termination.

(a)Scheduled Disbursement Dates.

(i)
$2,000,000 of the Escrow Funds shall be disbursed by Escrow Agent to Parent and/or the Equity Holders’ Representative, as applicable, in accordance with Section 2.8(d) of the Underlying Agreement and Section 4(a) of this Agreement.

(ii)
$14,500,000 of the Escrow Fund shall be disbursed by the Escrow Agent to Parent and/or the Equity Holders’ Representative, as applicable, in accordance with the Underlying Agreement and Section 4(a) of this Agreement, in each case only to the extent that the amounts to be distributed upon each such date exceed the amount of all pending Claims plus the amount of previously paid claims:

(I)	$2,500,000 on the twelve (12) month anniversary of the Closing Date;

(II)	$6,000,000 on the eighteen (18) month anniversary of the Closing Date; and

(III)	Balance of Escrow Funds on the twenty-four (24) month anniversary of the Closing Date.

(b)
Termination of Escrow Period. Unless earlier terminated by the provisions of this Escrow Agreement, the Escrow Period will terminate on the date set forth in Section 4(a)(ii)(III) of this Schedule A, subject to pending claims.

5.	Investment Instructions

Unless otherwise jointly directed in writing by the Equity Holders’ Representative and Parent, the Escrow Funds will be invested in the Regions Trust Cash Sweep IV Deposit Account.  The Regions Trust Cash Sweep Deposit Account is a demand deposit account which is FDIC insured up to $250,000.  The Regions Trust Cash Sweep IV Deposit Account accrues interest daily at variable rates and will post interest monthly on the first business day.

The rate for this vehicle is determined by Regions Bank based on prevailing market conditions for short term, liquid investments. Currently, the rate is 25 bp.

6.    Authorized Representatives.

The following persons are hereby designated and appointed as the Authorized EHR Representatives under the Escrow Agreement:

Name:	[Insert Name]
Specimen signature

Designated Call Back Telephone #:__________________

The following persons are hereby designated and appointed as the Authorized Parent Representatives under the Escrow Agreement:

Name:    Rodney L. Bell
Specimen signature

Designated Call Back Telephone #:

Name:    Matthew J. Jewell
Specimen signature

Designated Call Back Telephone #:

Name:    Michael P. McLean
Specimen signature

Designated Call Back Telephone #:

7.	Representative Information. The following information should be provided to Escrow Agent separately by each authorized representative and any future authorized representative.

1. Date of Birth:
2. Address:
3. Mailing Address (if different from above:
4. Social Security Number:

8.	Notice Addresses.

If to the Equity Holders’ Representative:	ZM Private Equity Fund I, LP Attn: Telecopy No.: Phone No.: Email:

With a copy to:	Attn: Telecopy No.: Phone No.: Email:
If to Parent:	Forward Air, Inc. 430 Airport Road Greeneville, Tennessee 37745 Attn: Telecopy No.: Phone No.: Email:
If to the Escrow Agent at:
Regions Bank, as Escrow Agent
Escrow Services
Regions Bank-Corporate Trust
7231 Forest Avenue, Suite 100
Richmond, Virginia 23226
Attn: Joy D. Holloway
Tel. No.: (804) 343-3112
Fax No.: (804) 343-3117
E-mail: joy.holloway@regions.com

EXHIBIT C

CLP TOWNE INC.

LETTER OF TRANSMITTAL, RELEASE, WAIVER AND JOINDER

FOR HOLDERS OF CLP TOWNE INC. SECURITIES

This Letter of Transmittal, Release, Waiver and Joinder (the “Letter of Transmittal”) is used for submitting the following securities of CLP Towne Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger dated as of February 4, 2015 (the “Merger Agreement”) among the Company, Forward Air, Inc., a Tennessee corporation (“Parent”), FAC Subsidiary, Inc., a Delaware corporation (“MergerCo”), ZM Private Equity Fund I, L.P. in its capacity as Equity Holders’ Representative (the “Equity Holders’ Representative”), and certain equity holders of the Company:

•	certificates representing shares of Series A Preferred Stock, par value $0.01 per share, of the Company (“Preferred Stock”); and

•	certificates representing shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”).
Please read the enclosed Representations, Warranties, Acknowledgements, Agreements and Instructions carefully before completing this Letter of Transmittal.
Completed and signed originals of this Letter of Transmittal, original certificates for shares of Common Stock and Preferred Stock and any other required documents, should be sent and delivered to the Company’s Chief Executive Officer as follows:
CLP Towne Inc.
24805 U.S. 20 West
South Bend, IN 46628
Attn: Chief Executive Officer
Telephone: (___) ___-____

Delivery of this Letter of Transmittal to an address other than as specified above will not constitute valid delivery.

Please complete and sign this Letter of Transmittal where indicated below and complete the substitute Form W-9 provided below.

Capitalized terms used and not otherwise defined in this Letter of Transmittal shall have the same meanings ascribed to them in the Merger Agreement, a copy of which is being delivered to you herewith.

LETTER OF TRANSMITTAL

Ladies and Gentlemen:
In connection with the merger of MergerCo with and into the Company (the “Merger”), and pursuant to the Merger Agreement, including Section 2.2 thereof, the undersigned, as the registered holder(s) of the certificate(s) (each, a “Certificate”) representing shares of Preferred Stock and/or Common Stock described in Box A and Box B below, encloses herewith and irrevocably surrenders the Certificates listed below. For purposes of this Letter of Transmittal, the “undersigned” includes any joint owners of the Certificates listed below.

You are hereby authorized and instructed to cause the amounts payable to the undersigned pursuant to the Merger Agreement in respect of the Certificates surrendered herewith to be delivered to the undersigned pursuant to the wire transfer instructions below (or, if no such instructions are provided, by check payable to the order of the undersigned and delivered to the address of the undersigned as set forth in Box A and/or Box B below). The undersigned acknowledges and agrees that all merger consideration delivered hereunder shall be net of all holdbacks, escrow amounts, adjustments and other items specified in the Merger Agreement.

WIRE TRANSFER INSTRUCTIONS:

Payee Name:
Account Number:
Bank Name:
Bank Address:
ABA Number:
Other:

SHARES OF PREFERRED STOCK:

BOX A: DESCRIPTION OF STOCK CERTIFICATE(S) SURRENDERED
Name(s) and Address(es) of Registered Holder(s) (Please fill in exactly as name appears on Stock Certificate(s))	Stock Certificate(s) and Number of Share(s) (attach additional signed list, if necessary)
	Certificate Number	Total Number of Shares of Preferred Stock Represented by the Certificate

If any Certificates representing any shares of Preferred Stock that you own have been lost, stolen, mutilated or destroyed, check this box. Please promptly notify the Company at the address listed above for instructions as to the procedure to be followed in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, mutilated or destroyed Certificates have been followed.

SHARES OF COMMON STOCK:

BOX B: DESCRIPTION OF STOCK CERTIFICATE(S) SURRENDERED
Name(s) and Address(es) of Registered Holder(s) (Please fill in exactly as name appears on Stock Certificate(s))	Stock Certificate(s) and Number of Share(s) (attach additional signed list, if necessary)
	Certificate Number	Total Number of Shares of Common Stock Represented by the Certificate

If any Certificates representing any shares of Common Stock that you own have been lost, stolen, mutilated or destroyed, check this box. Please promptly notify the Company at the address listed above for instructions as to the procedure to be followed in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, mutilated or destroyed Certificates have been followed.
__________________
UNDERTAKINGS BY THE UNDERSIGNED
The undersigned will, upon request, execute and deliver any additional documents necessary or desirable to complete the transfer and exchange of the Certificates. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned.
CERTAIN ACKNOWLEDGEMENTS AND AGREEMENTS
The undersigned hereby acknowledges, agrees, confirms, represents, warrants, covenants and agrees for the benefit of Parent and the Company as follows:

(i)	the undersigned has full power and authority to submit, sell, assign and transfer all Certificates referenced herein and all securities represented thereby;

(ii)
(a) the undersigned is the record and beneficial owner of, and now has and at the Closing will have good, valid and marketable title to, the shares of Preferred Stock and/or Common Stock referenced herein, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever that were or are applicable to such Preferred Stock and/or Common Stock, (b) the undersigned’s principal residence or place of business, as applicable, is the address set forth above in Box A and/or Box B above, and (c) the undersigned will not take any action (or fail to take any action) prior to the Closing that would cause the representations set forth in this clause (ii) to become incorrect in any respect;

(iii)
the undersigned has duly and validly authorized, by all necessary action on the part of the undersigned (none of which actions have been modified or rescinded, and all of which actions are in full force and effect) the execution, delivery and performance of this Letter of Transmittal by the undersigned, the fulfillment of and compliance with the respective terms and provisions hereof and the due consummation of the transactions contemplated hereby;

(iv)
the undersigned ratifies, accepts and agrees to the appointment of ZM Private Equity Fund I, L.P. to act as the Equity Holders’ Representative pursuant to Section 6.9 of the Merger Agreement and the Equity Holders’ Representative Agreement;

(v)
this Letter of Transmittal, when executed and delivered by the undersigned in accordance with the terms hereof and the Instructions hereto, constitutes a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms;

(vi)
no person has any right or other claim against Parent, the Company or any other party for any commission, fee or other compensation as a finder or broker in connection with the transaction contemplated by this Letter of Transmittal as a result of any activities or agreement of the undersigned, whether written or oral;

(vii)
the undersigned has reviewed the enclosed copy of Notice of Action by Written Consent and Notice of Appraisal and by the execution and delivery of this Letter of Transmittal and acceptance of the consideration payable to the undersigned pursuant to the Merger Agreement (the “Merger Consideration”), the undersigned irrevocably waives and agrees not to assert any rights or seek statutory appraisal in respect of the undersigned’s shares of Common Stock and/or Preferred Stock pursuant to applicable law;

(viii)
the undersigned confirms that the undersigned has received, reviewed and considered the Merger Agreement, the Equity Holders’ Representative Agreement, the Escrow Agreement and the other attachments and exhibits to the foregoing, copies of which have been provided to the undersigned (collectively, the “Transaction Documents”), and by execution of this Letter of Transmittal, the undersigned agrees to be bound by and to abide by the provisions of the Merger Agreement, the Equity Holders’ Representative Agreement and the Escrow Agreement;

(ix)
effective upon consummation of the Merger in accordance with the Merger Agreement, except for any rights expressly set forth in the Merger Agreement, including, but not limited to, the right to receive the undersigned’s Merger Consideration with respect to the undersigned’s shares of Common Stock and/or Preferred Stock and the rights under the Equity Holders’ Representative Agreement and the Escrow Agreement, forms of which are attached to the Merger Agreement as Exhibits C and D, respectively, the undersigned hereby acknowledges that the undersigned has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the undersigned against the Company or any of its predecessors, successors, assigns, directors, employees, current or former shareholders, affiliates or representatives, or against the Parent or any of its predecessors, successors, assigns, directors, employees, shareholders, affiliates or representatives arising out of or resulting from (a) facts or circumstances occurring at any time on or prior to the date hereof or (b) the undersigned having been a stockholder of the Company. EXCEPT AS PROVIDED IN THE IMMEDIATELY FOLLOWING SENTENCE, THE UNDERSIGNED HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES THE COMPANY, PARENT, MERGERCO, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, DAMAGES, COSTS, EXPENSES, ACTIONS AND CAUSES OF ACTION, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN,

WHICH THE UNDERSIGNED EVER HAD OR NOW HAS AGAINST THE COMPANY, PARENT OR MERGERCO, INCLUDING, BUT NOT LIMITED, CLAIMS ARISING OUT OF OR RESULTING FROM (I) ANY FACTS OR CIRCUMSTANCES OCCURRING AT ANY TIME ON OR PRIOR TO THE DATE HEREOF, OR (II) THE UNDERSIGNED HAVING BEEN A STOCKHOLDER OF THE COMPANY. Notwithstanding the forgoing, the undersigned does NOT release the Company or Parent from (x) claims directly resulting from fraud, (y) the undersigned’s rights expressly set forth in the Merger Agreement, or (z) the Company’s and/or Parent’s obligations under any written agreement to which the Company and/or Parent and the undersigned are parties and which is intended to remain in effect after the effective time of the Merger;

(x)
without limiting the generality of the foregoing clause (viii), by execution of this Letter of Transmittal, the undersigned agrees to become a party to and to be bound by the Equity Holders’ Representative Agreement as a “Securityholder” thereunder, and in the event that the undersigned does not execute and deliver a counterpart signature page to the Equity Holders’ Representative Agreement, the undersigned agrees that the undersigned’s signature on this Letter of Transmittal shall serve to make the undersigned a party as a “Securityholder” under the Equity Holders’ Representative Agreement and to bind the undersigned to the terms, conditions, agreements and covenants of such agreement;

(xi)
with respect to individual or partnership tax and other economic considerations concerning the Merger, and the impact of this Letter of Transmittal and the other Transaction Documents, the undersigned is not relying on Parent, the Company or any other party to the Merger Agreement (or any agent or representative thereof), and the undersigned has carefully considered and has, to the extent the undersigned believes such discussion necessary, discussed with the undersigned’s professional legal, tax, accounting and financial advisors, the impact of the Merger and the Transaction Documents on the undersigned;

(xii)
the undersigned is relying solely on the information contained in this Letter of Transmittal and the other Transaction Documents and the independent investigations made by the undersigned or the undersigned’s advisors, and the undersigned is not relying on any oral or other representations not expressly set forth in this Letter of Transmittal;

(xiii)
all of the representations and warranties of the undersigned set forth herein are correct and complete as of the date hereof, and if there is any material change in such information prior to the Effective Time, or if such representations and warranties become untrue in any respect prior to the Effective Time, the undersigned will immediately notify the Company in writing at the address set forth above;

(xiv)
the undersigned acknowledges that the information contained on the substitute Form W‑9 Request for Taxpayer Identification Number and Certification attached hereto and delivered in connection herewith is true, correct and complete in all respects, and the undersigned understands and agrees that Parent may withhold amounts from the payment otherwise owed to the undersigned pursuant to any applicable federal, state, local or foreign tax law or regulation;

(xv)
by executing and delivering this Letter of Transmittal, the undersigned hereby (a) waives any defect in notice with respect to the Merger and other transactions contemplated by the Merger Agreement and (b) acknowledges and agrees that, from and after the Effective Time, all rights of the undersigned pursuant to any documents or agreements executed in connection with the securities of the Company held by the undersigned shall terminate, regardless of whether the undersigned tenders delivery of the Certificate(s) representing such securities;

(xvi)	the undersigned hereby irrevocably constitutes and appoints ZM Private Equity Fund I, L.P. as the undersigned’s attorney-in-fact, with full power of substitution and authority on the undersigned’s behalf, to transfer and cancel the securities represented by the Certificate(s) tendered herewith on the books of the Company (regardless of whether the undersigned tenders the Certificate(s) for such securities as contemplated herein) pursuant to and in connection with Merger, which power of attorney is coupled with an interest and shall be irrevocable, and by executing this Letter of Transmittal, the undersigned acknowledges and agrees that Parent, MergerCo and any other person or entity shall be entitled to rely on any and all actions taken by the Equity Holders’ Representative under the Merger Agreement, the Equity Holders’ Representative Agreement and the Escrow Agreement without any liability to, or obligation to inquire of, any of the former holders of securities of the Company, including the undersigned;

(xvii)
the undersigned hereby acknowledges and agrees that: (a) Parent and Merger Sub have conditioned their obligation to consummate the Merger upon their receipt of executed copies of Letters of Transmittal in the form attached to the Merger Agreement (which Letters of Transmittal include, as a necessary and essential part thereof, certain releases, waivers and joinders) from holders of not less than a specified percentage of the issued and outstanding Common Stock and Preferred Stock of the Company; (b) if a holder of Common Stock or Preferred Stock objects to a release, waiver or joinder set forth in a Letter of Transmittal, they may contact the Company and ask to receive an alternative form for use in submitting their securities for payment, but in doing so they may cause the Company to fail a closing condition set forth in the Merger Agreement and may cause the Merger to not be consummated; and (c) if this Letter of Transmittal is delivered by or on behalf of the undersigned at or before the Closing, Parent and Merger Sub will rely to their detriment on the validity and binding nature of this Letter of Transmittal on the undersigned (including the waivers, releases and joinders set forth herein) in proceeding with the consummation of the Merger; and

(xviii)
the undersigned hereby acknowledges that the provisions of this Letter of Transmittal and the provisions of the Merger Agreement will be binding on the undersigned irrespective of whether such provisions are binding on the other undersigned parties hereto or the other stockholders of the Company.

MISCELLANEOUS

This Letter of Transmittal and all other documents and instruments required hereby should be delivered to the Company’s Chief Executive Officer at the following address for receipt:
CLP Towne Inc.
24805 U.S. 20 West
South Bend, IN 46628
Attn: Chief Executive Officer
Telephone: (___) ___-____

Delivery may be made in the self-addressed, pre-paid Federal Express envelope included herewith. HOWEVER, PLEASE NOTE THAT DELIVERY BY ANY METHOD, INCLUDING BY MEANS OF THE ENCLOSED FEDERAL EXPRESS ENVELOPE, IS ENTIRELY AT YOUR RISK. ACCORDINGLY, IF YOU DESIRE TO USE AN ALTERNATIVE METHOD OF DELIVERY, SUCH AS REGISTERED OR CERTIFIED MAIL, YOU MAY DO SO AT YOUR DISCRETION.
Unless and until you surrender your Certificates to the Company at the above address, no merger consideration of any kind payable to holders of record of shares of Preferred Stock and Common Stock will be paid to you. No interest will accrue on any payment due.
Please sign this Letter of Transmittal where indicated below and complete the substitute Form W-9 provided below.
Please read the accompanying Instructions carefully.

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

**********IMPORTANT – SIGN HERE**********
(Also Complete Substitute Form W-9 Below)

THE UNDERSIGNED HEREBY ISSUES THE INSTRUCTIONS ABOVE AND REPRESENTS, WARRANTS AND AGREES, FOR THE BENEFIT OF PARENT AND THE COMPANY, AS SET FORTH UNDER THE HEADING “CERTAIN ACKNOWLEDGEMENTS AND AGREEMENTS.”*

X
(Signature of Holder)

Name:
Address (Including zip code):
Area Code and Telephone No.:
Social Security No.:
Dated: _____________________, 2015

X
(Signature of Holder)

Name:
Address (Including zip code):
Social Security No.:
Dated: _____________________, 2015

   Must be signed by registered holder(s) exactly as name(s) appears on the Certificate(s) surrendered herewith. If signature is by trustee, executor, administrator, guardian, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title. (See Instruction 4.)

Name of Entity:
(Please type or print)
By:
Name:
Capacity (Full Title):

Address (Including zip code):

Area Code and Telephone No.:
Tax Identification No.:
Dated: _____________________, 2015

* If securities are held jointly, all joint owners should be listed and must sign. If securities are held jointly, list first and circle the name of the person whose taxpayer identification number you enter in the attached substitute Form W‑9 (see the enclosed Guidelines for Certification of Taxpayer Identification Number on substitute Form W-9 for guidance as to which taxpayer identification number to report). Unless otherwise specified, all consideration to which the holder(s) is (are) entitled pursuant to the Merger Agreement will be wired pursuant to the Wire Transfer Instructions provided above, or, in the absence of such instructions, forwarded by check to the holder(s) at the address(es) as reflected in Box A and/or Box B above. If you hold Certificates that are titled in more than one way, please complete a separate Letter of Transmittal for each Certificate.

Annex 1
Space for Additional Information

Please use this sheet (or one or more manually signed copies of this sheet, as necessary) if the space provided in any item of this Letter of Transmittal is inadequate. If you use this sheet (or a copy of this sheet) you must sign it as instructed in the Instructions to this Letter of Transmittal. If signed in accordance with those Instructions, this sheet (and each manually signed copy of this sheet) will form part of this Letter of Transmittal.

SIGNATURE

X                             X
(Signature of Holder)                    (Signature of Holder) (if required)
Dated: _____________________, 2015            Dated: _____________________, 2015
Name:                             Name:
(Please type or print)                     (Please type or print)

Name of Entity:
(Please type or print)

By:
Name:
Capacity (Full Title):
Dated: _____________________, 2015

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number (TIN) and Certification	Name: Business name (if different): Address (include zip code):	Individual/Sole proprietor Partnership Corporation Other (specify) Exempt from backup withholding Exemption from FATCA reporting code (if any)
PART I. TAXPAYER IDENTIFICATION NUMBER (TIN)
Please provide your Taxpayer Identification Number in the space at right and certify by signing and dating below. If awaiting a TIN, write “Applied For.”		SSN: or EIN:
PART II. CERTIFICATION
Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me); and
(2) I am not subject to backup withholding either because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. citizen or other U.S. person; and
(4) The FATCA codes(s) entered on this Form (if any) indicating that I am exempt from FATCA reporting is correct.

CERTIFICATION INSTRUCTIONS--You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.

Signature

Date:            , 2015

NOTE:
FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN IRS PENALTIES AND BACKUP WITHHOLDING WITH RESPECT TO ANY PAYMENTS MADE TO YOU. YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING (OR WILL SOON APPLY FOR) A TAXPAYER IDENTIFICATION NUMBER.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, a portion of all reportable payments made to me will be withheld until I provide a taxpayer identification number to the payer and that, if I do not provide my taxpayer identification number within 60 days, such retained amounts will be remitted to the Internal Revenue Service as backup withholding.

Signature

Name (Please Print)            Date:                 , 2015

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL
Forming Part of the Terms and Conditions of the Letter of Transmittal

1.
Delivery of Letter of Transmittal and Certificates. Surrendered Certificates, as well as this Letter of Transmittal (or a manually signed facsimile hereof), properly completed and duly executed, and any other documents required by this Letter of Transmittal, must be received at the address of the Company, which is:

CLP Towne Inc.
24805 U.S. 20 West
South Bend, IN 46628
Attn: Chief Executive Officer
Telephone: (___) ___-____

If Certificates are forwarded in separate deliveries to the above address, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.
Delivery may be made in the pre-addressed, pre-paid Federal Express envelope included herewith. HOWEVER, PLEASE NOTE THAT DELIVERY BY ANY METHOD, INCLUDING BY MEANS OF THE ENCLOSED FEDERAL EXPRESS ENVELOPE, IS ENTIRELY AT YOUR RISK. ACCORDINGLY, IF YOU DESIRE TO USE AN ALTERNATIVE METHOD OF DELIVERY, SUCH AS REGISTERED OR CERTIFIED MAIL, YOU MAY DO SO AT YOUR DISCRETION.
Delivery will be deemed made only when actually received by the Company’s Chief Executive Officer at the above address. Sufficient time should be allowed to assure timely delivery. Delivery of this Letter of Transmittal to an address other than the address above will not constitute a valid delivery.

2.
Transfer Powers. Assuming that the Certificate(s) physically surrendered with this Letter of Transmittal is/are registered in the name of the person submitting this Letter of Transmittal, the Certificate(s) need not be endorsed or accompanied by any instrument of assignment or transfer other than this Letter of Transmittal. If this is not the case, please contact us using the contact information specified above. See also Instruction 4.

3.
Inadequate Space. If the space provided in any item of this Letter of Transmittal is inadequate, the requested information should be listed on a separate signed schedule in the form attached hereto as Annex 1.

4.
Signatures on Letter of Transmittal. This Letter of Transmittal must be signed by the registered holder(s) of the Certificate(s) surrendered hereby, and the signature(s) on this Letter of Transmittal must exactly correspond to the name(s) as written on the face of the Certificate(s) without alteration or any other change whatsoever.

If any of the Certificates surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If the registered holder is a resident of a state recognizing community property, such as Texas or California, the spouse of the registered holder must sign this Letter of Transmittal as well.

If any of the Certificates are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different names and Certificates.
If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation, limited liability company, partnership, or other entity on behalf of that entity or any person acting in a fiduciary or representative capacity, such person must indicate the full legal title or capacity in which such person is signing, and submit proper evidence satisfactory to Parent of such person’s appointment and authority to act in such capacity as well as evidence of the authority of the person making such execution to assign, sell or transfer shares.
If any Certificate has been transferred or assigned and a new Certificate has not yet been received in the name of the transferee or assignee, this Letter of Transmittal must be signed by the transferee or assignee or by his or her agent, and should not be signed by the transferor or assignor.

5.
Inquiries and Requests for Assistance or Additional Copies. Any questions and requests for assistance may be directed to the Company’s Chief Executive Officer at his telephone number and address set forth in Instruction 1 above. Requests for additional copies of this Letter of Transmittal may be directed to the Company’s Chief Executive Officer at his telephone number and address set forth in Instruction 1 above.

6.
Backup Federal Income Tax Withholding and Substitute Form W-9. Under the “backup withholding” provisions of U.S. federal tax law, Parent may be required to withhold 28% of the payments in respect of surrendered Certificates. To prevent backup withholding, each surrendering holder should complete and sign the substitute Form W-9 above, and either: (a) provide the holder’s correct taxpayer identification number (“TIN”) and certify, under penalties of perjury, that the TIN provided is correct (or that such holder is awaiting a TIN), that the holder is a U.S. person (or a U.S. resident alien) and that (i) the holder has not been notified by the Internal Revenue Service (“IRS”) that the holder is subject to backup withholding as a result of failure to report all interest or dividends, or (ii) the IRS has notified the holder that the holder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption. If “Applied For” is written in Part I of the substitute Form W-9, Parent will retain 28% of any payment during the 60-day period following the date of the substitute Form W-9. If the holder furnishes Parent with his, her or its TIN within 60 days of the date of the substitute Form W-9, Parent will remit such amount retained during the 60-day period to the holder, and no further amounts will be retained or withheld from any payment made to the holder thereafter. If, however, the holder has not provided Parent with his or her TIN within such 60-day period, Parent will remit such previously retained amounts to the IRS as backup withholding and shall withhold 28% of any payment for the surrendered Certificates made to the holder thereafter unless the holder furnishes a TIN to Parent prior to any such subsequent payment. In general, a U.S. individual’s TIN is the individual’s Social Security Number. If Parent is not provided with the correct TIN or an adequate basis for exemption, the holder may be subject to a $50 penalty imposed by the IRS and backup withholding at a rate of 28%.

Failure to complete the substitute Form W-9 will not, by itself, cause the Certificates to be deemed invalidly delivered, but may require Parent to withhold 28% of the amount of any payments for such Certificates. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided the appropriate returns are filed with the IRS.

7.
Federal and State Income Tax Withholding. Parent may withhold, on behalf of the Company, federal and state income tax required to be withheld under applicable law from the amounts payable under the Merger Agreement.

EXHIBIT D

EQUITY HOLDERS’ REPRESENTATIVE AGREEMENT

This EQUITY HOLDERS’ REPRESENTATIVE AGREEMENT (the “Agreement”), effective as of __________, 2015, is entered into by and among ZM Private Equity Fund I, L.P., a Delaware limited partnership (“the Equity Holders’ Representative”), and the entities and individuals that are listed on the signature pages attached hereto and/or that join in this Agreement by execution of a separate instrument as contemplated by Section 3.8 hereof (each individually a “Securityholder” and collectively, the “Securityholders”).

RECITALS
WHEREAS, the Securityholders hold issued and outstanding Common Stock of CLP Towne Inc., a Delaware corporation (“Towne”);
WHEREAS, Forward Air, Inc., a Tennessee corporation (“Parent”), intends to acquire all of the issued and outstanding capital stock of Towne pursuant to the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of February 4, 2015, by and among Parent, FAC Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), Towne and certain Securityholders (as amended from time to time, the “Merger Agreement”); and
WHEREAS, the Securityholders wish to confirm the appointment of the Equity Holders’ Representative as their representative with the power and authority to negotiate and enter into agreements with Parent and make determinations on the Securityholders’ behalf in connection with the Merger Agreement, the Escrow Agreement and related documents and agreements, which determinations shall be binding on all of the Securityholders.
NOW, THEREFORE, in consideration of the promises and of the terms and conditions contained herein, the parties hereto agree, intending to be legally bound, as follows:
ARTICLE I
CONFIRMATION OF APPOINTMENT BY MERGER AGREEMENT
Section 1.1    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
Section 1.2    Grant of Authority. From the date of this Agreement, the Equity Holders’ Representative and any of its successors, acting as hereinafter provided, is fully authorized and empowered to act for and on behalf of the Securityholders, and any of them, as their attorney‑in‑fact with respect to the matters contemplated by the Merger Agreement and the Escrow Agreement, and the Securityholders acknowledge and agree that such appointment is coupled with an interest, shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any Securityholder and, except as set forth in Section 1.4 below, is irrevocable. The Securityholders further recognize and intend that this power of attorney may be delegated by the Equity Holders’ Representative. All of the Securityholders shall be bound by all agreements and determinations made by the Equity Holders’ Representative under the Merger Agreement and the Escrow Agreement. In this regard the Equity Holders’ Representative shall have full and complete authorization and authority, in the name and on behalf of the Securityholders, to:
(a)    Receive all notices or documents given by, or to be given to, the Securityholders or the Equity Holders’ Representative pursuant to the Merger Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement, and receive and accept service of legal process in connection with any suit or proceeding arising under the Merger Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement;

(b)    Engage and pay or cause to be paid counsel, accountants, consultants, experts, advisors, agents and other advisors and representatives and incur and pay or cause to be paid such other expenses in connection with the Merger Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement as the Equity Holders’ Representative may in its sole discretion deem appropriate;

(c)    Take such actions as the Equity Holders’ Representative is authorized to take under the Merger Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement, including distributing funds to the Securityholders in accordance with the Escrow Agreement, providing W-9 information to the Escrow Agent with respect to each of the Securityholders and providing information to the Escrow Agent regarding the interest paid to each Securityholder upon a distribution of funds to the Securityholder in accordance with the Escrow Agreement;

(d)    Dispute or refrain from disputing any claim made by Parent or MergerCo under the Merger Agreement and/or the Escrow Agreement, including any indemnification claim, and interpret on behalf of the Securityholders all the terms and provisions of this Agreement, the Merger Agreement, the Escrow Agreement and any other Transaction Document, and to consent to any amendment hereof or thereof on behalf of the Securityholders in its capacity as Equity Holders’ Representative;

(e)    Negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under, the Merger Agreement and/or the Escrow Agreement and execute and deliver on behalf of the Securityholders, and to bind the Securityholders to, any release or other document with respect to such dispute or remedy;

(f)    Give such instructions and do such other things and refrain from doing such other things as the Equity Holders’ Representative shall deem necessary or appropriate to carry out the provisions of the Merger Agreement and/or the Escrow Agreement, including authorizing the payment, retention or disbursement of the Holdback Amount, the Escrow Fund or any part or portion thereof, including paying or disbursing all or a portion of the Holdback Amount with respect to any indemnification claim made under the Merger

Agreement with respect to which an Indemnifying Equity Holder is liable, without regard to whether any other Securityholder is liable therefor;

(g)    Waive any inaccuracies in the representations or warranties of Parent or MergerCo contained in the Merger Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement or waive any other condition to the Closing on behalf of the Securityholders; and

(h)    Agree in its discretion with Parent to amend, from time to time, the Merger Agreement, the Escrow Agreement or any other document delivered in connection with the transactions contemplated by the Merger Agreement.

Parent shall be entitled to rely in all respects upon the decisions and actions of the Equity Holders’ Representative taken in compliance with the authority delegated to the Equity Holders’ Representative under this Agreement and/or the Merger Agreement. Any action taken by the Equity Holders’ Representative pursuant to the authority granted in this Agreement and/or in the Merger Agreement shall be effective and absolutely binding as the action of each and every one of the Securityholders, and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same. It being understood and agreed that Parent’s sole obligation with respect to the Holdback Amount shall be Parent’s obligation to pay the Holdback Amount to the Equity Holders’ Representative in accordance with Section 2.9 of the Merger Agreement at the Closing, and following such payment, Parent shall have no further obligation with respect to the payment or delivery of such Holdback Amount and shall have no liability to any Person if such amounts are not delivered to the Person or Persons entitled to same by the Equity Holders’ Representative as required.

The Equity Holders’ Representative will have the sole and exclusive authority to assert and address any claim referenced above against, for or on behalf of the Securityholders, and no Securityholder will have any right to act on his, her or its own behalf with respect to any such matter, other than any claim or dispute against the Equity Holders’ Representative. All actions, notices, communications and determinations by the Equity Holders’ Representative in connection with carrying out such functions shall conclusively be deemed to have been authorized and approved by, and shall be binding upon, the Securityholders.

Section 1.3    Appointment of the Equity Holders’ Representative. By executing this Agreement, the Equity Holders’ Representative hereby (i) accepts its appointment and authorization to act as the Equity Holders’ Representative as attorney‑in‑fact and agent on behalf of the Securityholders in accordance with the terms of the Merger Agreement, the Escrow Agreement and the terms hereof and (ii) agrees to perform its obligations under, and otherwise comply with, the Merger Agreement, the Escrow Agreement and the terms hereof. By executing this Agreement, each of the Securityholders hereby agrees to the appointment and authorization of the Equity Holders’ Representative to act as the attorney‑in‑fact and agent on behalf of such Securityholder in accordance with the terms of the Merger Agreement, the Escrow Agreement and this Agreement.
Section 1.4    Successors to the Equity Holders’ Representative. The agency of the Equity Holders’ Representative may only be changed by the Securityholders, at any time or from time to time, upon the vote or written consent of the Securityholders that owned more than [66%] of the Common Stock immediately prior to the Effective Time (the “Required Holders”). Notwithstanding the foregoing, any vacancy in the position of the Equity Holders’ Representative, whether due to death, disability, inability to fulfill the responsibilities hereunder, or for any other reason, shall be promptly filled by the vote of the Required Holders, as contemplated by the previous sentence. Any such successor shall succeed the prior Equity Holders’ Representative as the Equity Holders’ Representative hereunder and under the Merger Agreement and the Escrow Agreement. Written notice of any such resignation, removal or appointment of an Equity Holders’ Representative shall be delivered by the Equity Holders’ Representative to Parent promptly after such action occurs or is taken.
Section 1.5    Miscellaneous. No bond shall be required of the Equity Holders’ Representative, and the Equity Holders’ Representative shall not receive any compensation for its services. Notices or communications to or from the Equity Holders’ Representative shall constitute valid notice to or from the Securityholders.
ARTICLE II
LIMITED LIABILITY; ORDERS; RELIANCE; INDEMNIFICATION; EXPENSES
Section 2.1    Limited Liability; Orders. The Equity Holders’ Representative shall not be liable for any act done or omitted hereunder as the Equity Holders’ Representative while acting in good faith. The Equity Holders’ Representative, in its capacity as Equity Holders’ Representative, shall have no liability for any claims for indemnification, compensation or reimbursement under the Merger Agreement or the Escrow Agreement. The Equity Holders’ Representative is authorized, in its sole discretion, to comply with final, non-appealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Holdback Amount and the Escrow Fund. If any portion of the Holdback Amount or the Escrow Fund is disbursed to the Equity Holders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Equity Holders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Equity Holders’ Representative complies with any such order, writ, judgment or decree, it shall not be liable to any Securityholder or to any other person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.
Section 2.2    Reasonable Reliance. In the performance of its duties and exercise of its rights under this Agreement, the Merger Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement, the Equity Holders’ Representative shall be entitled to rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any party to this Agreement, the Merger Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement. The Equity Holders’ Representative may assume that any person purporting to give any notice in accordance with the provisions of this Agreement, the Merger Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement has been duly authorized to do so. The Equity Holders’ Representative will at all times be entitled to rely on any directions received from the Required Holders; provided, however, that the Equity Holders’ Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Equity Holders’ Representative based upon any such direction.
Section 2.3    Indemnification. The Equity Holders’ Representative shall be indemnified by the Securityholders for, and shall be held harmless by the Securityholders against, any loss, liability or expense incurred by the Equity Holders’ Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, members, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Equity Holders’ Representative’s conduct as Equity Holders’ Representative, including the reasonable fees and expenses of any legal counsel retained by the Equity Holders’ Representative, other than losses, liabilities or expenses resulting from the Equity Holders’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement, the Merger Agreement and the Escrow Agreement. This indemnification shall survive the Closing and the termination of this Agreement, the Merger Agreement and the Escrow Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid (i) first, from the Holdback Amount, (ii), then, once such funds are exhausted, from the Escrow Fund out of amounts otherwise payable to the Securityholders to the extent funds remain in the Escrow Fund after all payments to Parent have been paid in accordance with the Merger Agreement and the Escrow Agreement and (iii) thereafter, by the Securityholders in accordance with their respective Securityholder’s Pro Rata Portion (as defined below). The Equity Holders’ Representative may, in all questions arising under the Merger Agreement, this Agreement, the Escrow Agreement and/or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Equity Holders’ Representative in accordance with such advice of counsel, the Equity Holders’ Representative shall not be liable to any Securityholder. “Securityholder’s Pro Rata Portion” means, with respect to each Securityholder, the percentage derived by dividing (i) the Common Stock Total Merger Consideration received by each such Securityholder by (ii) the Common Stock Total Merger Consideration received by all Securityholders in the aggregate.
Section 2.4    Reimbursement of Expenses. The Securityholders hereby authorize the Equity Holders’ Representative to withhold the Holdback Amount in accordance with the terms of the Merger Agreement. If the funds in the Holdback Amount are exhausted, the Equity Holders’ Representative shall be entitled to withdraw cash amounts payable to the Securityholders from the Escrow Fund in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Equity Holders’ Representative in performing its duties under this Agreement, the Merger Agreement, the Escrow Agreement and/or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement. In the event amounts held in the Escrow Fund are to be distributed to the Securityholders and at the time of such distribution the Equity Holders’ Representative reasonably believes that it will incur future out of pocket fees and expenses in connection with its duties under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement, the Equity Holders’ Representative shall be entitled to reserve an amount out of the funds to be delivered to the Securityholders that it believes is reasonably necessary to cover such future fees and expenses. Notwithstanding the foregoing, the Equity Holders’ Representative shall not be limited to the Holdback Amount or the amounts distributed to the Securityholders from the Escrow Fund to satisfy the indemnification or reimbursement obligations set forth in this Article II, and, at the Equity Holders’ Representative’s election, the Equity Holders’ Representative may seek cash from the Securityholders in satisfaction of any such indemnification or reimbursement obligations based on their respective Securityholder’s Pro Rata Portion; it being understood and agreed that the Equity Holders’ Representative (for itself, and for its partners, members, officers, managers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts, advisors, consultants, agents and other representatives) incurred by the Equity Holders’ Representative in such capacity (or any of its officers, directors, partners, members, managers, employees, counsel, experts, advisors, consultants, agents or other representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Equity Holders’ Representative (except for those arising out of the Equity Holders’ Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation, defense, settlement or adjudication of claims. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Equity Holders’ Representative or any Securityholder for any purpose of U.S. federal or state Law, including federal or state Tax purposes. Neither the Equity Holders’ Representative nor any of its Affiliates owes any fiduciary or other duty to any Securityholder.
Section 2.5    Return of Remaining Funds in Holdback Amount. If, upon the payment of all amounts owed to the Equity Holders’ Representative pursuant to this Agreement, there remain funds in the account holding the Holdback Amount, the Equity Holders’ Representative shall disburse such remaining funds and any interest earned thereon to the Common Stockholders in accordance with their Common Stockholder’s Pro Rata Portion.
ARTICLE III
MISCELLANEOUS
Section 3.1    Third Party Beneficiary. The parties acknowledge and agree that Parent, MergerCo, each of their Affiliates and each of their respective directors, officers, employees and agents are intended third party beneficiaries of this Agreement.
Section 3.2    Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via facsimile or telecopy to the party to whom notice is to be given (if receipt is orally confirmed by phone and a confirming copy delivered within 24 hours thereafter in accordance with this Section 3.2), or on the day after delivery by a nationally recognized international courier providing a receipt for delivery and properly addressed. Any party may change his/its address for the purposes of this Section 3.2 by giving notice of the new address to each of the other parties in the manner set forth above. Addresses for notices are set forth on the signature pages to this Agreement with respect to the Equity Holders’ Representative and the Securityholders.
Section 3.3    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with Delaware law without regard to the principles of conflicts of laws.
Section 3.4    Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, references to “hereof,” “herein,” “hereby,” “hereunder” and similar terms shall refer to this entire Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”
Section 3.5    Amendment; Waiver. Except as specifically provided otherwise herein, this Agreement may not be amended, modified or terminated except by an instrument in writing signed by the Equity Holders’ Representative and the Required Holders. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Securityholder unless such amendment, termination or waiver applies to all Securityholders in the same fashion. The parties shall give prompt written notice of any amendment or termination hereof or waiver hereunder to Parent and MergerCo and to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 3.5 shall be binding on all parties hereto, even if they do not consent to such amendment, termination or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.
Section 3.6    Severability. If any term or provision of this Agreement shall to any extent be held to be invalid or unenforceable under applicable law by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible, but in any event this Agreement shall be construed to give effect to the purposes and intents indicated herein to the fullest practicable extent, whether or not the parties are able to effect such modification to this Agreement.
Section 3.7    Further Assurances. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
Section 3.8    Entire Agreement; Counterparts. This Agreement, the Merger Agreement, the Escrow Agreement and any other agreement entered into in connection with the Merger Agreement represent the complete agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings. Nothing in this Section 3.8 shall exclude or restrict the liability of any party arising out of fraud, fraudulent misrepresentation or fraudulent concealment. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Without limiting the generality of the foregoing, it is explicitly understood and agreed that Securityholders may, as holders of the Common Stock of Towne, become parties to and be and become bound by this Agreement by their execution and delivery of a Letter of Transmittal that states that, by execution thereof, they shall become a party this Agreement and, in such event, each such Securityholder’s signature on such Letter of Transmittal shall be and serve as a counterpart signature page to this Agreement.
Section 3.9    Pronouns. Whenever the context of this Agreement permits, the masculine or neuter gender shall include the feminine, masculine and neuter genders, and any reference to the singular or plural shall be interchangeable with the other.
Section 3.10    Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties below have executed this Agreement, or have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

ZM Private Equity Fund I, L.P., as the Equity Holders’ Representative

By:
Name:
Title:

SECURITYHOLDERS:

ZM Private Equity Fund I, L.P

By:
Name:
Title:

ZM Private Equity Fund II, L.P

By:
Name:
Title:

Centre Lane Towne Co-Investment Partners, LLC

By:
Name:
Title:

Counterpart signature pages for the other Securityholders to be attached
(including signature pages to Letters of Transmittal delivered by the Securityholders to Parent under the Merger Agreement).

EXHIBIT E
RESTRICTIVE COVENANTS AGREEMENT
This RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is made and entered into as of _______________, 2015, by and between Forward Air Corporation, a Tennessee corporation (“Forward Air”), and ________________________, a Delaware _______________ (the “Restricted Party”).
WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger dated February 4, 2015 by and among CLP Towne Inc., a Delaware corporation (the “Company”), Forward Air, Inc., a Tennessee corporation and wholly-owned subsidiary of Forward Air (“Parent”), FAC Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), ZM Private Equity Fund I, L.P., as the Equity Holders’ Representative, and certain equity holders of the Company set forth on the signature pages thereto (the “Merger Agreement”); and
WHEREAS, pursuant to the Merger Agreement, the Company will merge with and into MergerCo, and the Company will be the surviving corporation (the “Merger”); and
WHEREAS, the Restricted Party is an Equity Holder of Company, and the Restricted Party intends to vote its shares of Common Stock in favor of the Merger and to receive merger consideration on behalf of the Company Stock held by the Restricted Party; and
WHEREAS, the Restricted Party, as a holder of the Company Stock and through its representatives on the Board of Directors of the Company, has been privy to the Company’s trade secrets and other confidential information concerning the Company, including, without limitation, information regarding (a) customers and vendors, (b) products and services (including, without limitation, those under development) and related costs and pricing structures, (c) marketing, finances, accounting and business methods and practices, and (d) similar and related confidential information and trade secrets; and
WHEREAS, Forward Air and the Restricted Party desire to enter into this Agreement in order to (a) maintain the confidentiality of Forward Air’s protected information, (b) provide for certain obligations on the part of the Restricted Party to refrain from competing with Forward Air and soliciting or interfering with Forward Air’s employees and other business relationships at the time of the Closing and for a period of time thereafter as provided herein, and (c) protect Forward Air’s legitimate business interests and goodwill; and
WHEREAS, the Restricted Party acknowledges and agrees that (a) the covenants and agreements set forth in this Agreement are a material inducement to Forward Air, Parent and MergerCo to enter into the Merger Agreement and to consummate Merger and the other transactions contemplated thereby, (b) the Restricted Party’s entry into this Agreement is in connection with and a condition to the Merger and the other transactions contemplated by the Merger Agreement, to which this Agreement is an exhibit, (c) the Restricted Party shall receive substantial direct and indirect benefits by virtue of the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, the receipt of a substantial cash payment for the Company Stock held by the Restricted Party) and (d) Forward Air, Parent and MergerCo would not obtain the benefit of the bargains set forth in the Merger Agreement as specifically negotiated by the parties thereto if the Restricted Party breached the provisions of this Agreement.
NOW, THEREFORE, in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the foregoing recitals and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Forward Air and the Restricted Party hereby agree as follows:

1.Acknowledgments Regarding Covenants. These protective covenants are specifically designed to restrict the Restricted Party’s ability to engage in certain specific business activities that would or might (a) cause competitive injury to Forward Air’s or any of its Subsidiaries’ goodwill, customer relationships, employee relationships or businesses, (b) compromise the Protected Information of Forward Air or any of its Subsidiaries or (c) damage the business reputation of Forward Air or any of its Subsidiaries. The Restricted Party further acknowledges that the legitimate business interests of Forward Air justify the following restrictive covenants, and that each of the following restraints is reasonably necessary to protect Forward Air’s legitimate business interests. The Restricted Party further agrees that the protective covenants are neither overbroad, nor too long, nor otherwise inappropriate, particularly in light of the benefits to the Restricted Party arising out of the Merger Agreement. The Restricted Party acknowledges that the Restricted Party has had an opportunity to review these covenants with the Restricted Party’s counsel, that they were the result of negotiation between the parties, and that the Restricted Party desires to be bound by the covenants, as described in this Agreement, in order to obtain the benefits of the Merger Agreement. In addition, the Restricted Party acknowledges, and it is agreed, that the law applicable to protective covenants associated with ownership of equity interests and the disposition of equity interests shall govern in construing the protective and restrictive covenants made in this Agreement and in the enforcement of the protective and restrictive covenants made in this Agreement.
2.    Covenants Related to Protected Information. The Restricted Party covenants and agrees to keep all Protected Information confidential for the benefit of Forward Air and its Subsidiaries, and as part of that obligation, shall not at any time, either directly, indirectly or through any Person, disclose, divulge, reveal, report, publish, transfer or use any Protected Information without the prior, express, written consent of Chief Executive Officer of Forward Air (the “CEO”) or as permitted pursuant to the Merger Agreement. The Restricted Party further covenants and agrees not to record, copy, adapt or distribute any Protected Information without the prior, express, written consent of the CEO or as permitted by the Merger Agreement.
3.    Covenant Not to Compete. The Restricted Party agrees that during the Applicable Period, the Restricted Party will not, either directly, indirectly or through any Person, as trustee, agent, consultant, stockholder, investor, director, member, partner, or in any other representative capacity, own, operate, manage, control, engage in, invest in, or participate in any manner, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages, or controls, any venture or enterprise that directly or indirectly engages in the Business anywhere in the Restricted Area. The Restricted Party acknowledges that the restrictions set forth in this Section 3 are reasonable, valid, and necessary for the protection of the legitimate interests of Forward Air and each of its Subsidiaries. The parties agree that the Applicable Period with respect to the covenants in this Section 3 shall be extended by any length of time during which the Restricted Party is in breach of the covenants in this Section 3.
4.    Covenant Not to Solicit or Provide Services or Products to Customers. The Restricted Party agrees that during the Applicable Period, the Restricted Party will not solicit, provide services to or for, contract with, lend assistance to or for, consult with or for the benefit of, either directly, indirectly or through any Person, any customers or prospective customers of the Company or any of its Subsidiaries, nor will the Restricted Party solicit any customers of the Company or any of its Subsidiaries to cease doing Business with the Company or any of its Subsidiaries, nor will the Restricted Party solicit any customers of the Company or any of its Subsidiaries to commence doing Business with any other Person where the Company any of its Subsidiaries had the capability to do the work at the time of the solicitation, nor will the Restricted Party enter into any business arrangement which has the effect of diminishing the Company’s or any of its Subsidiaries’ Business with any customers, nor will the Restricted Party solicit Business from any prospective customer of the Company or any of its Subsidiaries of a type or kind that the Company or any of its Subsidiaries performs on a regular basis. The term “solicit” not only is defined as acts or statements of solicitation by the Restricted Party, but also any act or statement whereby the Restricted Party aids or influences others to engage in statements or acts amounting to solicitation. It is the parties’ intent that this provision is to be construed as broadly as possible to protect and preserve the relationships of the Company and its Subsidiaries with their customers within the geographic and temporal scope of this Section 4. The parties agree that the Applicable Period with respect to the covenants in this Section 4 shall be extended by any length of time during which the Restricted Party is in breach of the covenants in this Section 4.
5.    Covenant Not to Solicit Employees. The Restricted Party agrees that during the Applicable Period, the Restricted Party will not hire, retain, contract with, or employ or solicit, encourage, or attempt to persuade any employee of the Company or any of its Subsidiaries or any employee of Forward Air that is engaged in the Business during the Applicable Period (collectively, an “Employee”) to terminate such Employee’s employment with the Company, Forward Air or their Subsidiaries, as applicable, nor will the Restricted Party solicit or attempt to persuade any Employee to accept employment or work for or with any other Person or business, or engage in self-employment, instead of continuing to work for the Company, Forward Air or their Subsidiaries, as applicable, nor will the Restricted Party engage in any oral or written communication with the any of the Employees at all relating to the termination of the Employee’s employment with the Company, Forward Air or their Subsidiaries, as applicable. It is the parties’ intent that the covenants in this Section 5 are to be construed as broadly as possible to protect and preserve the employee relationships of the Company, Forward Air and their Subsidiaries within the geographic and temporal scope of this Section 5. For purposes of the foregoing, an “Employee” will include any person who was an employee of the Company, Forward Air or their Subsidiaries at the time of such solicitation. The parties agree that the Applicable Period with respect to the covenants in this Section 5 shall be extended by any length of time during which the Restricted Party is in breach of the covenants in this Section 5.
6.    Covenant Not to Disparage. The Restricted Party agrees that the Restricted Party during the Applicable Period will not at any time do or say anything that portrays Forward Air, any of its Subsidiaries, and of their Affiliates or any of their respective directors, officers, stockholders, investors, management, employees or business in a negative light. It is the parties’ intent that this covenant is to be construed as broadly as possible to protect the business reputation of Forward Air and each of its Subsidiaries.
7.    Remedies. Forward Air shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including, without limitation, reasonable attorneys’ fees) caused by any breach of any provision of this Agreement by the Restricted Party and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that the Restricted Party’s breach of any term or provision of this Agreement shall materially and irreparably harm Forward Air, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement by the Restricted Party and that Forward Air in its sole discretion and in addition to any other remedies it may have at law or in equity shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement. Forward Air may assign its rights and obligations with respect to the covenants contained in this Agreement, in whole, to the purchaser of all or substantially all of the securities or assets of Forward Air or the Surviving Corporation (including, without limitation, by means of a merger).
8.    Notices. Any notice provided for in this Agreement must be in writing and must be either (i) personally delivered or (ii) sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:
If to Forward Air:

Forward Air Corporation
430 Airport Road
Greeneville, Tennessee 37745

Attn: Michael Hance,
Chief Legal Officer

with copies (which shall not constitute notice) to:

Carlton Fields Jorden Burt, P.A.
1201 W. Peachtree Street N.W., Suite 3000
Atlanta, Georgia 30309-3455
Attention:    James Walker IV

If to the Restricted Party:

At the address set forth on the signature page hereto

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered.
9.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings give to such terms in the Merger Agreement. For the purposes of this Agreement, the following capitalized terms shall have the meanings given to such terms as set forth below:
“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Applicable Period” shall mean five (5) years from the date hereof.
“Business” shall mean cartage and domestic expedited less than truckload (LTL) trucking.
“Forward Air” shall include and be for the benefit of Forward Air and all Subsidiaries and Affiliates of Forward Air, including, without limitation, the Company after the closing under the Merger Agreement.
“Governmental Entity” shall mean (i) any federal, state, local, municipal, foreign or other government, (ii) any governmental or quasi governmental authority of any nature (including, without limitation, any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal), (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including, without limitation, any arbitral tribunal, or (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.
“Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.
“Protected Information” shall mean both trade secrets and “know how” and any and all confidential or proprietary information of Forward or any of its Subsidiaries, in whatever form, whether or not reduced to writing and whether or not registerable, recordable or otherwise protected under applicable patent, copyright, trade secret, trademark or other form of intellectual property law, that the Restricted Party received, received access to, conceived or developed, in whole or in part, either directly, indirectly or through any

Person, in connection with the Restricted Party’s investment in the Company, the Restricted Party’s participation on the Company’s board of directors and involvement in the management of the Company or the Restricted Party’s negotiation of the Merger Agreement and involvement in the Merger and the other transactions contemplated thereby, and regardless of how such information was communicated, disclosed, created, or discovered, including, without limitation, the information and materials described below:

(a)
Marketing plans, techniques and arrangements, referral sources, customer and supplier lists, prospect lists, pricing and mark-up information, customer service plans and techniques, mailing lists, purchasing information, pricing policies, quoting procedures, and other materials or information relating to the business of Forward Air or any of its Subsidiaries and activities and the manner in which Forward Air or any of its Subsidiaries does business;

(b)	Financial information of Forward Air or any of its Subsidiaries, including, without limitation, information relating to profits and losses;

(c)	Any information or materials received by Forward Air or any of its Subsidiaries from third parties in confidence or subject to non-disclosure or similar covenants; and

(d)	Any notes, tapes, reference items, sketches, drawings, memoranda, analyses, compilations, studies, summaries, and other material relating to Protected Information, however documented.
Notwithstanding anything to the contrary, Protected Information shall not include any information that is or becomes publicly known (other than information that becomes so known as a result of any breach by the Restricted Party of this Agreement).
“Restricted Area” shall mean and include the United States.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or governing body thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the sole, or a majority of the, managing director(s), managing member(s), manager(s), board of managers or general partner of such limited liability company, partnership, association or other business entity.

10.    General Provisions.
(a)    Authority. Each party represents, warrants and agrees that (i) it has all requisite power and authority to execute and deliver this Agreement and to take the actions contemplated by this Agreement and (ii) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
(b)    Absence of Conflicting Agreements. The Restricted Party hereby warrants and covenants that (i) the Restricted Party’s execution, delivery and performance of this Agreement do not and shall not result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Restricted Party is subject, (ii) the Restricted Party is not a party to or bound by any management or other services agreement, non-compete agreement, confidentiality agreement or other agreement with any other Person or entity that might conflict with the provisions of this Agreement, and (iii) upon the execution and delivery of this Agreement by Forward Air, this Agreement shall be the valid and binding obligation of the Restricted Party, enforceable in accordance with its terms.
(c)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of Section 2, Section 3, Section 4, Section 5, Section 6 or Section 7 of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in Section 2, Section 3, Section 4, Section 5, Section 6, or Section 7 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
(d)    Savings Clause. This Agreement contains independent obligations of the Restricted Party and do not preempt or supersede any similar obligations to which the Restricted Party may be subject or bound in connection with the Restricted Party’s ownership interest in Forward Air, provisions of services to Forward Air or any other Person or otherwise.
(e)    Counterparts. This Agreement may be executed in separate counterparts (including, without limitation, by facsimile or electric transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(f)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Forward Air and the Restricted Party and their respective successors and assigns; provided that the rights and obligations of the Restricted Party under this Agreement may not be assigned or delegated without the prior written consent of the CEO.
(g)    Choice of Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.
(h)    Attorney’s Fees. The prevailing party in an action brought under this Agreement shall be entitled to an award of a reasonable attorney’s fees and costs of action.

(i)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Forward Air and the Restricted Party.
Signatures on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Restrictive Covenants Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

FORWARD AIR

FORWARD AIR CORPORATION

By:
Name:    Matthew J. Jewell
Title:     Executive Vice President – Intermodal Services

RESTRICTED PARTY

[_____________________________]

By:
Name:
Title:

Address:

______________________________________

______________________________________

______________________________________

Signature Page to Restrictive Covenants Agreement - [Insert name of Restricted Party]